Exhibit 99.1

Bristow Group Inc. and Subsidiaries

Consolidated Financial Statements

For the fiscal year ended March 31, 2020

KPMG LLP 811 Main Street Houston, TX 77002

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Bristow Group Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bristow Group Inc. and subsidiaries (the Company) as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ investment and redeemable noncontrolling interest for the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor) and for each of the years in the two-year period ended March 31, 2019 (Predecessor), and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), and the results of its operations and its cash flows for the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor) and for each of the years in the two-year period ended March 31, 2019 (Predecessor), in conformity with U.S. generally accepted accounting principles.

Basis of Presentation

As discussed in Note 1 to the consolidated financial statements, on October 8, 2019, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming the Company’s amended plan for reorganization under Chapter 11 of the Bankruptcy Code, which became effective on October 31, 2019. Accordingly, the accompanying consolidated financial statements as of March 31, 2020 and for the Successor period have been prepared in conformity with Accounting Standards Codification 852, Reorganizations, for the Successor as a new reporting entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Note 1.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases as of April 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and subsequent amendments thereto.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2003.

Houston, Texas
June 11, 2020

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
	Five Months	Seven Months
	Ended	Ended	Fiscal Year Ended March 31,
	March 31,	October 31,
	2020	2019	2019	2018
		(In thousands, except per share amounts)
Gross revenue:
Operating revenue from non-affiliates	$444,402	$692,305	$1,259,529	$1,317,295
Operating revenue from affiliates	23,323	30,614	48,378	56,142
Reimbursable revenue from non-affiliates	18,038	34,304	61,755	60,538
	485,763	757,223	1,369,662	1,433,975
Operating expense:
Direct cost	370,741	574,216	1,079,747	1,123,287
Reimbursable expense	17,683	33,023	59,482	59,346
Pre-petition restructuring charges	—	13,476	—	—
Depreciation and amortization	28,238	70,864	124,899	124,042
General and administrative	71,413	88,555	182,113	184,987
	488,075	780,134	1,446,241	1,491,662
Loss on impairment	(9,591)	(62,101)	(117,220)	(91,400)
Loss on disposal of assets	(451)	(3,768)	(27,843)	(17,595)
Earnings from unconsolidated affiliates, net of losses	7,262	6,589	4,317	18,699
Operating loss	(5,092)	(82,191)	(217,325)	(147,983)
Interest expense, net	(22,302)	(127,836)	(110,076)	(77,060)
Reorganization items, net	(7,232)	(617,973)	—	—
Loss on sale of subsidiaries	—	(55,883)	—	—
Change in fair value of preferred stock derivative liability	184,140	—	—	—
Other expense, net	(9,956)	(3,501)	(8,898)	(2,957)
Income (loss) before provision for income taxes	139,558	(887,384)	(336,299)	(228,000)
Benefit (provision) for income taxes	(482)	51,178	161	30,891
Net income (loss)	139,076	(836,206)	(336,138)	(197,109)
Net (income) loss attributable to noncontrolling interests	152	(208)	(709)	2,425
Net income (loss) attributable to Bristow Group	$139,228	$(836,414)	$(336,847)	$(194,684)
Earnings (loss) per common share:
Basic	$10.10	$(23.29)	$(9.42)	$(5.52)
Diluted	$(2.19)	$(23.29)	$(9.42)	$(5.52)
Cash dividends declared per common share	$—	$—	$—	$0.07

The accompanying notes are an integral part of these consolidated financial statements.

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor		Predecessor
	Five Months	Seven Months
	Ended	Ended
	March 31,	October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018
			(In thousands)
Net income(loss)	$139,076	$(836,206)	$(336,138)	$(197,109)
Other comprehensive income (loss):
Currency translation adjustments	(16,428)	22,952	(36,382)	25,927
Pension liability adjustment, net of tax (benefit) provision of zero, zero, ($1.6 million), and ($2.6 million), respectively	6,389	—	(5,291)	12,333
Unrealized gain (loss) on cash flow hedges, net of tax (benefit) provision of zero, zero, $0.1 million and ($0.1 million), respectively	1,410	(682)	(42)	(346)
Total comprehensive income (loss)	130,447	(813,936)	(377,853)	(159,195)

Net (income) loss attributable to noncontrolling interests	152	(208)	(709)	2,425
Currency translation adjustments attributable to noncontrolling interests	(12)	52	(180)	4,269
Total comprehensive (income) loss attributable to noncontrolling interests	140	(156)	(889)	6,694
Total comprehensive income (loss) attributable to Bristow Group	$130,587	$(814,092)	$(378,742)	$(152,501)

The accompanying notes are an integral part of these consolidated financial statements.

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Successor	Predecessor
	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$196,662	$178,055
Restricted cash	2,459	—
Accounts receivable from non-affiliates	166,038	203,631
Accounts receivable from affiliates	14,645	13,160
Inventories	82,419	121,308
Assets held for sale	32,401	5,350
Prepaid expenses and other current assets	29,527	44,009
Total current assets	524,151	565,513
Investment in unconsolidated affiliates	110,058	118,203
Property and equipment – at cost:
Land and buildings	160,069	244,273
Aircraft and equipment	741,245	2,497,622
	901,314	2,741,895
Less – Accumulated depreciation and amortization	(24,560)	(907,715)
	876,754	1,834,180
Right-of-use assets	305,962	—
Goodwill	—	18,436
Other assets	128,336	116,267
Total assets	$1,945,261	$2,652,599
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$52,110	$99,573
Accrued wages, benefits and related taxes	42,852	48,151
Income taxes payable	1,743	3,646
Other accrued taxes	4,583	6,729
Deferred revenue	12,053	11,932
Accrued maintenance and repairs	31,072	24,337
Accrued interest	832	17,174
Current portion of operating lease liabilities	81,484	—
Other accrued liabilities	25,510	38,679
Short-term borrowings and current maturities of long-term debt	45,739	1,418,630
Total current liabilities	297,978	1,668,851
Long-term debt, less current maturities	515,385	8,223
Accrued pension liabilities	17,855	25,726
Preferred stock embedded derivative	286,182	—
Other liabilities and deferred credits	4,490	26,229
Deferred taxes	22,775	111,203
Long-term operating lease liabilities	224,595	—
Commitments and contingencies (Note 11)
Mezzanine equity preferred stock: $.0001 par value, 6,824,582 issued and outstanding as of March 31, 2020	149,785	—
Stockholders’ investment:
Predecessor common stock, $.01 par value, authorized 90,000,000; outstanding: 35,918,916 as of March 31, 2019 (exclusive of 1,291,441 treasury shares)	—	386
Predecessor additional paid-in capital	—	862,020
Predecessor retained earnings	—	455,598
Predecessor accumulated other comprehensive loss	—	(327,989)
Predecessor treasury shares, at cost (2,756,419 shares)		(184,796)
Successor common stock, $.0001 par value, authorized 90,000,000; outstanding: 11,235,566 as of March 31, 2020	1	—
Successor additional paid-in capital	295,897	—
Successor retained earnings	139,228	—
Successor accumulated other comprehensive loss	(8,641)	—
Total Bristow Group stockholders’ investment	426,485	805,219
Noncontrolling interests	(269)	7,148
Total stockholders’ investment	426,216	812,367
Total liabilities, mezzanine equity and stockholders’ investment	$1,945,261	$2,652,599

The accompanying notes are an integral part of these consolidated financial statements.

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	Five Months	Seven Months
	Ended	Ended	Fiscal Year Ended March 31,
	March 31,	October 31,
	2020	2019	2019	2018
			(In thousands)
Cash flows from operating activities:
Net income (loss)	$139,076	$(836,206)	$(336,138)	$(197,109)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation and amortization	43,741	70,864	124,899	124,042
Deferred income taxes	(4,866)	(62,476)	(14,454)	(49,334)
Write-off of deferred financing fees	—	4,038	—	2,969
Discount amortization on long-term debt	5,890	1,563	6,337	1,701
Reorganization items, net	(16,254)	552,304	—	—
Loss on disposal of assets	451	3,768	27,843	17,595
Loss on impairment	9,591	62,101	117,220	91,400
Loss on sale of subsidiaries	—	55,883	—	—
Deferral of lease payments	—	285	5,094	3,991
Beneficial conversion feature on DIP Loan	—	56,870	—	—
DIP Claim Liability	—	15,000	—	—
Change in fair value of preferred stock derivative liability	(184,140)	—	—	—
Stock-based compensation	2,412	1,871	6,382	10,436
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(1,184)	(1,776)	3,806	(4,754)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	24,097	(10,247)	19,197	(32,459)
Inventories	(2,856)	(605)	(7,473)	(2,154)
Prepaid expenses and other assets	(483)	(1,226)	1,543	11,913
Accounts payable	(15,823)	(13,861)	4,487	(3,385)
Accrued liabilities	(3,966)	23,745	(55,058)	6,070
Other liabilities and deferred credits	(5,199)	(20,761)	(13,122)	(466)
Net cash used in operating activities	(9,513)	(98,866)	(109,437)	(19,544)
Cash flows from investing activities:
Capital expenditures	(36,115)	(41,574)	(40,902)	(46,287)
Deposits on assets held for sale	4,500	—	—	—
Proceeds from asset dispositions	13,845	5,314	13,813	48,740
Proceed from sale of consolidated affiliate	—	—	965	—
Proceeds from OEM cost recoveries	—	—	—	94,463
Cash transferred in sale of subsidiaries, net of cash received	—	(22,458)	—	—
Net cash provided by (used in) investing activities	(17,770)	(58,718)	(26,124)	96,916
Cash flows from financing activities:
Proceeds from borrowings	—	225,585	470	896,874
Debt issuance costs	—	(14,863)	(2,599)	(20,560)
Repayment of debt and debt redemption premiums	(25,132)	(366,750)	(61,052)	(671,567)
Purchase of 4½% Convertible Senior Notes call option	—	—	—	(40,393)
Proceeds from issuance of warrants	—	—	—	30,259
Partial prepayment of put/call obligation	—	(1,323)	(54)	(49)
Dividends paid to noncontrolling interest	—	—	(580)	(331)
Common stock dividends paid	—	—	—	(2,465)
Issuance of common stock	—	385,000	2,830	—
Repurchases for tax withholdings on vesting of equity awards	—	—	(2,157)	(2,740)
Net cash provided by (used in) financing activities	(25,132)	227,649	(63,142)	189,028
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,010	2,406	(3,465)	17,167
Net increase (decrease) in cash, cash equivalents and restricted cash	(51,405)	72,471	(202,168)	283,567
Cash, cash equivalents and restricted cash at beginning of period	250,526	178,055	380,223	96,656
Cash, cash equivalents and restricted cash at end of period	$199,121	$250,526	$178,055	$380,223

The accompanying notes are an integral part of these consolidated financial statements.

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ INVESTMENT AND REDEEMABLE NONCONTROLLING INTEREST
(In thousands, except share amounts)

		Total Bristow Group Stockholders’ Investment
						Accumulated
	Redeemable	Common		Additional		Other			Total
	Noncontrolling	Stock	Common	Paid-in	Retained	Comprehensive	Treasury	Noncontrolling	Stockholders’
	Interest	(Shares)	Stock	Capital	Earnings	Loss	Stock	Interests	Investment
March 31, 2017	$6,886	35,213,991	$379	$809,995	$991,340	$(328,277)	$(184,796)	$5,025	$1,293,666
Issuance of common stock	—	312,634	3	9,805	—	—	—	—	9,808
Acquisition of noncontrolling interest	(6,121)	—	—	6,121	—	—	—	—	6,121
Reclassification from redeemable noncontrolling interests to noncontrolling interests	(835)	—	—	—	—	—	—	835	835
Equity component of 4½% Convertible Senior Notes issued	—	—	—	36,778	—	—	—	—	36,778
Purchase of 4½% Convertible Senior Notes call option	—	—	—	(40,393)	—	—	—	—	(40,393)
Proceeds from issuance of warrants	—	—	—	30,259	—	—	—	—	30,259
Common stock dividends ($0.07 per share)	—	—	—	—	(2,465)	—	—	—	(2,465)
Distributions paid to noncontrolling interests	—	—	—	—	—	—	—	(49)	(49)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(331)	(331)
Currency translation adjustments	4,163	—	—	—	—	—	—	106	106
Net income (loss)	(4,093)	—	—	—	(194,684)	—	—	1,667	(193,017)
Other comprehensive income	—	—	—	—	—	42,183	—	—	42,183
March31,2018	—	35,526,625	382	852,565	794,191	(286,094)	(184,796)	7,253	1,183,501
Issuance of common stock	—	392,291	4	8,863	—	—	—	—	8,867
Adoption of new accounting pronouncement(1).	—	—	—	—	(1,746)	—	—	—	(1,746)
Tax impact of warrants and options issued	—	—	—	592	—	—	—	—	592
Distributions paid to noncontrolling interests	—	—	—	—	—	—	—	(54)	(54)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(580)	(580)
Currency translation adjustments	—	—	—	—	—	—	—	(180)	(180)
Net income (loss)	—	—	—	—	(336,847)	—	—	709	(336,138)
Other comprehensive loss	—	—	—	—	—	(41,895)	—	—	(41,895)
March 31, 2019	—	35,918,916	386	862,020	455,598	(327,989)	(184,796)	7,148	812,367
Issuance of common stock	—	—	—	1,871	—	—	—	—	1,871
Sale of subsidiaries	—	—	—	—	—	—	—	(5,612)	(5,612)
Distributions paid to noncontrolling interests	—	—	—	—	—	—	—	(1,323)	(1,323)
Beneficial conversion feature on DIP Loan	—	—	—	56,870	—	—	—	—	56,870
Currency translation adjustments	—	—	—	—	—	—	—	52	52
Net income (loss)	—	—	—	—	(836,414)	—	—	208	(836,206)
Other comprehensive income	—	—	—	—	—	22,322	—	—	22,322
Cancellation of Predecessor equity	—	(35,918,916)	(386)	(920,761)	380,816	305,667	184,796	—	(49,868)
October 31, 2019 (Predecessor)	$—	—	$—	$—	$—	$—	$—	$473	$473

		Total Bristow Group Stockholders’ Investment
						Accumulated
	Mezzanine	Common		Additional		Other		Total
	equity preferred	Stock	Common	Paid-in	Retained	Comprehensive	Noncontrolling	Stockholders’
	stock	(Shares)	Stock	Capital	Earnings	Loss	Interests	Investment

Issuance of Successor common and preferred stock	$618,921	11,235,535	$1	$294,670	$—	$—	$—	$294,671
October 31, 2019 (Successor)	618,921	11,235,535	1	294,670	—	—	(105)	294,566
Issuance of stock	1,186	31	—	1,227	—	—	—	1,227
Initial reclassification of embedded derivative to long-term liability	(470,322)	—	—	—	—	—	—	—
Currency translation adjustments	—	—	—	—	—	—	(12)	(12)
Net income (loss)	—	—	—	—	139,228	—	(152)	139,076
Other comprehensive loss	—	—	—	—	—	(8,641)	—	(8,641)
March 31, 2020 (Successor)	$149,785	$11,235,566	$1	$295,897	$139,228	$(8,641)	$(269)	$426,216

(1)
Cumulative-effect adjustment upon the adoption of new accounting guidance related to current and deferred income taxes for intra-entity transfer of assets other than inventory. For further details, see Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

BRISTOW GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

Bristow Group Inc., a Delaware corporation (together with its consolidated entities, unless the context requires otherwise, “Bristow Group,” “Bristow” or the “Company”), is the leading provider of industrial aviation services to the worldwide offshore energy industry based on the number of aircraft operated. With a fleet of 315 aircraft as of March 31, 2020 (Successor), including 105 held by unconsolidated affiliates, the Company and its affiliates conduct major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore energy producing regions of the world, including Australia, Brazil, Canada, Guyana and Trinidad. It provides commercial search and rescue (“SAR”) services in Canada, Guyana, Norway, Trinidad and the United States. It provides public sector SAR services in the U.K. on behalf of the Maritime & Coastguard Agency. It also provides regional fixed wing scheduled and charter services in Nigeria through its consolidated affiliate Bristow Helicopters (Nigeria) Ltd. and Australia through its consolidated affiliate, Capiteq Limited, operating under the name of Airnorth. These operations support its primary industrial aviation services operations in those markets, creating a more integrated logistics solution for its customers.

Basis of Presentation

The consolidated financial statements include the accounts of the Company after elimination of all significant intercompany accounts and transactions. Investments in affiliates in which the Company has a majority voting interest and entities that meet the criteria of Variable Interest Entities (“VIEs”) of which the Company is the primary beneficiary are consolidated. See discussion of VIEs in Note 6. The Company applies the equity method of accounting for investments in entities if it has the ability to exercise significant influence over an entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which the Company is not deemed to be the primary beneficiary. The Company applies the cost method of accounting for investments in other entities if it does not have the ability to exercise significant influence over the unconsolidated affiliate. These investments in private companies are carried at cost and are adjusted only for capital distributions and other-than-temporary declines in value. Dividends from cost method investments are recognized in earnings from unconsolidated affiliates, net of losses, when paid.

The Company’s fiscal year ends March 31, and the Company refers to fiscal years based on the end of such period. Therefore, the fiscal year ended March 31, 2020 is referred to as fiscal year 2020.

Emergence from Voluntary Reorganization under Chapter 11

On May 11, 2019 (the “Petition Date”), Bristow Group Inc. and certain of its subsidiaries, BHNA Holdings Inc., Bristow Alaska Inc., Bristow Helicopters Inc., Bristow U.S. Leasing LLC, Bristow U.S. LLC, BriLog Leasing Ltd. and Bristow Equipment Leasing Ltd. (together, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Debtors’ Chapter 11 Cases were jointly administered under the caption In re: Bristow Group Inc., et al., Main Case No. 19-32713. During the pendency of the Chapter 11 Cases, the Debtors continued to operate their businesses and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. On October 8, 2019, the Bankruptcy Court entered an order confirming the Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and its Debtor Affiliates (as modified, the “Plan”). The effective date of the Plan (the “Effective Date”) occurred on October 31, 2019.

Upon the Company’s emergence from bankruptcy, the Company adopted fresh-start accounting in accordance with provisions of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) No. 852, “Reorganizations” (“ASC 852”), which resulted in the Company becoming a new entity for financial reporting purposes on the Effective Date. Upon the adoption of fresh-start accounting, the Company’s assets and liabilities were recorded at their fair values as of the fresh-start reporting date, October 31, 2019. As a result of the adoption of fresh-start accounting, the Company’s consolidated financial statements subsequent to October 31, 2019 may not be comparable to its consolidated financial statements prior to October 31, 2019. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to October 31, 2019. References to “Predecessor” or “Predecessor Company” relate to the financial position and results of operations of the Company prior to, and including, October 31, 2019. See Note 2 for further details on the Chapter 11 Cases and the Plan.

Summary of Significant Accounting Policies

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Areas where accounting estimates are made by management include:

•	Allowances for doubtful accounts;

•	Inventory allowances;

•	Property and equipment;

•	Goodwill, intangible and other long-lived assets;

•	Pension benefits;

•	Derivatives;

•	Contingent liabilities; and

•	Taxes.

Cash, Cash Equivalents and Restricted Cash — The Company’s cash equivalents include funds invested in highly-liquid debt instruments with original maturities of 90 days or less. As of March 31, 2020 (Successor), restricted cash consisted of $0.8 million reserved for post-emergence bankruptcy related payments and $1.7 million related to Norway payroll withholding taxes.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that add up to the total of such amounts shown in the consolidated statements of cash flows (in thousands).

	Successor	Predecessor
	March 31, 2020	October 31, 2019	March 31, 2019
Reconciliation of cash, cash equivalents and restricted cash as shown in the statements of cash flows:
Cash and cash equivalents	$196,662	$202,079	$178,055
Restricted cash	2,459	48,447	—
Total cash, cash equivalents and restricted cash	$199,121	$250,526	$178,055

Accounts Receivable — Trade and other receivables are stated at net realizable value. The Company grants short-term credit to its customers, primarily major integrated, national and independent oil and gas companies. The Company establishes allowances for doubtful accounts on a case-by-case basis when a determination is made that the required payment is unlikely to occur. In establishing these allowances, the Company considers a number of factors, including its historical experience, change in its customers’ financial position and restrictions placed on the conversion of local currency into U.S. dollars, as well as disputes with customers regarding the application of contract provisions to its services.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2020 (Successor), the allowance for doubtful accounts for non-affiliates was $0.4 million, which was recorded during the five months ended March 31, 2020 (Successor) and primarily related to a customer in the U.S. Gulf of Mexico. As of March 31, 2019 (Predecessor), the allowance for doubtful accounts for non-affiliates was $1.6 million and primarily related to the amounts due from a customer in Australia.

The following table is a rollforward of the allowance for doubtful accounts from non-affiliates (in thousands):

	Successor		Predecessor
	Five Months	Seven Months
	Ended	Ended	Fiscal Year Ended March 31,
	March 31,	October 31,
	2020	2019	2019	2018
Balance – beginning of period	$—	$1,617	$3,304	$4,498
Additional allowances	368	25	1,073	1,463
Write-offs and collections	—	—	(2,760)	(2,657)
Sale of subsidiaries(1)	—	(851)	—	—
Fresh-start accounting adjustments(2)	—	(791)	—	—
Balance – end of period	$368	$—	$1,617	$3,304

(1)
As the result of the sale of Eastern Airways International Limited (“Eastern Airways”), Aviashelf Aviation Co. (“Aviashelf”), Bristow Helicopters Leasing Limited (“BHLL”) and Sakhalin Bristow Air Services Ltd, the Company wrote off allowance for doubtful accounts for non-affiliates by $0.9 million. For more details, see “Loss on Sale of Subsidiaries” below.

(2)	In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted allowance for doubtful accounts to fair value at the Effective Date.

As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), there were no allowances for doubtful accounts related to accounts receivable due from affiliates.

Inventories — Inventories are stated at the lower of moving average cost or net realizable value and consist primarily of spare parts utilized for maintaining the Company’s global fleet of aircraft. As of March 31, 2020 (Successor), the inventory allowance was $0.1 million. As of March 31, 2019 (Predecessor), inventories were net of allowances of $19.4 million. As discussed under “— Impairment of Assets”, the Company performed a review of its H225 aircraft related inventory and Eastern Airways inventory and recorded impairment charges of $8.9 million and $0.3 million, respectively, to record the inventories at the lower of moving average cost or net realizable value during fiscal year 2019 (Predecessor).

In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted inventory to its fair value of $81.2 million at the Effective Date. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

The following table is a rollforward of the allowance related to dormant, obsolete and excess inventory (in thousands):

	Successor		Predecessor
	Five Months	Seven Months
	Ended	Ended	Fiscal Year Ended March 31,
	March 31,	October 31,
	2020	2019	2019	2018
Balance – beginning of period	$—	$19,448	$26,030	$21,514
Additional allowances	62	551	2,140	6,355
Inventory disposed and scrapped	—	(811)	(7,427)	(3,353)
Fresh start accounting adjustments	—	(19,143)	—	—
Foreign currency effects	—	(45)	(1,295)	1,514
Balance – end of period	$62	$—	$19,448	$26,030

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), the Company increased the allowance for inventory by $0.1 million, $0.6 million, $2.1 million and $6.4 million, respectively, as a result of its periodic assessment of inventory that was dormant or obsolete within its operational fleet of aircraft and the recognition of reserves for the end of aircraft fleet lives. For discussion of impairment of inventories, see “Impairment of Assets” below. The impairment of inventories is included in loss on impairment and additional allowances are included in direct costs on the consolidated statements of operations.

Prepaid Expenses and Other Current Assets — As of March 31, 2019 (Predecessor), prepaid expenses and other current assets included the short-term portion of contract acquisition and pre-operating costs totaling $9.8 million related to the SAR contracts in the U.K. and two customer contracts in Norway, which were recoverable under the contracts and will be expensed over the terms of the contracts. The Company recorded expense of $6.9 million, $10.1 million and $11.4 million for the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively, related to these contracts. In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted the short-term portion of contract acquisition and pre-operating costs by $8.8 million to its fair value of zero at the Effective Date. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

Property and Equipment — Property and equipment are stated at cost. Property and equipment includes construction in progress, primarily consisting of progress payments on aircraft purchases, in-process aircraft modification, equipment and facility construction, of $7.8 million and $51.7 million as of March 31, 2020 (Successor) and 2019 (Predecessor), respectively. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. There were no aircraft progress payments in construction in progress as of March 31, 2020 (Successor).

Consistent with the Company’s policy to review useful lives and residual value when changes in circumstances indicate a change in estimate may be required, upon emergence from Chapter 11, the Company performed a review of useful lives and residual values. As a result of this review, the Company made certain changes to the useful lives and residual values of aircraft and related equipment. No material changes were made to non-aircraft property, plant and equipment useful lives and residual values. The Company’s previous policy stated that estimated useful lives of aircraft generally range from 5 to 15 years, and the residual value used in calculating depreciation of aircraft generally ranged from 30% to 50% of cost. The Company’s revised policy will generally utilize a 30 year useful life from the date of manufacture of an aircraft for used aircraft and the in-service date for new aircraft and a residual value range of 5% to 25% of cost. In certain circumstances, the useful lives of aircraft are limited by a 30,000 flight hour restriction on the airframe of an aircraft imposed by certain aircraft manufacturers. These changes in useful lives reflect the Company’s view of expected operating conditions and the economic environment, which suggest the Company will utilize its aircraft for longer than it has historically. The changes in residual values reflect the change made to useful lives and the current expectations of fair market value to be achieved at the time of eventual disposal, based on historical sales data during the decline in the oil and gas industry.

The Company capitalizes betterments and improvements to its aircraft and depreciates such costs over the remaining useful lives of the aircraft. Betterments and improvements increase the life or utility of an aircraft.

For further details on property and equipment, see Note 7.

Goodwill — Goodwill is recorded when the cost of acquired businesses exceeds the fair value of the identifiable net assets acquired. Goodwill is not amortized but is assessed for impairment annually as of March 31 or when events or changes in circumstances indicate that a potential impairment exists. Impairment of goodwill is the condition that exists when the carrying value of a reporting unit that includes goodwill exceeds its carrying value. A goodwill impairment loss is recognized for the amount that the carrying value of a reporting unit, including goodwill, exceeds fair value, limited to the total amount of goodwill allocated to that reporting unit.

The Company no longer has goodwill associated with any reporting units as of March 31, 2020 (Successor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill related to the Predecessor Company’s Asia Pacific reporting unit was as follows (in thousands):

Total
March 31, 2018 (Predecessor)	$19,907
Foreign currency translation	(1,471)
March 31, 2019 (Predecessor)	18,436
Foreign currency translation	(932)
Impairments	(17,504)
October 31, 2019 (Predecessor)	$—

For the purposes of performing an impairment assessment of goodwill, the Company evaluates whether there are reporting units below the reporting segment it discloses for segment reporting purposes by assessing whether its regional management typically reviews results and whether discrete financial information exists at a lower level.

During the three months ended September 30, 2019 (Predecessor), the Company noted an overall reduction in expected operating results for Airnorth, resulting from continued cost pressure combined with less than expected passenger and route fulfillment. The Company concluded the fair value of goodwill for Airnorth could have fallen below its carrying value and performed an interim impairment test of goodwill for Airnorth as of September 30, 2019 (Predecessor), concluding the estimated fair value of Airnorth was below its carrying value. The Company recorded an impairment charge of $17.5 million reflected in loss on impairment on the statement of operations for the seven months ended October 31, 2019 (Predecessor).

The Company estimated the fair value of Airnorth using a combination of the income and market approaches, requiring the Company to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to future performance, such as projected demand for services and rates.

The income approach was based on a discounted cash flow model using projected future cash flows based on the Company’s estimates of future rates for services, utilization, operating costs, capital requirements, growth rates and terminal values. Forecasted rates and utilization take into account current market conditions and anticipated business outlook, both of which were impacted by the adverse changes in the offshore energy and mining business environment. Operating costs were forecasted using a combination of historical average operating costs and expected future costs. Capital requirements included cash outflows for new aircraft, infrastructure and improvements, as necessary, based on management’s estimates of future capital costs driven by expected market demand in future periods. A terminal period was used to reflect the Company’s estimate of stable, perpetual growth. The future cash flows were discounted using a market-participant risk-adjusted weighted average cost of capital for the reporting unit. These assumptions were derived from unobservable inputs and reflect management’s judgments and assumptions.

The market approach was based upon the application of price-to-earnings multiples to management’s estimates of future earnings adjusted for a control premium. Management’s earnings estimates were derived from unobservable inputs that require significant estimates, judgments and assumptions as described in the income approach.

During the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), the Company did not evaluate the estimated fair value of its reporting units compared to its market capitalization because the reporting units with goodwill did not represent a significant portion of its business.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Intangible Assets — Intangible assets with finite useful lives are amortized over their estimated useful lives to their estimated residual values. The residual value of an intangible asset is generally assumed to be zero, with certain limited exceptions. Finite lived intangible assets are reviewed for impairment when indicators of impairment are present. Indicators of impairment for finite lived intangible assets are the same as those for impairment of long-lived assets. For finite lived intangible assets, an impairment loss is recognized if the carrying amount of the asset exceeds the undiscounted cash flows projected to be generated by the asset. If the finite lived intangible asset is impaired, then the amount of the impairment is calculated as the excess of the asset’s carrying amount over its fair value. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset will be its new accounting basis. After adjusting the carrying amount for impairment loss, the Company’s policy requires the reevaluation of the useful life of that asset.

Intangible assets by type were as follows for the Successor Company (in thousands):

	U.K. SAR customer contract	PBH	Total

	Gross Carrying Amount
Additions (1)	$58,000	$76,838	$134,838
Translation	(2,294)	(2,517)	$(4,811)
March 31, 2020 (Successor)	$55,706	$74,321	$130,027

	Accumulated Amortization
October 31, 2019 (Successor)	$—	$—	$—
Amortization expense	(3,251)	(15,503)	(18,754)
March 31, 2020 (Successor)	$(3,251)	$(15,503)	$(18,754)
Weighted average remaining contractual life, in years	7.0	16.9	10.7

(1)
In connection with the Company’s emergence from bankruptcy and in accordance with ASC 852, the Company recognized customer contract intangibles of $58.0 million related to U.K. SAR and $76.8 million related to power-by-the-hour (“PBH”) contracts. The amortization expense for the U.K. SAR contract is recorded in depreciation and amortization on the consolidated financial statements and the amortization expense for the PBH contracts is recorded in maintenance expense included in direct costs on the consolidated financial statements.

Future amortization expense of intangible assets for each of the years ending March 31 (Successor) is as follows (in thousands):

2021 (1)	$24,207
2022 (1)	15,956
2023 (1)	15,909
2024 (1)	15,767
2025 (1)	15,767
Thereafter (1)	23,667
$111,273

(1)
The portion of future amortization expense that will be included in maintenance expense is $16.7 million for fiscal year 2021, $8.5 million for fiscal year 2022, $8.4 million for fiscal year 2023, $8.3 million for fiscal year 2024, $8.3 million for fiscal year 2025 and $8.7 million thereafter.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible assets by type were as follows for the Predecessor Company (in thousands):

	Client relationships (1)	Trade name and trademarks (1)	Internally developed software (1)	Licenses (1)	Total
	Gross Carrying Amount
March 31, 2018	$12,777	$4,878	$1,107	$755	$19,517
Foreign currency translation	(98)	(259)	(13)	(2)	(372)
March 31, 2019	12,679	4,619	1,094	753	19,145
Foreign currency translation	(33)	(11)	—	—	(44)
October 31, 2019 (Predecessor)	$12,646	$4,608	$1,094	$753	$19,101

	Accumulated Amortization
March 31, 2018	$(11,372)	$(1,213)	$(915)	$(719)	$(14,219)
Impairments	—	(2,933)	(72)	—	(3,005)
Amortization expense	(234)	(142)	(107)	(34)	(517)
March 31, 2019	(11,606)	(4,288)	(1,094)	(753)	(17,741)
Amortization expense	(90)	—	—	—	(90)
October 31, 2019	(11,696)	(4,288)	(1,094)	(753)	(17,831)
Fresh-start accounting adjustment (2)	(950)	(320)	—	—	(1,270)
October 31, 2019 (Predecessor)	$(12,646)	$(4,608)	$(1,094)	$(753)	$(19,101)

(1)
The Bristow Norway and Eastern Airways acquisitions, completed in October 2008 and February 2014, respectively, included in the Europe Caspian region, resulted in intangible assets for client contracts, client relationships, trade names and trademarks, internally developed software and licenses. On May 10, 2019, the Company sold Eastern Airways. The Airnorth acquisition completed in January 2015, included in its Asia Pacific region, resulted in intangible assets for client contracts, client relationships and trade name and trademarks. For discussion of impairment of long-lived assets, including purchased intangibles subject to amortization, see “Impairment of Assets.”

(2)
In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted the intangible assets of $1.3 million to its fair value of zero at the Effective Date. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

In addition to the other intangible assets described above, other assets included the long-term portion of contract acquisition and pre-operating costs totaling $37.1 million as of March 31, 2019 (Predecessor), related to the SAR contracts in the U.K. and two customer contracts in Norway, which were recoverable under the contracts and were being expensed over the terms of the contracts. In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted the long-term portion of contract acquisition and pre-operating costs by $31.2 million to its fair value of zero at the Effective Date. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

Contingent Liabilities — The Company establishes reserves for estimated loss contingencies when it believes a loss is probable and the amount of the loss can be reasonably estimated. The Company’s contingent liability reserves relate primarily to potential tax assessments, litigation, personal injury claims and environmental liabilities and are adjusted as a result of changes in facts or circumstances that become known or changes in previous assumptions with respect to the likelihood or amount of loss. Such revisions are based on information that becomes known or circumstances that change after the reporting date for the previous period through the reporting date of the current period. Should the outcome differ from the Company’s assumptions and estimates or other events result in a material adjustment to the accrued estimated reserves, revisions to the estimated reserves for contingent liabilities would be required to be recognized. Legal costs are expensed as incurred.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in gain (loss) on disposal of assets when the Company has received proof of loss documentation or are otherwise assured of collection of these amounts.

Revenue Recognition — See Note 5 for a discussion of revenue recognition.

Pension Benefits — See Note 14 for a discussion of the Company’s accounting for pension benefits.

Maintenance and Repairs — The Company generally charges maintenance and repair costs, including major aircraft component overhaul costs, to earnings as the costs are incurred. However, certain major aircraft components, such as engines and transmissions, are maintained by third-party vendors under contractual agreements also referred to as PBH maintenance agreements. Under these agreements, the Company is charged an agreed amount per hour of flying time related to maintenance, repair and overhaul of the parts and components covered. The costs charged under these contractual agreements are recognized in the period in which the flight hours occur. To the extent that the Company has not yet been billed for costs incurred under these arrangements, these costs are included in accrued maintenance and repairs on its consolidated balance sheets. From time to time, the Company receives credits from its original equipment manufacturers as settlement for additional labor and maintenance expense costs incurred for aircraft performance issues. The Company records these credits as a reduction in maintenance expense when the credits are utilized in lieu of cash payments for purchases or services. The cost of certain major overhauls on owned fixed-wing aircraft operated by Eastern Airways and Airnorth are capitalized when incurred and depreciated over the period until the next expected major overhaul. The cost of major overhauls on leased fixed-wing aircraft operated by Eastern Airways and Airnorth are charged to maintenance and repair costs when incurred.

Taxes — The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amount and tax basis of the Company’s assets and liabilities and measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a valuation reserve when it believes that it is more-likely-than-not that any deferred income tax asset created will not be realized.

The Company recognizes deferred income tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred income taxes assets in the future in excess of their net recorded amount, the Company would adjust the valuation allowance.

The Company recognizes tax benefits attributable to uncertain tax positions when it is more-likely-than-not that a tax position will be sustained upon examination by the authorities. The benefit from a position that has surpassed the more-likely-than-not threshold is the largest amount of benefit that is more than 50% likely to be realized upon settlement. The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of benefit (provision) for income taxes in its statement of operations.

Foreign Currency — In preparing the Company’s financial statements, it must convert all non-U.S. dollar currencies to U.S. dollars. Balance sheet information is presented based on the exchange rate as of the balance sheet date, and statement of operations information is presented based on the average foreign currency exchange rate for the period. The various components of stockholders’ investment are presented at their historical average exchange rates. The resulting difference after applying the different foreign currency exchange rates is the foreign currency translation adjustment, which is reported in stockholders’ investment as accumulated other comprehensive gains or losses. Foreign currency transaction gains and losses are recorded in other income (expense), net in the Company’s statement of operations and result from the effect of changes in exchange rates on transactions denominated in currencies other than a company’s functional currency, including transactions between consolidated companies. An exception is made where an intercompany loan or advance is deemed to be of a long-term investment nature, in which instance foreign currency transaction gains or losses are included as currency translation adjustments and are reported in stockholders’ investment as accumulated other comprehensive gains or losses. Changes in foreign currency exchange rates could cause significant changes in the Company’s financial position and results of operations in the future.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other income (expense), net, in the Company’s consolidated statements of operations includes foreign currency transaction gains and losses as shown in the following table. Earnings from unconsolidated affiliates, net of losses, are also affected by the impact of changes in foreign currency exchange rates on the reported results of the Company’s unconsolidated affiliate, primarily the impact of changes in the Brazilian real to U.S. dollar exchange rate on earnings for its affiliate in Brazil, as shown in the following table (in thousands):

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,
			Fiscal Year Ended March 31,
	2020	2019	2019	2018

Foreign currency transaction losses	(11,577)	(1,327)	(5,163)	(2,580)

Foreign currency transaction gains (losses) from earnings from unconsolidated affiliates, net of losses	(115)	(1,123)	(4,163)	(1,956)

Derivative Financial Instruments — See Note 10 for a discussion of the Company’s accounting for derivative financial instruments.

Incentive Compensation — See Note 14 for a discussion of the Company’s accounting for incentive compensation arrangements.

Interest Income (Expense), Net — Interest expense, net consisted of the following (in thousands):

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,
			Fiscal Year Ended March 31,
	2020	2019	2019	2018
Interest income	$662	$822	$3,424	$677
Interest expense (1)(2)(3)	(22,964)	(128,658)	(113,500)	(77,737)
Interest expense, net	$(22,302)	$(127,836)	$(110,076)	$(77,060)

(1)
Interest expense for the seven months ended October 31, 2019 (Predecessor) includes $56.9 million of non-cash interest expense related to the beneficial conversion feature on the DIP Facility (as defined herein) and $15.0 million of non-cash interest expense related to the DIP claim liability. See Note 3 for further details on the DIP beneficial conversion feature.

(2)
In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted debt to its respective fair value of $586.4 million at the Effective Date by $57.7 million, which represents the discount from par value of the debt. Interest expense for the five months ended March 31, 2020 (Successor) includes discount amortization of $5.9 million. See Notes 3 and 8 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

(3)
In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company wrote-off all deferred financing fees as of October 31, 2019 (Predecessor). Therefore, interest expense for the five months ended March 31, 2020 (Successor) does not include any amortization of deferred financing fees. See Notes 3 and 8 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

Other Income (Expense), Net — Other income (expense), net primarily includes the foreign currency transaction gains and losses described under “Foreign Currency” above and pension-related costs (which includes interest costs, amortization of pension-related costs from prior periods and the gains or losses on plan assets).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Redeemable Noncontrolling Interest — Redeemable noncontrolling interest was related to put arrangements whereby the noncontrolling interest holders could require the Company to redeem the remaining shares of Eastern Airways (prior to repurchasing the remaining 40% of the outstanding shares in January 2018 as discussed in Note 6) at a formula-based amount that is not considered fair value (the “redemption amount”). Redeemable noncontrolling interest was adjusted each period for comprehensive income, dividends attributable to the noncontrolling interest and changes in ownership interest, if any, such that the noncontrolling interest represented the proportionate share of Eastern Airways’ equity (the “carrying value”). Additionally, at each period end, the Company was required to compare the redemption amount to the carrying value of the redeemable noncontrolling interest and record the redeemable noncontrolling interest at the higher of the two amounts, with a corresponding charge or credit directly to retained earnings. While this charge or credit did not impact net income (loss), it did result in a reduction or increase of income (loss) available to common shareholders in the calculation of earnings (loss) per share. In January 2018, the Company acquired the remaining 40% of the outstanding shares of Eastern Airways for nominal consideration, resulting in a reduction of $6.1 million to redeemable noncontrolling interest and a corresponding increase to additional paid-in capital on its consolidated balance sheet.

Mezzanine Preferred Stock — Because the New Preferred Stock (as defined herein) issued under the Plan may be redeemed in certain circumstances outside of the sole control of the Company (including at the option of the holder), but it is not mandatorily redeemable, the New Preferred Stock has been classified as mezzanine equity and initially recognized at fair value of $618.9 million as of October 31, 2019 (Successor). This amount was reduced by the fair value of the bifurcated derivative liability as of October 31, 2019 (Successor) of $470.3 million, resulting in an initial value of $148.6 million.

Redeemable equity securities that are not currently redeemable, but are probable of becoming redeemable should be accreted to their redemption values. The Company assessed whether the New Preferred Stock is probable of becoming cash redeemable. An event outside the holder’s control may prevent an instrument from becoming otherwise redeemable, and in such circumstances, the probability that an intervening event will occur should be considered in determining whether an instrument is probable of becoming redeemable (and thus whether subsequent measurement is required). The Company determined that it is not probable that the New Preferred Stock will become cash redeemable as the Company expects that (1) settlement events outside of the holder’s control are more probable than not of occurring prior to a potential cash redemption date, (2) upon occurrence of these events, the Company controls the ability to settle the New Preferred Stock using shares of New Common Stock (as defined herein), and (3) it is probable that the Company will have sufficient authorized, unissued shares of New Common Stock (in other words, it is not probable that the Company would be unable to settle in shares upon the occurrence of a triggering event). The Company continues to monitor the likelihood of any circumstance that would require the Company to settle the New Preferred Stock using cash. If it becomes probable that the New Preferred Stock will become cash redeemable, the Company will accrete to redemption value using an appropriate method. For further details, see Note 15.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Assets

Loss on impairment includes the following (in thousands):

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,
			Fiscal Year Ended March 31,
	2020	2019	2019	2018
Impairment of property and equipment(1)	$—	$42,022	$104,939	$—
Impairment of inventories	—	—	9,276	5,717
Impairment of investment in unconsolidated affiliates	9,591	2,575	—	85,683
Impairment of intangibles	—	—	3,005	—
Impairment of goodwill	—	17,504	—	—
	$9,591	$62,101	$117,220	$91,400
__________________

(1)
Includes impairment of $42.0 million for H225 aircraft for the seven months ended October 31, 2019 (Predecessor). Includes impairment of $87.5 million for H225 aircraft and $17.5 million for Eastern Airways aircraft and equipment for the nine months ended December 31, 2018 (Predecessor).

For details on the Company’s analysis of impairment of property and equipment, inventories, investment in unconsolidated affiliates, goodwill and other long-lived assets, see discussion below.

On March 31, 2020, Brent crude oil prices closed at $20.51 per barrel, declining from $61.14 per barrel on December 31, 2019. A gradual decline occurred from December 31, 2019 to the first week of March 2020. The decline accelerated the first week of March 2020 from ~$50 per barrel to the mid-$30’s per barrel and further downward volatility continued in April 2020. A combination of factors led to this decline, including an increase in low-priced oil from Saudi Arabia supplied into the market coupled with Russia’s position to abstain from participating in the supply reduction agreement with the Organization of the Petroleum Countries and the reduction in demand for oil due to the coronavirus disease, COVID-19 (“COVID-19”).

COVID-19 has resulted in a global crisis with the majority of countries closing off international travel and instituting other measures, including, among other things, reducing or eliminating public gatherings by placing limits on such events, shuttering non-essential stores and services, encouraging voluntary quarantines and imposing involuntary quarantines, in an effort to reduce and slow the spread of COVID-19. The long-term impact of COVID-19 on the global economy is not yet known, but it has had and is likely to have a significant influence on economic activity in the near-term. Financial markets have experienced significant volatility and energy companies have experienced a significant decline as a result of COVID-19.

The Company has implemented several measures at its bases, in conjunction with its customers and based upon guidance from local public health authorities, to help protect employees and customers, including, but not limited to, measures to restrict access to sites, medical screenings/questionnaires prior to all flights, enhanced sanitization of aircraft and equipment, modification of aircraft and special protocols on travel and passenger transport, and is also monitoring developments to modify actions as appropriate. Many of the Company’s employees are deemed “essential” in the regions in which they operate and are therefore allowed to continue conducting business notwithstanding guidance or orders of general applicability issued by governments requiring businesses to close, persons to shelter in place, borders to close and other actions of that nature. In addition, the Company has developed and is offering its customers COVID-19 medevac transport in certain regions. The Company cannot estimate the impact such measures and the reduced demand for oil and gas will have on its financial results at this time; however, the effects could be significant.

Property and equipment — As a result of the aforementioned global events, the Company performed an analysis of certain asset groups under ASC 360-10 as of March 31, 2020 (Successor), including the Airnorth, Humberside Airport and oil and gas asset groups.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the quarter ended March 31, 2020 (Successor), the Australian government implemented significant travel restrictions within Australia and to and from Australia, severely impacting Airnorth operations in addition to the reduction in general aviation activity due to COVID-19 concerns. As a result, the Company made significant changes to the near-term forecasted Airnorth cash flows, which are considered, along with the future uncertainty of longer-term forecasted cash flows, to be an indicator of impairment for the Airnorth asset group. The Company estimated future undiscounted cash flows to test the recoverability of the Airnorth asset group, requiring the Company to use significant unobservable inputs, including assumptions related to projected demand for services and rates. Given the uncertainty of the future forecasted cash flows, the Company prepared a probability weighted scenario analysis. The analysis resulted in a determination that the Airnorth asset group was recoverable based on the comparison of the undiscounted cash flows to the carrying value of the asset group at March 31, 2020 (Successor). The Company will continue to monitor the impacts of the COVID-19 global pandemic on Airnorth operations and update this analysis should changes in facts and circumstances indicate a potential lack of recoverability in future periods.

The Company’s Humberside Airport operations were similarly impacted by the COVID-19 global pandemic during the quarter ended March 31, 2020 (Successor). Humberside Airport is an airport located near Humberside, England, which provides airport and related services to global and regional airlines. As a result of COVID-19, a significant customer temporarily suspended flight services into the airport, in addition to the decline in general aviation activity being experienced by all airlines and airports globally. The Company has made significant changes to the near-term forecasted Humberside Airport cash flows, which are considered, along with the future uncertainty of longer-term forecasted cash flows, to be an indicator of impairment for the Humberside Airport asset group. The Company estimated future undiscounted cash flows to test the recoverability of the Humberside Airport asset group, requiring the Company to use significant unobservable inputs, including assumptions related to projected demand for services and rates. Given the uncertainty of the future forecasted cash flows, the Company prepared a probability weighted scenario analysis. The analysis resulted in a determination that the Humberside Airport asset group was recoverable based on the comparison of the undiscounted cash flows to the carrying value of the asset group at March 31, 2020 (Successor). The Company will continue to monitor the impacts of the COVID-19 global pandemic on the Humberside Airport operations and update this analysis should changes in facts and circumstances indicate a potential lack of recoverability in future periods.

The Company’s oil and gas operations have experienced a reduction in flight hours during the quarter ended March 31, 2020 (Successor) and the Company expects to continue to experience a reduction in flight hours and aircraft on contract in future periods as a result of the aforementioned global events. As a result, the Company made changes to the near-term forecasted oil and gas cash flows, which are considered, along with the future uncertainty of longer-term forecasted cash flows, to be an indicator of impairment for the oil and gas asset group. The Company estimated future undiscounted cash flows to test the recoverability of the oil and gas asset group, requiring the Company to use significant unobservable inputs, including assumptions related to projected demand for services and rates. Given the uncertainty of the future forecasted cash flows, the Company prepared a scenario analysis providing for several potential estimated impacts in order to ensure the reasonableness of the Company’s undiscounted cash flow analysis. The analysis resulted in a determination that the oil and gas asset group was recoverable based on the comparison of the undiscounted cash flows to the carrying value of the asset group at March 31, 2020 (Successor). The Company will continue to monitor the impacts of the COVID-19 global pandemic and changes in the global energy markets on oil and gas operations and update this analysis should changes in facts and circumstances indicate a potential lack of recoverability in future periods.

Prior to the three months ended September 30, 2018 (Predecessor), the Company had been actively marketing its H225 aircraft with the expectation of a substantial return of the aircraft to oil and gas service. However, market conditions and more significantly, the development of alternative opportunities outside of the Company’s traditional oil and gas service for its H225 aircraft and its decision to pursue those opportunities during the three months ended September 30, 2018 (Predecessor), indicated a substantial return to oil and gas service within its operations was not likely. Therefore, during the three months ended September 30, 2018 (Predecessor), the Company concluded that cash flows associated with its H225 helicopters were largely independent from the cash flows associated with the remainder of the Company’s oil and gas related property and equipment (the “oil and gas asset group”) and should be tested for impairment as a stand-alone asset group. In accordance with ASC 360-10, the Company performed an impairment analysis for its stand-alone H225 asset group (“H225 asset group”) and determined the forecasted cash flows over the remaining useful life of the asset group were insufficient to recover the carrying value of the asset group. The Company determined the fair value of the H225 asset group to be $116.4 million and recorded an impairment charge of $87.5 million. In addition, the Company performed a review of its H225 aircraft related inventory and recorded an impairment charge of $8.9 million to record the inventory at the lower of cost or net realizable value. These impairments are included in the Corporate and other region in Note 16. The inputs used in fair value estimates were from Level 3 of the fair value hierarchy discussed in Note 9.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the Company’s forecasted cash flows during the three months ended September 30, 2018 (Predecessor) indicated the need for the performance of a recoverability analysis for the airline related assets of Eastern Airways. In accordance with ASC 360-10, the Company estimated future undiscounted cash flows to test the recoverability of the airline related assets of Eastern Airways for potential impairment, requiring the Company to use significant unobservable inputs including assumptions related to projected demand for services and rates. The Company concluded the estimated future undiscounted cash flows were below the carrying value for its airline related assets of Eastern Airways as of September 30, 2018 (Predecessor) and determined the fair value of the asset group to be $20.5 million, resulting in an impairment charge of $17.5 million. As part of the impairment review of the airline assets of Eastern Airways, the Company also recorded impairments of $3.0 million related to the remaining intangible assets and $0.3 million related to inventory. These impairments are included in the Europe and Caspian region in Note 16. The inputs used in the fair value estimates were from Level 3 of the fair value hierarchy discussed in Note 9.

In September 2019 (Predecessor), the Company identified a potential further decline in the fair value of the H225 asset group based on market transactions for the aircraft and as a result, in accordance with ASC 360-10, performed an impairment analysis for the H225 asset group. The Company determined the forecasted cash flows over the remaining useful life of the H225 asset group were insufficient to recover the carrying value of the H225 asset group. The Company determined the fair value of the H225 asset group to be $61.2 million and recorded an impairment charge of $42.0 million in the three months ended September 30, 2019 (Predecessor). The inputs used in the fair value estimates were from Level 2 of the fair value hierarchy discussed in Note 9.

Inventories — During fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), the Company recorded impairment charges of $9.3 million and $5.7 million, respectively, to write-down certain spare parts within inventories to net realizable value. As discussed above, in fiscal year 2019 (Predecessor), the Company performed a review of its H225 aircraft related inventory and recorded an impairment charge of $8.9 million to record the inventory at the lower of cost or net realizable value and as part of its impairment review of the airline assets of Eastern Airways, the Company also recorded impairment of $0.3 million. The impairment charges in fiscal year 2018 (Predecessor) were recorded to impair inventory used in the Company’s training fleet at Bristow Academy, Inc. (“Bristow Academy”) ($1.2 million) and its fixed wing operations at Eastern Airways ($4.5 million) as a result of changes in expected future utilization of aircraft within those operations.

Investment in Unconsolidated Affiliates — The Company performs regular reviews of each unconsolidated affiliate investee’s financial condition, the business outlook for its products and services and its present and projected results and cash flows. When an investee has experienced consistent declines in financial performance or difficulties raising capital to continue operations, and when the Company expects the decline to be other-than-temporary, the investment is written down to fair value. Actual results may vary from estimates due to the uncertainty regarding the projected financial performance of investees, the severity and expected duration of declines in value and the available liquidity in the capital markets to support the continuing operations of the investees in which the Company has investments.

As a result of the aforementioned global events, the Company considered whether its investments in unconsolidated affiliates experienced an other-than-temporary impairment under the guidance provided in ASC 323, Investments — Equity Method and Joint Ventures, during the quarter ended March 31, 2020 (Successor), including its equity method investees Cougar Helicopters Inc. (“Cougar”) and Líder Táxi Aéreo S.A. (“Líder”) and cost method investee Petroleum Air Services (“PAS”).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Despite the aforementioned global events, the Company did not determine an other-than-temporary impairment had occurred for its investments in Cougar and PAS. While Cougar has made revisions to its near-term forecasted results, its forecast indicates a return of activity levels in future periods, sustaining the value of the investee over an extended period of time into the future. PAS has continued to experience positive results, including the distribution in March 2020 (Successor) of the largest dividend payment received by the Company. Based on the facts and circumstances at March 31, 2020 (Successor) surrounding these two investees, the Company does not believe there has been a permanent and expected sustained reduction to the operations and results of these investees.

In March 2020 (Successor), the Company recorded a $9.6 million impairment to its investment in Líder. Líder indicated it experienced a decline in activity as a result of the aforementioned events and also indicated an expected decline in future business opportunities in its market as a result of the decline in oil prices leading to the Company’s evaluation of the investment for other-than-temporary impairment. In connection with the pending merger with Era, the Company may be required to dispose of its investment in Líder. This fact indicates the Company may not be able to hold the investment in Líder for the time period required to experience a recovery in the financial results of Líder necessary to assert there has been no other-than-temporary impairment in the investment at March 31, 2020 (Successor). The Company estimated the fair value of its investment in Líder as of March 31, 2020 (Successor) using the income approach, requiring the Company to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the investment, such as projected demand for services and rates. The income approach was based on a discounted cash flow model, utilizing projected future cash flows based on estimates of future rates for services, utilization, operating costs, capital requirements, growth rates and terminal values. Forecasted rates and utilization consider current market conditions and the Company’s anticipated business outlook, both of which have been impacted by the adverse changes in the offshore energy business environment from the current downturn. Operating costs were forecasted using a combination of historical average operating costs and expected future costs, including cost reduction initiatives. Capital requirements were based on management’s estimates of future capital costs resulting from expected market demand in future periods and included cash outflows for new aircraft, infrastructure and improvements, as necessary. A terminal period was used to reflect the Company’s estimate of stable, perpetual growth. The future cash flows were discounted using a market-participant risk-adjusted weighted average cost of capital.

The Company owns a 17.2% investment in Sky Future Partners Limited (“Sky Future Partners”), a provider of drone-based inspection services to the global industrial markets. Given the negative evolution of Sky Future Partners’ liquidity forecast during the three months ended September 30, 2019 (Predecessor) and the expected impact on continued operations and future opportunities, the Company determined the investment to be other-than-temporarily impaired as of September 30, 2019 (Predecessor). During the three months ended September 30, 2019 (Predecessor), the Company recorded a $2.6 million impairment to its investment in Sky Future Partners in the Corporate and other region. The carrying value of this investment is zero as of December 31, 2019 (Successor).

The fair value of Sky Future Partners was estimated using the income approach. The estimate of fair value includes unobservable inputs, representative of Level 3 fair value measurement, including assumptions related to future performance, such as projected demand for services.

In fiscal year 2018 (Predecessor), the Company recorded an $85.7 million impairment to its investment in Líder. In fiscal year 2018 (Predecessor), Líder’s management significantly decreased their future financial projections as a result of tender awards announced by their largest client, Petrobras. This significant decline in future forecasted results, coupled with previous declines in financial results, triggered the Company’s review of the investment for potential other-than-temporary impairment as of March 31, 2018 (Predecessor).

The Company estimated the fair value of its investment in Líder as of March 31, 2018 (Predecessor) using a combination of the income and market approaches, requiring the Company to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the investment, such as projected demand for services and rates.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income approach was based on a discounted cash flow model, utilizing projected future cash flows based on estimates of future rates for services, utilization, operating costs, capital requirements, growth rates and terminal values. Forecasted rates and utilization consider current market conditions and the Company’s anticipated business outlook, both of which have been impacted by the adverse changes in the offshore energy business environment from the current downturn. Operating costs were forecasted using a combination of historical average operating costs and expected future costs, including cost reduction initiatives. Capital requirements were based on management’s estimates of future capital costs resulting from expected market demand in future periods and included cash outflows for new aircraft, infrastructure and improvements, as necessary. A terminal period was used to reflect the Company’s estimate of stable, perpetual growth. The future cash flows were discounted using a market-participant risk-adjusted weighted average cost of capital.

The market approach was based upon the application of price-to-earnings multiples to management’s estimates of future earnings. Management’s earnings estimates were derived from unobservable inputs that require significant estimates, judgments and assumptions as described in the income approach.

Goodwill — See discussion of goodwill impairment under “Summary of Significant Accounting Policies — Goodwill” above.

During the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), the Company did not evaluate the estimated fair value of its reporting units compared to its market capitalization because the reporting units with goodwill did not represent a significant portion of its business.

Loss on Sale of Subsidiaries

Loss on sale of subsidiaries includes the following (in thousands):

Predecessor
Seven Months Ended October 31, 2019
Sale of Eastern Airways	$(46,852)
Sale of Aviashelf and Bristow Helicopters Leasing Limited	(9,031)
$(55,883)

Eastern Airways

Bristow Helicopters Limited (“Bristow Helicopters”), a subsidiary of Bristow Group, together with its legal and financial advisors, pursued various transactions to exit the Eastern Airways business, which made negative contributions to the Company’s operating income in each of the last three fiscal years, including pursuing a sales process with several third parties over an extended period. On May 10, 2019 (Predecessor), Bristow Helicopters completed the sale of all of the shares of Eastern Airways to Orient Industrial Holdings Limited (“OIHL”), an entity affiliated with Mr. Richard Lake, a director of Bristow Helicopters, pursuant to a Sale and Purchase Agreement (the “EAIL Purchase Agreement”). Pursuant to the EAIL Purchase Agreement and related agreements, Bristow Helicopters contributed approximately £17.1 million to Eastern Airways as working capital and OIHL acquired Eastern Airways. Bristow Helicopters retained its controlling ownership of the shares in Humberside International Airport Limited that it previously held through Eastern Airways. Certain intercompany balances between Bristow Helicopters and Eastern Airways were also written off. As a result of the transaction, OIHL now owns and operates Eastern Airways, which had previously operated as a separate unit within Bristow Group, and Bristow Helicopters maintains its controlling interest in Humberside Airport, from which Bristow Helicopters provides U.K. SAR services.

The EAIL Purchase Agreement contained customary representations and warranties. OIHL agreed to certain covenants with respect to non-solicitation of directors, officers or employees of Bristow Helicopters for a period of 12 months. Pursuant to the terms of the EAIL Purchase Agreement, Bristow Helicopters has the right to appoint an observer to the board of directors of Eastern Airways for an initial period of 12 months following the sale. Eastern Airways also agreed to provide certain transition services for a minimum of 12 months from the date of the completion of the transaction.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The loss on the sale of Eastern Airways for the seven months ended October 31, 2019 (Predecessor) of $46.9 million includes the write-off of net assets of $35.0 million and write-off of cumulative translation adjustment of $11.9 million.

Aviashelf and Bristow Helicopters Leasing Limited

As of March 31, 2019 (Predecessor), Bristow Aviation Holdings Limited (“Bristow Aviation”) had an indirect 48.5% interest in Aviashelf Aviation Co. (“Aviashelf”), a Russian helicopter company. Additionally, the Company owned 60% of two U.K. joint venture companies, BHLL and Sakhalin Bristow Air Services Ltd. These two U.K. companies lease aircraft to Aviashelf, which held the client contracts for the Company’s Russian operations. Aviashelf was consolidated based on the ability of certain consolidated subsidiaries of Bristow Aviation to control the vote on a majority of the shares of Aviashelf, rights to manage the day-to-day operations of the company, which were granted under a shareholders’ agreement, and the Company’s ability to acquire an additional 8.5% interest in Aviashelf under a put/call option agreement. In April 2019 (Predecessor), the Company sold its 60% ownership interest in BHLL for $1.4 million. In June 2019 (Predecessor), the Company sold its 48.5% ownership interest in Aviashelf for $2.6 million. In August 2019 (Predecessor), the Company exercised its call option to acquire an 8.5% interest in Aviashelf and subsequently sold that interest for $0.4 million.

The loss on the sale of Aviashelf and BHLL for the seven months ended October 31, 2019 (Predecessor) of $9.0 million includes the loss on sale of net assets of $1.8 million and write-off of cumulative translation adjustment of $7.2 million.

Columbia Helicopters

On February 11, 2019, the Company announced its agreement to acquire Columbia Helicopters, Inc. (“Columbia”) had been terminated by mutual agreement of the parties. The Company also paid a $20 million termination fee in February 2019 related to the Columbia acquisition, which is included as general and administrative expense in its consolidated statements of operations for fiscal year 2019 (Predecessor). Upon termination of the acquisition agreement, the financing agreements related to the acquisition also terminated pursuant to their respective terms.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASUs”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s consolidated financial position or results of operations.

Adopted

In February 2016, the FASB issued accounting guidance ASC 842, Leases, which replaces ASC 840, Leases, the existing accounting standards for lease accounting. ASC 842 requires lessees to recognize most leases on their balance sheets and makes targeted changes to lessor accounting. Additionally, ASC 842 requires a modified retrospective transition approach for all leases existing at, or entered into after the date of initial application, with an option to use certain transition relief. The guidance was updated in March 2018 to include an amendment that allows the Company to consider the beginning of the period of adoption as the effective date of initial application of the standard. The Company implemented this accounting standard with an effective date of April 1, 2019 (Predecessor). Based on the FASB transition guidance, the Company does not have to apply the disclosure requirement to periods prior to adoption. The Company elected the package of practical expedients to not re-evaluate existing lease contracts or lease classifications and therefore will not make changes to those leases already recognized on the consolidated balance sheet under ASC 840 until the leases are fully amortized, amended or modified. In addition, the Company did not reassess initial direct costs for any existing leases and elected the short-term lease exception provided for in the standard and therefore will only recognize right-of-use assets (“ROU assets”) and lease liabilities for leases with a term greater than one year. The Company elected the practical expedient to not separate lease and non-lease components for all asset classes.

The Company completed a system implementation and has updated its accounting policies to meet the standard’s requirements. On April 1, 2019 (Predecessor), the adoption of this accounting standard resulted in recording ROU assets of $281.0 million and an increase in lease liabilities of $285.3 million on the Company’s consolidated balance sheet with no material impact on its consolidated statements of operations and consolidated statements of cash flows. For further information on leases, see Note 12.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2018, the FASB issued new accounting guidance on income statement reporting of comprehensive income, specifically pertaining to reclassification of certain tax effects from accumulated other comprehensive income to retained earnings. This pronouncement is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2018, with early adoption permitted. The Company adopted this accounting guidance on April 1, 2019 (Predecessor). The Company did not elect to reclassify certain tax effects from accumulated other comprehensive income to retained earnings.

In June 2018, the FASB issued an amendment to the accounting guidance related to accounting for employee share-based payments which clarifies that an entity should recognize excess tax benefits in the period in which the amount of the deduction is determined. This amendment is effective for annual periods beginning after December 15, 2018, and is applied prospectively to changes in terms or conditions of awards occurring on or after the adoption date. The Company adopted this accounting guidance on April 1, 2019 (Predecessor) with no impact to its financial statements.

Not Yet Adopted

In August 2018, the FASB modified the disclosure requirements on fair value measurements. The amendment modifies, removes and adds several disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement. The amendment is effective for fiscal years ending after December 15, 2021 for public business entities and early adoption is permitted. The Company has not yet adopted this accounting guidance and is currently evaluating the effect this accounting guidance will have on its disclosure requirements.

In August 2018, the FASB modified disclosure requirements for employers that sponsor defined benefit pension plans. Certain disclosure requirements were removed and certain disclosure requirements were added. The amendment also clarifies disclosure requirements for projected benefit obligations and accumulated benefit obligations in excess of respective plan assets. The amendment is effective beginning in the Company’s fiscal year 2021 financial statements and early adoption is permitted. The Company has not yet adopted this accounting guidance and is currently evaluating the effect this accounting guidance will have on its disclosure requirements.

In August 2018, the FASB issued new accounting guidance that addresses the accounting for implementation costs associated with a hosted service. The guidance provides that implementation costs be evaluated for capitalization using the same criteria as that used for internal-use software development costs, with amortization expense being recorded in the same income statement expense line as the hosted service costs and over the expected term of the hosting arrangement. The amendment is effective beginning in the Company’s fiscal year 2021 financial statements and early adoption is permitted. The guidance will be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company has not yet adopted this accounting guidance and is currently evaluating the effect this accounting guidance will have on its financial statements.

In October 2018, the FASB amended the guidance for determining whether a decision-making fee is a variable interest. The amendments require organizations to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety (as currently required in generally accepted accounting principles). Therefore, these amendments likely will result in more decision makers not consolidating VIEs. This amendment is effective beginning in the Company’s fiscal year 2021 financial statements and early adoption is permitted. The Company has not yet adopted this accounting guidance and is currently evaluating the effect this accounting guidance will have on its disclosure requirements.

In December 2019, the FASB issued new guidance to simplify the accounting for income taxes, which eliminates certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. This ASU also includes guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for annual and interim periods in fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of ASU 2019-12 on its consolidated financial statements.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In January 2020, the FASB issued new accounting guidance to clarify certain interactions between the guidance to account for certain equity securities under Topic 321, 323 and 815, and improve current GAAP by reducing diversity in practice and increasing comparability of accounting. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company has not yet adopted this accounting guidance and is currently evaluating the effect this accounting guidance will have on its financial statements.

In March 2020, the FASB issued codification improvements to financial instruments, which makes improvements to financial instruments guidance. The standard is effective immediately for certain amendments and for fiscal years beginning after December 15, 2019. The Company has not yet adopted this accounting guidance and is currently evaluating the effect this accounting guidance will have on its financial statements.

In March 2020, the FASB issued new accounting guidance related to reference rate reform. The pronouncement provides optional guidance for a limited period of time to ease the potential burden of accounting for reference rate reform. This guidance is effective for all entities as of March 12, 2020 through December 31, 2022. The Company has not yet adopted this accounting guidance and is currently evaluating the effect this accounting guidance will have on its financial statements.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 — REORGANIZATION

On the Petition Date, the Debtors filed the Chapter 11 Cases in the Bankruptcy Court seeking relief under Chapter 11 of the Bankruptcy Code. On October 8, 2019, the Bankruptcy Court entered an order confirming the Plan and on October 31, 2019, in accordance with the terms of the Plan and such confirmation order, the Plan became effective and the Debtors emerged from bankruptcy.

Restructuring Support Agreement

On May 10, 2019, the Company entered into an initial Restructuring Support Agreement (the “Initial RSA”) with (i) certain holders of the Company’s 8.75% Senior Secured Notes due 2023 (the “8.75% Senior Secured Notes”) and (ii) the guarantors of the 8.75% Senior Secured Notes (the “Secured Guarantors”), to support a restructuring of the Company. On June 27, 2019, the Company entered into an amendment and restatement of the Initial RSA and on July 24, 2019, the Company entered into a second amendment and restatement thereof (as so amended and restated, the “Second Amended RSA”).

Upon emergence, the Company implemented the provisions of the Second Amended RSA in accordance with the Plan on the Effective Date as follows:

•
The 8.75% Senior Secured Notes were cancelled and holders thereof received (a) payment in full in cash of any accrued and unpaid pre- and post-petition interest at the non-default contract rate (except to the extent otherwise paid as adequate protection pursuant to the cash collateral order and not recharacterized or otherwise avoided but not including any make-whole or prepayment premium), (b) after giving effect to the payment in clause (a), cash in an amount equal to 97% of such holder’s allowed claims in respect of the 8.75% Senior Secured Notes and (c) rights to participate in the Rights Offering (as defined below).

•
The Company’s 6¼% Senior Notes due 2022 (the “6¼% Senior Notes”) and 4½% Convertible Senior Notes due 2023 (the “4½% Convertible Senior Notes” and, together with the 6¼% Senior Notes, the “Unsecured Notes”), together with the associated indentures (the “Unsecured Notes Claims”), were cancelled and a holder of allowed claims in respect of Unsecured Notes Claims received (a) if such holder was a 4(a)(2) Eligible Holder (as defined in the Plan), its pro rata share of (x) an unsecured equity pool and (y) rights to participate in the Rights Offering, (b) if such holder was not a 4(a)(2) Eligible Holder, either (x) its pro rata share of an unsecured equity pool and rights to participate in the Rights Offering or (y) its pro rata share of the GUC Cash Distribution Amount (as defined in the Plan).

•
The Predecessor Company’s financing facility (the “DIP Facility”) under the DIP Credit Agreement (as defined below) was refinanced and replaced with the Term Loan Agreement (as defined below), which was subsequently amended and extended (refer to Note 8 for credit agreement definitions and further details regarding the credit agreements).

•
Claims under the DIP Facility were settled with the issuance of new common stock, par value $0.0001, of the Company, as reorganized pursuant to the Plan (the “New Common Stock”), and new preferred stock, par value $0.0001, of the Company, as reorganized pursuant to the Plan (the “New Preferred Stock” and, together with the New Common Stock, the “New Stock”), equal to the principal and Equitization Consent Fee (as defined below). The lenders under the DIP Credit Agreement also received a fee equal to 10% of the amount of the DIP Facility of $150 million paid in New Stock (the “Equitization Consent Fee”). In accordance with the DIP Credit Agreement, the DIP Facility matured on the Effective Date; the principal balance and the accreted Equitization Consent Fee were converted into 3,490,010 shares of New Common Stock and 634,269 shares of New Preferred Stock.

•
Trade vendor claims were paid in full or otherwise continue as impaired. General unsecured creditors were impaired and received a distribution on account of their claims in the form of New Stock or cash.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•
The Predecessor Company’s common stock, par value $0.01 per share (“Predecessor Common Stock”), and all options, warrants, rights, restricted stock units or other securities or agreements to acquire Predecessor Common Stock, were cancelled as of the Effective Date.

•	The Company amended and restated its certificate of incorporation and its bylaws.

•	The Company appointed new members to the Successor Company’s board of directors to replace directors of the Predecessor Company.

•	The Predecessor’s equity award agreements under prior incentive plans, and the awards granted pursuant thereto, were extinguished, canceled and discharged.

•	The Compensation Committee of the Board of Directors of the Company (the “Board”) authorized the MIP (as defined below) which granted awards in New Stock.

•
A $385 million Rights Offering was issued for new equity of the Successor. Pursuant to the Rights Offering, eligible participants purchased their pro rata share of 58.22% of the total number of shares of New Stock issued (except for the New Stock issued under the MIP). The Rights Offering was backstopped by certain parties for a commitment premium that was paid with an additional 5.83% of the New Stock (except for the New Stock issued under the MIP), or 1,059,211 shares of New Preferred Stock.

•	The Company issued:

•	approximately 1,300,000 shares of New Common Stock to holders of the 8.75% Senior Secured Notes;

•	approximately 9,900,000 shares of New Common Stock to holders of the Unsecured Notes and holders of General Unsecured Claims (as defined in the Plan);

•	approximately 900,000 shares of New Preferred Stock to holders of the 8.75% Senior Secured Notes; and

•	approximately 5,900,000 shares of New Preferred Stock to holders of the Unsecured Notes.

See Notes 8 and 15 for further information regarding the Company’s Successor and Predecessor debt and equity instruments.

Backstop Commitment Agreement

On July 24, 2019, the Company entered into the Backstop Commitment Agreement (the “Backstop Commitment Agreement”) with the other parties thereto (the “Commitment Parties”), pursuant to which the Commitment Parties agreed to backstop a total $385 million new money rights offering (the “Rights Offering”) of New Stock. In accordance with the Plan and certain Rights Offering procedures filed as part of the Plan, the Company granted a group of holders representing approximately 99.3% of the 8.75% Senior Secured Notes, the Secured Guarantors and a group of holders representing approximately 73.6% of the Unsecured Notes, including certain Commitment Parties who are holders of the Unsecured Notes (the “Unsecured Commitment Parties”) or holders of the Secured Notes (the “Secured Commitment Parties”), and holders of certain other unsecured claims (collectively with the holders of the Unsecured Notes, the “Unsecured Claims”), the right to purchase shares of New Stock (the “Rights Offering Shares”), which were comprised of 91.825% of New Common Stock and 8.175% of New Preferred Stock, for an aggregate purchase price of, in the case of the Unsecured Claims, $347.5 million (the “Unsecured Rights Offering Amount”) and, in the case of the holders of the Secured Notes, $37.5 million (the “Secured Rights Offering Amount” and, together with the Unsecured Rights Offering Amount, the “Rights Offering Amount”). Under the Backstop Commitment Agreement, the Commitment Parties agreed to purchase any Rights Offering Shares that were not duly subscribed for pursuant to the Rights Offering (the “Unsubscribed Shares”) at the Per Equity Share Purchase Price (as defined in the Backstop Commitment Agreement).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the Backstop Commitment Agreement, the Debtors agreed to pay (i) on the earlier of the closing date of the transactions contemplated by the Backstop Commitment Agreement or the termination of the Backstop Commitment Agreement, a backstop commitment fee (the “Backstop Commitment Fee”) in, at the election of the Commitment Parties, New Stock equal to 10% of (a) the Unsecured Rights Offering Amount to the Unsecured Commitment Parties and (b) the Secured Rights Offering Amount to the Secured Commitment Parties and (ii) both as promptly as reasonably practicable after entry of the BCA Approval Order (as defined in the Backstop Commitment Agreement) and on a monthly basis thereafter, all reasonably incurred and documented professional fees of the Commitment Parties. The Backstop Commitment Fee was paid in New Stock to the Commitment Parties pro rata based on the amount of their respective backstop commitments.

The rights to purchase Rights Offering Shares (excluding Unsubscribed Shares) in the Rights Offering were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to section 1145 of the Bankruptcy Code. A portion of the New Common Stock issued in the Rights Offering was issued in reliance upon such exemption, and a portion of the New Common Stock and all of the New Preferred Stock were issued in reliance upon the exemption from registration under the Securities Act provided by Section 4(a)(2) thereof or another available exemption from registration thereunder. The offer and sale of the Unsubscribed Shares purchased by the Commitment Parties pursuant to the Backstop Commitment Agreement were made in reliance upon the exemption from registration under the Securities Act provided by Section 4(a)(2) thereof or another available exemption from registration thereunder. As a condition to the closing of the transactions contemplated by the Backstop Commitment Agreement, the Company entered into a registration rights agreement with certain Commitment Parties requiring the Company, subject to the terms and conditions thereof, to register the Commitment Parties’ securities under the Securities Act. The Rights Offering closed on October 10, 2019.

The Commitment Parties’ commitments to backstop the Rights Offering and the other transactions contemplated by the Backstop Commitment Agreement were conditioned upon satisfaction of all applicable conditions set forth therein. The Rights Offering Shares were issued pursuant to the Rights Offering and the Backstop Commitment Agreement on the Effective Date.

Note 3 — FRESH-START ACCOUNTING

Upon the Company’s emergence from the Chapter 11 Cases, the Company qualified for and adopted fresh-start accounting in accordance with the provisions set forth in ASC 852 as (i) the Reorganization Value of the Company’s assets immediately prior to the date of confirmation was less than the post-petition liabilities and allowed claims, and (ii) the holders of the existing voting shares of the Predecessor entity received less than 50% of the voting shares of the emerging entity. Refer to Note 2 for the terms of the Plan. Fresh-start accounting requires the Company to present its assets, liabilities and equity as if it were a new entity upon emergence from bankruptcy. The new entity is referred to as “Successor” or “Successor Company.” However, the Company will continue to present financial information for any periods before adoption of fresh-start accounting for the Predecessor Company. The Predecessor and Successor companies may lack comparability, as required in ASC 205, Presentation of Financial Statements (“ASC 205”). Therefore, “black-line” financial statements are presented to distinguish between the Predecessor and Successor companies.

Adopting fresh-start accounting results in a new financial reporting entity with no beginning retained earnings as of the fresh-start reporting date. Upon the application of fresh-start accounting, the Company allocated the Reorganization Value (the fair value of the Successor Company’s total assets) to its individual assets based on their estimated fair values. The Reorganization Value is intended to represent the approximate amount a willing buyer would value the Company’s assets immediately after the reorganization.

Reorganization Value is derived from an estimate of Enterprise Value, or the fair value of the Company’s long-term debt, stockholders’ equity and working capital. The Enterprise Value approved by the Bankruptcy Court as of the Effective Date was $1.25 billion. The Enterprise Value was derived from an independent valuation using an asset based methodology of financial information, considerations and projections, applying a combination of the income, cost and market approaches as of the fresh-start reporting date of October 31, 2019.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

See further discussion below under “Fresh-start accounting adjustments” for the specific assumptions used in the valuation of the Company’s various assets.

Although the Company believes the assumptions and estimates used to develop the estimate of Enterprise Value and Reorganization Value are reasonable and appropriate, different assumptions and estimates could materially impact the analysis and resulting conclusions. The assumptions used in estimating these values are inherently uncertain and require judgment.

The following table reconciles the Company’s estimated Enterprise Value to the estimated fair value of the Successor’s Common Stock as of October 31, 2019 (in millions):

Enterprise Value	$1,250
Plus: Cash, cash equivalents and restricted cash	251
Less: Fair value of debt	(586)
Total Implied Equity	915
Less: Successor Preferred Stock (1)	(619)
Implied value of Successor Common Stock (2)	$296
__________________

(1)
At emergence, $470 million share settled redemption feature embedded derivative was bifurcated from issued Successor Preferred Stock and reclassified to preferred stock embedded derivative on the consolidated balance sheet. See Note 9 for further information.

(2)	Difference between $294.7 million shown on the October 31, 2019 consolidated balance sheet is a result of rounding.

The following table reconciles the Company’s Enterprise Value to its Reorganization Value as of October 31, 2019 (in millions):

Enterprise Value	$1,250
Plus: Cash, cash equivalents and restricted cash	251
Plus: Current Liabilities and other, noninterest bearing	209
Plus: Other Long-term Liabilities, noninterest bearing (including Deferred Tax Liability)	409
Total Reorganization Value	$2,119

Consolidated Balance Sheet

The following table illustrates the effects on the Company’s consolidated balance sheet due to the reorganization and fresh-start accounting adjustments. The explanatory notes following the table below provide further details on the adjustments, including the Company’s assumptions and methods used to determine fair value for its assets and liabilities. Amounts included in the table below are rounded to thousands.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of October 31, 2019
Current assets:	Predecessor Company	Reorganization Adjustments		Fresh-Start Adjustments		Successor Company

Cash and cash equivalents	$139,278	$62,801	(1)	$—		$202,079
Restricted cash	23,761	24,686	(2)	—		48,447
Accounts receivable from non-affiliates	201,950	(3,034)	(3)	—		198,916
Accounts receivable from affiliates	15,926	—		(1,298)	(12)	14,628
Inventories	116,926	—		(35,766)	(13)	81,160
Prepaid expenses and other current assets	47,283	(3,322)	(4)	(13,415)	(14)	30,546
Total current assets	545,124	81,131		(50,479)		575,776
Investment in unconsolidated affiliates	112,932	—		7,039	(15)	119,971
Property and equipment – at cost:
Land and buildings	238,967	—		(74,225)	(16)	164,742
Aircraft and equipment	2,432,045	—		(1,665,136)	(17)	766,909
	2,671,012	—		(1,739,361)		931,651
Less – Accumulated depreciation and amortization	(970,731)	—		970,731	(18)	—
	1,700,281	—		(768,630)		931,651
Right-of-use assets	325,764	—		3,263	(19)	329,027
Other assets	91,179	213		70,897	(20)	162,289
Total assets	$2,775,280	$81,344		$(737,910)		$2,118,714
Current liabilities:
Accounts payable	$74,170	$10,448	(5)	$(2,377)	(21)	$82,241
Accrued wages, benefits and related taxes	40,657	—		—		40,657
Income taxes payable	2,988	—		—		2,988
Other accrued taxes	8,223	—		—		8,223
Deferred revenue	9,187	—		(321)	(22)	8,866
Accrued maintenance and repairs	31,303	—		—		31,303
Accrued interest	21,213	(20,111)	(6)	—		1,102
Current portion of operating lease liabilities	83,008	—		(8,497)	(23)	74,511
Other accrued liabilities	50,070	(15,417)	(7)	(718)	(24)	33,935
Short-term borrowings and current maturities of long-term debt	955,009	(926,556)	(8)	8,627	(25)	37,080
Total current liabilities	1,275,828	(951,636)		(3,286)		320,906
Long-term debt, less current maturities	75,167	525,301		(51,186)	(25)	549,282
Accrued pension liabilities	18,623	—		14,891	(26)	33,514
Preferred stock embedded derivative	—	470,322	(10)	—		470,322
Other liabilities and deferred credits	7,701	—		(3,110)	(27)	4,591
Deferred taxes	54,009	93,245	(28)	(104,025)	(28)	43,229
Long-term operating lease liabilities	244,566	—		9,139	(23)	253,705
Total liabilities not subject to compromise	1,675,894	137,232		(137,577)		1,675,549
Liabilities subject to compromise	624,867	(624,867)	(9)	—		—
Total liabilities	2,300,761	(487,635)		(137,577)		1,675,549
Commitments and contingencies (Note 11)
Mezzanine equity:
Preferred stock	—	148,599	(10)	—		148,599
Stockholders’ investment:						—
Predecessor common stock, $.01 par value	386	(386)	(11)	—		—
Predecessor additional paid-in capital	920,761	(920,761)	(11)	—		—
Predecessor retained earnings	52,136	524,687	(11)	(576,823)	(30)	—
Predecessor accumulated other comprehensive loss	(314,439)	337,373	(11)	(22,934)	(30)	—
Predecessor Treasury shares	(184,796)	184,796	(11)	—		—
Successor Common stock	—	1	(10)	—		1
Successor Additional paid-in capital	—	294,670	(10)	—		294,670
Total Bristow Group stockholders’ investment	474,048	420,380		(599,757)		294,671
Noncontrolling interests	471	—		(576)	(29)	(105)
Total stockholders’ investment	474,519	420,380		(600,333)		294,566
Total liabilities, mezzanine equity and stockholders’ investment	$2,775,280	$81,344		$(737,910)		$2,118,714

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization adjustments

(1)	The table below details cash payments as of October 31, 2019, pursuant to the terms of the Plan described in Note 2 (in thousands):

Equity Rights Offering Proceeds	$385,000
Release of funds from Restricted Cash	6,972
Payments to 8.75% Senior Secured Notes due 2023 for principal and interest	(270,939)
Payment of DIP interest	(1,098)
Payments for 2019 Term Loan Amendment Fee	(563)
Reserve for Professional Fee Escrow	(30,669)
Payment of Unsecured 4(a)(2) Cash Pool Funding	(7,000)
Payments for Transaction Expenses	(11,867)
Payments to Indenture Trustee	(989)
Payment of Executive Key Employee Incentive Plan	(3,432)
Payments for Prepetition Trade Cures	(2,614)
Total	$62,801

(2)
Represents the Reserve for Professional Fee Escrow of $30.7 million plus the remainder of the Disputed Claims Cash Reserve under the Plan of $0.9 million offset by a $6.9 million release of restricted cash related to the DIP Facility.

(3)	Represents the write-off of the value added tax receivable in relation to the rejected aircraft purchase contract with Airbus Helicopters S.A.S. (“Airbus”) for 22 large aircraft in October 2019.

(4)	Represents the write-off of the prepaid asset related to the Predecessor’s directors and officers tail coverage insurance policy.

(5)	Represents the accrual for success fees of $14.0 million, partially offset by trade cure payments of $2.6 million and other miscellaneous accruals of $0.9 million.

(6)	Represents the settlement of the DIP Facility accrued interest of $16.1 million and the 8.75% Senior Secured Notes accrued interest of $4.0 million.

(7)
Represents reversal of the $19.3 million Backstop Obligation Reserve plus $0.3 million miscellaneous adjustments, partially offset by accrual for ABL Facility (as defined herein) fees of $2.2 million and a reclassification of the deferred compensation plan of $2.0 million.

(8)	The table below reflects the settlement and write-off of the short-term debt and current maturities (in thousands):

Settlement of the 8.75% Senior Secured Notes due 2023	$275,182
Settlement of DIP Facility	150,000
Settlement of remaining 8.75% Senior Secured Notes due 2023 (1)	(8,255)
Write-off of unamortized discount on the 8.75% Senior Secured Notes due 2023	1,641
Reinstated Milestone Omnibus Agreement	(17,313)
Reclassification from short-term borrowings and current maturities of long-term debt to long-term debt, less current maturities	525,301
$926,556

(1)	Represents the difference between the amount outstanding on the 8.75% Senior Secured Notes and the cash paid to settle the 8.75% Senior Secured Notes.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)	Liabilities subject to compromise consisted of the following (in thousands):

6¼% Senior Notes due 2022 principal and accrued interest (1)	$415,894
4½% Convertible Senior Notes due 2023 principal and accrued interest (2)	146,627
Accrued lease termination costs (3)	43,049
Milestone Omnibus Agreement (4)	17,313
Deferred compensation plan	1,984
Liabilities subject to compromise	$624,867

(1)	Includes $401.5 million of principal and $14.4 million of interest accrued through May 11, 2019.

(2)	Includes $143.8 million of principal and $2.9 million of interest accrued through May 11, 2019.

(3)	Relates to ten aircraft leases rejected in June 2019, including nine S-76C+s and one S-76D.

(4)
Includes costs related to the return of four leased H225s on May 6, 2019 and includes lease termination costs, deferred lease costs previously included as short-term debt on the consolidated balance sheet and additional lease return costs.

(10)
Represents the discharge of debt through the issuance of New Stock. Pursuant to the Plan, Class 4 (Secured Notes Claim holders), Class 8 (Unsecured Notes Claim holders), and Class 12 (General Unsecured Claim holders) received cash and subscription rights to the New Stock issued pursuant to the Rights Offering in full satisfaction and settlement of claims. Any subscription right not exercised by these parties was purchased by the Commitment Parties. Further, Class 8 and Class 12 received New Stock as part of the Unsecured Equity Pool and DIP claim holders received New Stock in full satisfaction and settlement of DIP claims. The following is the calculation of the total pre-tax gain and corresponding impact on additional paid-in capital (“APIC”) on the discharge of debt (in thousands):

Liabilities subject to compromise (see footnote above for further details)	$624,867
Less amounts reinstated:
Milestone Omnibus Agreement	(17,313)
Deferred Compensation Plan	(1,984)
Total liabilities subject to compromise settled at emergence	605,570
Plus 8.75% Senior Secured Notes due 2023	275,182
Plus proceeds from Rights Offering	385,000
Shares issued to participants in Rights Offering and to compromised creditor classes:
Equity issued pursuant to Rights Offering and Unsecured Equity Pool (1)	(727,139)
Less cash paid to settle claims:
Cash paid out (2)	(273,022)
Total pre-tax gain	$265,591
Settlement of DIP Claims through issuance of New Stock
DIP Claims plus interest accrued	165,000
DIP Equitization Allocation New Stock plus Consent Fee (1)	(186,453)
APIC Predecessor (3)	$(21,453)

(1)	Successor Equity Issued

(2)
The cash paid was used to settle 97% of the 8.75% Senior Secured Notes principal balance (Class 4) and the payments made to Unsecured Notes Claim holders (Class 8) and General Unsecured Claim holders (Class 12).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)
Pursuant to the DIP Credit Agreement, the DIP claims and the Equitization Consent Fee were settled with New Stock. The difference between the “DIP claims plus accrued interest” and “DIP Equitization Allocation New Stock plus Consent Fee” does not flow through the income statement but is a direct adjustment to the Predecessor APIC.

Successor New Stock
Equity Issued pursuant to Rights Offering
Common Stock, $.01 par value (b)	$1
Preferred Stock Mezzanine Equity (a)	523,973
Additional paid in capital (c)	153,897
Equity Issued Unsecured Equity Pool
Common Stock, $.01 par value (b)	—
Additional paid in capital (c)	49,268
Total New Stock issued to participants in Rights Offering and to compromised creditor classes	$727,139
New Stock Issued for settlement of DIP Claims
Common Stock, $.01 par value (b)	—
Preferred Stock Mezzanine Equity (a)	94,948
Additional Paid in Capital (c)	91,505
Total New Stock issued for settlement of DIP Claims	$186,453
Total New Stock Issued	913,592
(a) Total Preferred Stock Mezzanine Equity	618,921
(b) Total Common Stock par value	1
(c) Total Additional Paid in Capital	294,670
New Preferred Stock	618,921
Less: Share-settled Redemption Feature Embedded Derivative	(470,322)
Total Equity at Emergence	$148,599

(11)	Represents the cancellation of the Predecessor common stock and related components of the Predecessor equity.

Fresh-start accounting adjustments

(12)	Represents the adjustments to accounts receivable from affiliate caused by the write-off of revenue previously being straight-lined for which the Company has no future performance obligations.

(13)
Represents the valuation adjustments applied to the Company’s inventory, which consists of aircraft parts, kit parts, work in process and fuel. The fair value of the inventory was estimated using the cost approach.

(14)
Represents the write-off of the Predecessor’s unamortized debt issuance costs as of October 31, 2019 as well as the adjustment to prepaid rent resulting from the change in the Company’s fair value of leases. See footnotes 19 and 25 for further details. This balance also represents the fair value adjustment of the Company’s short-term portion of contract acquisition and pre-operating costs by $8.8 million to its fair value of zero at the Effective Date.

(15)
Represents the valuation adjustments to the Company’s equity method investments in Cougar and Líder, and cost method investment in PAS to fair value. The fair value for the unconsolidated investments was based on a combination of the income approach and the market approach. The income approach includes consideration of a market participant discount rate and cash flow projections prepared by their management. The Guideline Public Company Method relies on valuation multiples from reasonably similar Guideline Public Companies.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(16)
Represents the fair value adjustment to the Company’s land and buildings. The fair value was determined using the direct valuation method of the cost approach of certain owned properties with all other owned properties and related site improvements valued using the indirect method of the cost approach. Concurrently, the income approach and market approach were considered in the context of the Company’s economic obsolescence analysis as part of the application of the cost approach.

(17)
Represents the valuation adjustment to the Company’s aircraft and equipment fair value. The cost approach was the primary valuation method utilized to determine fair value. Concurrently, the income approach was considered in the context of the Company’s economic obsolescence analysis as part of the application of the cost approach. Certain assets, specifically those aircraft classified as held for sale as of December 31, 2019 (Successor), were valued utilizing the market approach, based on preliminary sales offers for those assets. The key assumptions used were market conditions and third party market data, locational considerations and aircraft interchangeability, asset age, current flight hours and operational status and earning potential of the overall business.

(18)
Represents the elimination of the Predecessor’s accumulated depreciation in accordance with fresh-start accounting requirements and revaluation of the corresponding assets described in footnotes 16 and 17 above.

(19)	Reflects the valuation adjustments to the Company’s ROU assets based on the recalculated operating lease liabilities adjusted for the fair value of any favorable or unfavorable lease term.

(20)
Primarily reflects the valuation adjustments to intangible assets and deferred tax asset. The Company’s intangible assets consist of PBH contracts, in which aircraft maintenance is covered by the manufacturer in exchange for a fee per flight hour, and a U.K. SAR customer contract. The fair value of the PBH contracts was determined using a cost approach in which the estimated prior accrued payments were discounted using the weighted average cost of capital for each business over the vendor’s remaining non-cancelable term of the contract. The fair value of the PBH contracts related to non-UK aircraft was further reduced based on the economic obsolescence rate applied to the corresponding aircraft. The U.K. SAR customer contract was fair valued using the multi-period excess earnings method of the income approach.

(21)
Primarily reflects the write-off of short-term portion of contract acquisition and pre-operating costs related to two customer contracts in Norway of $2.2 million and various other miscellaneous costs of $0.2 million.

(22)	Reflects the write-off of deferred revenue related to contracts in which the Company was no longer obligated to provide future services.

(23)
Reflects the adjustment to the Company’s lease assumptions (i.e. discount rate) to record its lease obligations as of the Effective Date and the corresponding adjustment to its short-term lease liability. To estimate the market rent, comparable closed leases and current lease listing were analyzed. Market rent growth was based on published survey data.

(24)	Primarily reflects the write-off of long-term portion of contract acquisition and pre-operating costs related to two customer contracts in Norway.

(25)
Reflects the valuation adjustments to the Lombard Debt, Macquarie Debt, PK Air Debt and Airnorth Debt (each as defined herein). The fair value for these debt instruments was determined by considering the future cash flows of the instruments based on the contractual interest rates and then discounted back to Day 1, based on the implied market yield and the Company’s credit rating as of the Effective Date. When fair valuing the debt, credit spreads, a term-matched risk-free rate associated with each payment based on interpolating the U.S. Constant Maturity Treasury Curve, yield volatility (ranging from 30% to 35%) and call schedule (ranging from 100.25% to 103.5%) were utilized. All of the Predecessor’s unamortized debt issuance costs of $15.2 million were written off as of October 31, 2019. Refer to Note 8 for definitions of and further information regarding debt instruments.

(26)	Reflects the valuation adjustment to the Company’s pension liabilities. The fair value was determined by updating the pension plan assumptions and calculations as of the Effective Date.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(27)	Represents the write-off of long-term deferred revenue as no performance obligations remained for the Successor.

(28)	Represents the adjustments to deferred tax liability.

(29)	Reflects the portion of the valuation adjustments to land, buildings and equipment applicable to noncontrolling interest.

(30)	Represents the cumulative impact of the fresh-start accounting adjustments discussed above and the cancellation of the Predecessor’s retained earnings and accumulated other comprehensive loss.

Reorganization Items

Reorganization items represent (i) expenses or income incurred subsequent to the Petition Date as a direct result of the Plan, (ii) gains or losses from liabilities settled, and (iii) fresh-start accounting adjustments and are recorded in “Reorganization items” in the Company’s unaudited consolidated statements of operations. The following table summarizes the net reorganization items (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019
Gain on settlement of liabilities subject to compromise	$—	$265,591
Fresh-start accounting adjustments	—	(686,116)
Reorganization professional fees and other	(7,232)	(197,448)
Loss on reorganization items	$(7,232)	$(617,973)

Cash paid for reorganization items for the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor) was $21.3 million and $66.0 million, respectively.

Note 4 — TRANSACTIONS

Merger Agreement

On January 23, 2020, Bristow entered into an Agreement and Plan of Merger (as amended April 22, 2020, the “Merger Agreement”) with Era Group Inc., a Delaware corporation (“Era”), and Ruby Redux Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Era (“Merger Sub”), pursuant to which Merger Sub will merge with and into Bristow, with Bristow continuing as the surviving corporation and direct wholly owned subsidiary of Era (the “Merger”). Following the Merger, Era intends to change its name to Bristow Group Inc. (the “Combined Company”), and its common stock is expected to be listed on either the New York Stock Exchange or the Nasdaq Stock Market, as determined by Era (after consultation with the Company’s Chairman of the Board).

On the terms and subject to the conditions set forth in the Merger Agreement, the consideration payable to holders of outstanding New Common Stock (including holders of any shares issued as a result of the conversion of New Preferred Stock and certain shares of New Common Stock held in reserve) outstanding immediately prior to the closing will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of the Combined Company (“Combined Company Common Stock”) equal to the product of (i) 77% multiplied by (ii) the quotient of (x) the number of shares of Era common stock outstanding immediately prior to the Merger, calculated on fully-diluted basis, divided by (y) 23% (the “Aggregate Merger Consideration”). Each holder of New Common Stock, other than holders of dissenting shares, shall be entitled to receive, for each share of New Common Stock, a number of shares of Combined Company Common Stock equal to the Aggregate Merger Consideration divided by the number of shares of New Common Stock outstanding immediately prior to the Merger (including any shares issued as a result of the conversion of New Preferred Stock, any shares underlying Bristow options or restricted stock units and certain shares of New Common Stock held in reserve) (the “Per Share Merger Consideration”), plus the cash value of any fractional shares of Combined Company Common Stock that would otherwise be payable.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holders of restricted stock units under the MIP will be entitled to receive restricted stock units in the Combined Company equal to the number of Bristow restricted stock units held, multiplied by the Per Share Merger Consideration, and subject to the same restrictions. Holders of stock options under the MIP will receive options to purchase shares of Combined Company Common Stock equal to the number of shares of New Common Stock held multiplied by the Per Share Merger Consideration, with the exercise prices adjusted accordingly.

The Merger Agreement contains customary representations and warranties from each of Bristow and Era, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of its business prior to the closing, (2) the use of reasonable best efforts to consummate the Merger and obtain all required consents and approvals, including regulatory approvals, (3) the preparation and filing of a registration statement on Form S-4 (the “S-4 Registration Statement”) by Era to register the Aggregate Merger Consideration and a joint proxy statement for the special meetings or approval by written consent, as applicable, of stockholders of Bristow and Era, (4) holding a meeting or approval by written consent, as applicable, of stockholders of each company to obtain their requisite approvals in connection with the Merger, including, among other approvals, the approval by Era stockholders of the issuance of shares of Combined Company Common Stock in the Merger (the “Stock Issuance”) and an amendment to the certificate of incorporation of Era to increase the number of authorized shares of Combined Company Common Stock (the “Charter Amendment”), and (5) subject to certain exceptions, the recommendation of the board of directors of each of Bristow and Era that such approvals be provided.

The Merger Agreement also prohibits Bristow and Era from soliciting competing acquisition proposals, except that, subject to customary exceptions and limitations, prior to receiving stockholder approval, either party may provide information to, and negotiate with, a third party that makes an unsolicited acquisition proposal if the board of directors of Bristow or Era, as applicable, determines, after considering any adjustments to the Merger Agreement proposed by the other party following good faith negotiations during a three business day matching period, that such acquisition proposal would reasonably be expected to result in a superior proposal and failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. The board of directors of each of Bristow and Era is also permitted to change its recommendation prior to the vote of its stockholders if such board of directors determines in good faith (after consultation with its respective outside counsel and financial advisor) that an acquisition proposal constitutes a superior proposal. Additionally, the board of directors of each of Bristow and Era is permitted to change its recommendation prior to the vote of its stockholders in response to certain intervening events.

Each of Bristow’s and Era’s obligation to consummate the Merger is subject to the satisfaction or waiver of certain conditions, including, among others, (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act (“HSR Act”) or any other antitrust law, (2) the absence of any governmental order or law prohibiting the consummation of the Merger, (3) adoption of the Merger Agreement by holders of a majority of the outstanding shares of New Common Stock and New Preferred Stock voting on an as-converted basis, plus one “Major Holder” (as defined in Bristow’s stockholders’ agreement and which, as of the date hereof, refers to each of the signatories to the voting agreements described below), (4) the approval of the Stock Issuance and Charter Amendment by Era’s stockholders, (5) the effectiveness of the registration statement for Combined Company Common Stock to be issued in the Merger and the authorization for listing of those shares on the New York Stock Exchange or Nasdaq Stock Market, as applicable, (6) the absence of a material adverse effect on the other party, (7) the accuracy of the other party’s representations and warranties, subject to customary materiality qualifiers and (8) compliance of the other party with its respective covenants under the Merger Agreement in all material respects. Era’s obligation to consummate the Merger is also subject to (x) the conversion of all shares of New Preferred Stock into New Common Stock, and (y) the termination of Bristow’s stockholders’ agreement. Bristow’s obligation to consummate the Merger is also subject to the receipt of a tax opinion from Bristow’s counsel.

The Merger Agreement contains certain termination rights for each of Bristow and Era, including if (1) the Merger is not consummated by October 23, 2020 (as it may be extended, the “End Date”), which date will be extended automatically until January 23, 2021, if all conditions precedent, other than the expiration of the waiting period under the HSR Act, have been satisfied or are capable of being satisfied, (2) there is a law or order permanently enjoining or otherwise prohibiting the consummation of the Merger, (3) the required approval of the stockholders of Bristow or Era is not obtained, (4) there has been an intentional material breach of the no-solicitation covenant by the other party, or (5) there has been a material breach of the covenants or representations and warranties by the other party that is not cured such that the applicable closing conditions are not satisfied. In addition, among other reasons, (a) Bristow may terminate the Merger Agreement in the event that Era’s board of directors changes its recommendation in favor of Era stockholders’ approval of the Stock Issuance and the Charter Amendment and (b) Era may terminate the Merger Agreement in the event that Bristow’s board of directors changes its recommendation in favor of Bristow stockholders’ approval of the Merger.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If the Merger Agreement is terminated (1) (i) because (A) the approval of the Era stockholders is not obtained, (B) Bristow terminates the Merger Agreement due to a material uncured breach by Era or (C) either party terminates the Merger Agreement after the Merger has not been consummated by the End Date at a time when Bristow could have terminated the agreement because of a material uncured breach by Era or a change in the recommendation by Era’s board of directors to the Era stockholders, (ii) an alternative transaction had been publicly announced prior to the Era stockholder meeting and such proposal has not been withdrawn or expired at least 5 days prior to the meeting and (iii) and within 12 months of such termination, Era has entered into a definitive agreement with respect to an alternative sale transaction, which transaction is thereafter consummated; or (2) by Bristow before the approval of Era’s stockholders is obtained because Era’s board of directors has changed its recommendation, then Era will be required to pay Bristow a termination fee of $9,000,000.

If the Merger Agreement is terminated (1) (i) because (A) the approval of the Bristow stockholders is not obtained, (B) Era terminates the Merger Agreement due to a material uncured breach by Bristow or (C) either party terminates the Merger Agreement after the Merger has not been consummated by the End Date at a time when Era could have terminated the agreement because of a material uncured breach by Bristow or a change in the recommendation by Bristow’s board of directors to the Bristow stockholders, (ii) an alternative transaction has been publicly announced prior to the Bristow stockholder meeting and such proposal has not been withdrawn or expired at least 5 days prior to the meeting and (iii) and within 12 months of such termination, Bristow has entered into a definitive agreement with respect to an alternative sale transaction, which transaction is thereafter consummated; or (2) by Era before the approval of Bristow’s stockholders is obtained because Bristow’s board of directors has changed its recommendation, then Bristow will be required to pay Era a termination fee of $9,000,000.

In addition, each party will be obligated to reimburse the other party’s expenses in an amount not to exceed $4,000,000 if the Merger Agreement is terminated because of the failure to obtain the required approval of such party’s stockholders and a termination fee is otherwise not payable to the other party pursuant to the terms and conditions of the Merger Agreement.

In connection with the Merger, on February 6, 2020, Era and Bristow each filed a premerger notification and report form under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On March 11, 2020, Era re-filed its HSR premerger notification and report form. On April 10, 2020, the waiting period with respect to the HSR Act expired.

The expiration of the waiting period under the HSR Act satisfies a condition to the closing of the Merger. The closing of the Merger remains subject to other customary closing conditions, including the approval of the merger by Bristow’s stockholders and the approval of the issuance of the shares in the merger by Era’s stockholders.

Voting Agreements

In connection with the execution of the Merger Agreement, on January 23, 2020, Bristow and Era entered into individual voting agreements with certain significant stockholders of Bristow (collectively, the “Significant Stockholders” and such agreements, the “Voting Agreements”), pursuant to which (i) each Significant Stockholder has agreed, among other things, to, as promptly as practicable following effectiveness of the S-4 Registration Statement, deliver a duly executed consent in favor of the Merger and adoption of the Merger Agreement and (ii) Era has agreed to negotiate in good faith a registration rights agreement that will be entered into with each such Significant Stockholder.

Each Voting Agreement shall terminate upon the earliest of (a) the effective time of the Merger, (b) any amendment to the Merger Agreement made without such Significant Stockholder’s consent that reduces the amount or changes the form of the Aggregate Merger Consideration, adversely affects the tax consequences of such Significant Stockholder, changes certain governance rights set forth in the Merger Agreement or extends the End Date beyond January 23, 2021 and (c) the termination of the Merger Agreement in accordance with its terms. On May 7, 2020 and May 8, 2020, the Significant Stockholders delivered their consents in favor of the Merger and adoption of the Merger Agreement.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Conditional Novation Agreement

In connection with the entry into the Merger Agreement, Era, Bristow, certain subsidiaries of Bristow and PK AirFinance S.à r.l. (“PK AirFinance”) entered into a conditional novation agreement, pursuant to which Era agreed, effective upon closing of the Merger, to replace Bristow as the parent guarantor under the $230 million credit agreement, dated as of July 17, 2017, among Bristow Equipment Leasing Ltd., the several banks, other financial institutions and other lenders from time to time party thereto and PK AirFinance, as agent and security trustee (as amended, the “PK Credit Agreement”).

Note 5 — REVENUE RECOGNITION

Revenue Recognition

In general, the Company recognizes revenue when a service is provided or a good is sold to a customer and there is a contract. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies all performance obligations for each distinct promise that transfers a good or service (or bundle of goods or services) to the customer. To identify the performance obligations, the Company considers all goods or services promised in the contract, whether explicitly stated or implied based on customary business practices. Revenue is recognized when control of the identified distinct goods or services has been transferred to the customer, the transaction price is determined and allocated to the satisfied performance obligations and the Company has determined that collection has occurred or is probable of occurring.

A majority of the Company’s revenue from contracts with customers is currently generated through two types of contracts: helicopter services and fixed wing services. Each contract type has a single distinct performance obligation as described below.

Helicopter services — The Company’s customers — major integrated, national and independent offshore energy companies — charter its helicopters primarily to transport personnel between onshore bases and offshore production platforms, drilling rigs and other installations. To a lesser extent, the Company’s customers also charter its helicopters to transport time-sensitive equipment to these offshore locations. The customers for SAR services include both the oil and gas industry and governmental agencies. Revenue from helicopter services is recognized when the performance obligation is satisfied over time based on contractual rates as the related services are performed.

A performance obligation arises under contracts with customers to render services and is the unit of account under the new accounting guidance for revenue. Operating revenue from the Company’s oil and gas segment is derived mainly from fixed-term contracts with its customers, a substantial portion of which is competitively bid. A small portion of its oil and gas customer revenue is derived from providing services on an “ad-hoc” basis. Its fixed-term contracts typically have original terms of one year to seven years (subject to provisions permitting early termination by its customers). The Company accounts for services rendered separately if they are distinct and the service is separately identifiable from other items provided to a customer and if a customer can benefit from the services rendered on its own or with other resources that are readily available to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Within this contract type for helicopter services, the Company determined that each contract has a single distinct performance obligation. These contracts include a fixed monthly rate for a particular model of aircraft, and flight hour services, which represents the variable component of a typical contract with a customer. Rates for these services vary depending on the type of services provided and can be based on a per flight hour, per day, or per month basis. Variable charges within its flight services contracts are not effective until a customer-initiated flight order is received and the actual hours flown are determined; therefore, the associated flight revenue generally cannot be reasonably and reliably estimated beforehand. A contract’s standalone selling prices are determined based upon the prices that the Company charges for services rendered. Revenue is recognized as performance obligations are satisfied over time, by measuring progress towards satisfying the contracted services in a manner that best depicts the transfer of services to the customer, which is generally represented by a period of 30 days or less. The Company typically invoices customers on a monthly basis and the term between invoicing and when the payment is due is typically between 30 and 60 days. In order to offset potential increases in operating costs, long-term contracts may provide for periodic increases in the contractual rates charged for services. The Company recognizes the impact of these rate escalations when estimable and applicable, which generally includes written acknowledgment from the customers that they are in agreement with the amount of the rate escalation. Cost reimbursements from customers are recorded as reimbursable revenue with the related reimbursed costs recorded as reimbursable expense on the Company’s consolidated statements of operations.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Taxes collected from customers and remitted to governmental authorities are reported on a net basis in the Company’s financial statements. Thus, the Company excludes taxes imposed on the customer and collected on behalf of governmental agencies to be remitted to these agencies from the transaction price in determining the revenue related to contracts with a customer.

Fixed wing services — Airnorth provides fixed wing transportation services through regular passenger transport (scheduled airline service with individual ticket sales) and charter services. A performance obligation arises under contracts with customers to render services and is the unit of account under the new accounting guidance for revenue. Within fixed wing services, the Company determined that each contract has a single distinct performance obligation. Revenue is recognized over time at the earlier of the period in which the service is provided or the period in which the right to travel expires, which is determined by the terms and conditions of the ticket. Ticket sales are recorded within deferred revenue in accordance with the above policy. Both chartered and scheduled airline service revenue is recognized net of passenger taxes and discounts.

Contract Assets, Liabilities and Receivables

The Company generally satisfies performance of contract obligations by providing helicopter and fixed wing services to its customers in exchange for consideration. The timing of performance may differ from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset exists when the Company has a contract with a customer for which revenue has been recognized (i.e., services have been performed), but customer payment is contingent on a future event (i.e. satisfaction of additional performance obligations). These contract assets are transferred to receivables when the right to consideration becomes unconditional. Contract liabilities relate to deferred revenue in which advance consideration is received from customers for contracts where revenue is recognized on future performance of services.

As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), receivables related to services performed under contracts with customers were $148.3 million and $164.7 million, respectively. All receivables from non-affiliates and affiliates are broken out further in the consolidated balance sheets. During the five months ended March 31, 2020 (Successor), the Company recognized $4.9 million of revenue from outstanding contract liabilities. During the seven months ended October 31, 2019 (Predecessor) and fiscal year 2019 (Predecessor), the Company recognized $8.5 million and $12.4 million of revenue from outstanding contract liabilities, respectively. Contract liabilities related to services performed under contracts with customers was $4.9 million and $10.0 million as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), respectively. Contract liabilities are primarily generated by fixed wing services where customers pay for tickets in advance of receiving the Company’s services and advanced payments from helicopter services customers. There were no contract assets as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor).

There was no significant revenue recognized from satisfied performance obligations related to prior periods (for example, due to changes in transaction price) for the five months ended March 31, 2020 (Successor). There was no significant revenue recognized from satisfied performance obligations related to prior periods for the seven months ended October 31, 2019 (Predecessor) and $2.7 million was recognized for fiscal year 2019 (Predecessor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue from third party customers

Total revenue related to third party customers is as follows (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019
			Fiscal Year Ended March 31,
			2019
Revenue:
Operating revenue from non-affiliates	$443,716	$691,360	$1,239,117
Operating revenue from affiliates	8,413	12,015	23,099
Reimbursable revenue from non-affiliates	18,038	34,304	61,755
Revenue from Contracts with Customers	470,167	737,679	1,323,971
Other revenue from non-affiliates	686	945	20,412
Other revenue from affiliates	14,910	18,599	25,279
Total Revenue	$485,763	$757,223	$1,369,662

Remaining Performance Obligations

Remaining performance obligations represent firm contracts for which work has not been performed and future revenue recognition is expected. The table below discloses (1) the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period and (2) the expected timing to recognize this revenue (in thousands):

	Remaining Performance Obligations (Successor)
	Fiscal Year Ending March 31,
	2021	2022	2023	2024	2025 and thereafter	Total
Outstanding Service Revenue:

Helicopter contracts	$365,809	$186,528	$177,716	$133,455	$136,239	$999,747
Fixed-wing contracts	1,080	—	—	—	—	1,080
Total remaining performance obligation revenue	$366,889	$186,528	$177,716	$133,455	$136,239	$1,000,827

Although substantially all of the Company’s revenue is under contract, due to the nature of the business, the Company does not have significant remaining performance obligations as its contracts typically include unilateral termination clauses that allow its customers to terminate existing contracts with a notice period of 30 to 365 days. The table above includes performance obligations up to the point where the parties can cancel existing contracts. Any applicable cancellation penalties have been excluded. As such, the Company’s actual remaining performance obligation revenue is expected to be greater than what is reflected above. In addition, the remaining performance obligation disclosure does not include expected consideration related to performance obligations of a variable nature (i.e., flight services) as they cannot be reasonably and reliably estimated.

Other Considerations and Practical Expedients

The Company was awarded a government contract to provide SAR services for all of the U.K., which commenced in April 2015. The Company previously incurred costs related to this contract that generate or enhance the resources used to fulfill the performance obligation within the contract and the costs are expected to be recoverable. These contract acquisition and pre-operating costs qualified for capitalization. These capitalized contract acquisition and pre-operating costs related to the U.K. SAR contract and two customer contracts in Norway were capitalized and amortized by the Predecessor Company prior to implementation of fresh-start accounting. See Notes 1 and 3 for further details.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company incurs incremental direct costs for obtaining contracts through sales commissions paid to ticket agents to sell seats on regular public transportation flights for its fixed-wing services only. The Company will utilize the practical expedient allowed by the FASB that permits expensing the incremental costs of obtaining a contract when incurred, if the amortization period of the contract asset that would otherwise have been recognized is one year or less.

In addition, the Company applied the invoice practical expedient that allows the recognition of revenue in the amount to which the Company has the right to invoice the customer and corresponds directly with the value to the customer of the Company’s performance completed to date.

Note 6 — VARIABLE INTEREST ENTITIES AND OTHER INVESTMENTS IN SIGNIFICANT AFFILIATES

VIEs

A VIE is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. If the Company determines that it has operating power and the obligation to absorb losses or receive benefits, the Company consolidates the VIE as the primary beneficiary, and if not, the Company does not consolidate.

As of March 31, 2020 (Successor), the Company had interests in five VIEs of which the Company was the primary beneficiary, which are described below, and had no interests in VIEs of which the Company was not the primary beneficiary.

Bristow Aviation Holdings Limited — The Company owns 49% of Bristow Aviation’s common stock and a significant amount of its subordinated debt. Bristow Aviation is incorporated in England and, through its subsidiaries, holds all the outstanding shares in Bristow Helicopters. Bristow Aviation’s subsidiaries provide industrial aviation services to customers primarily in the U.K., Norway, Australia, Nigeria and Trinidad and fixed wing services primarily in the U.K. and Australia. Bristow Aviation is organized with three different classes of ordinary shares having disproportionate voting rights. The Company, Caledonia Investments plc (“Caledonia”) and a European Union investor (the “E.U. Investor”) owned 49%, 46% and 5%, respectively, of Bristow Aviation’s total outstanding ordinary shares, although Caledonia had voting control over the E.U. Investor’s shares.

In addition to the Company’s ownership of 49% of Bristow Aviation’s outstanding ordinary shares, in May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). The Company also has £91.0 million ($112.8 million) principal amount of subordinated unsecured loan stock (debt) of Bristow Aviation bearing interest at an annual rate of 13.5% and payable semi-annually. Payment of interest on such debt has been deferred since its incurrence in 1996. Deferred interest accrues at an annual rate of 13.5% and aggregated $2.7 billion as of March 31, 2020 (Successor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s operations in the U.K. are subject to the Civil Aviation Act 1982 and other similar English and E.U. statutes and regulations. The Company carries persons and property in its aircraft pursuant to an operating license issued by the Civil Aviation Authority (the “CAA”). The holder of an operating license must meet the ownership and control requirements of Council Regulation 2407/92. To operate under this license, the company through which the Company conducts operations in the U.K., Bristow Helicopters, must be owned directly or through majority ownership by E.U. nationals, and must at all times be effectively controlled by them. The Company’s ownership of 49% of the ordinary shares of Bristow Aviation, the entity that owns Bristow Helicopters, is to comply with these restrictions. Caledonia, the Company and the E.U. Investor also entered into a put/call agreement under which, upon giving specified prior notice, the Company had the right to buy all the Bristow Aviation shares held by Caledonia and the E.U. Investor, who, in turn, each had the right to require the Company to purchase such shares. As discussed above, under current English law, the Company would be required, in order for Bristow Aviation to retain its operating license, to find a qualified E.U. investor to own any Bristow Aviation shares the Company has the right to acquire under the put/call agreement. In addition, the put/call agreement limits the Company’s ability to exercise the put/call option through a requirement to consult with the CAA in the U.K. regarding the suitability of the new holder of the Bristow Aviation shares. The put/call agreement does not contain any provisions should the CAA not approve the new E.U. investor. However, the Company would work diligently to find an E.U. investor suitable to the CAA. The amount by which the Company could purchase the shares of the other investors holding 51% of the equity of Bristow Aviation is fixed under the terms of the call option, and the Company has reflected this amount on the consolidated balance sheets as noncontrolling interest. On March 14, 2019, the E.U. Investor provided notice of his intent to exercise his right to require the Company or a qualified E.U. investor to purchase his Bristow Aviation shares for £100,000. In addition, on April 29, 2019, Caledonia provided notice of its intent to exercise its right to require the Company or a qualified E.U. investor to purchase its Bristow Aviation shares for £920,000, under the Company’s put/call agreement with this stockholder. As a result, in September 2019 and October 2019, 5% and 46%, respectively, of such shares were purchased by Impigra Aviation Holdings Limited (“Impigra”), a qualified E.U. investor, with proceeds from two loans received from Bristow Holdings Company Ltd. III (“BHC III”), a Bristow subsidiary. Impigra, is a British company owned 100% by U.K. Bristow employees and now owns 51% of the ordinary shares of Bristow Aviation. There was no material change to the Bristow Aviation shareholders’ agreement or the put/call agreement which Impigra is now a party to. Impigra is also a VIE that the Company consolidates as the primary beneficiary and the Company eliminates the loans discussed above in consolidation. Brexit is anticipated to require a qualified U.K. investor rather than a qualified E.U. investor. Impigra is expected to meet the requirements to satisfy a qualified U.K. investor requirement.

Furthermore, the call option provides a mechanism whereby the economic risk for the other investor is limited should the financial condition of Bristow Aviation deteriorate. The call option price is the nominal value of the ordinary shares held by the noncontrolling shareholder (£1.0 million as of March 31, 2020 (Successor)) plus an annual guaranteed rate of return less any prepayments of such call option price and any dividends paid on the shares concerned. The Company can elect to pre-pay the guaranteed return element of the call option price wholly or in part without exercising the call option. No dividends have been paid by Bristow Aviation. The Company has accrued the annual return due to the other shareholder at a rate of sterling LIBOR plus 3% by recognizing noncontrolling interest expense on its consolidated statements of operations, with a corresponding increase in noncontrolling interest on its consolidated balance sheets. Prepayments of the guaranteed return element of the call option are reflected as a reduction in noncontrolling interest on its consolidated balance sheets. The other investor has an option to put its shares in Bristow Aviation to the Company. The put option price is calculated in the same way as the call option price except that the guaranteed rate for the period to April 2004 was 10% per annum. If the put option is exercised, any pre-payments of the call option price are set off against the put option price.

Changes in the balance for the noncontrolling interest associated with Bristow Aviation are as follows (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019

			Fiscal Year Ended March 31,
			2019	2018
Balance – beginning of fiscal year	$1,332	$1,253	$1,358	$1,226
Payments to noncontrolling interest shareholders	—	(37)	(54)	(49)
Noncontrolling interest expense	21	31	55	50
Currency translation	(62)	85	(106)	131
Balance – end of fiscal year	$1,291	$1,332	$1,253	$1,358

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bristow Aviation and its subsidiaries are exposed to similar operational risks and are therefore monitored and evaluated on a similar basis by management. Accordingly, the financial information reflected on the Company’s consolidated balance sheets and statements of operations for Bristow Aviation and subsidiaries is presented in the aggregate, including intercompany amounts with other consolidated entities, as follows (in thousands):

	Successor	Predecessor
	March 31, 2020	March 31, 2019
Assets
Cash and cash equivalents	$110,385	$83,499
Restricted cash	1,686	—
Accounts receivable	297,962	307,864
Inventories	55,166	85,977
Prepaid expenses and other current assets	27,851	36,646
Total current assets	493,050	513,986
Investment in unconsolidated affiliates	575	3,087
Property and equipment, net	285,142	281,944
Right-of-use assets	54,333	—
Goodwill	—	18,436
Other assets	196,996	229,902
Total assets	$1,030,096	$1,047,355
Liabilities
Accounts payable	$497,867	$442,187
Accrued liabilities	91,220	113,905
Accrued interest	2,697,878	2,399,704
Current maturities of long-term debt	7,904	85,287
Total current liabilities	3,294,869	3,041,083
Long-term debt, less current maturities	441,665	384,369
Accrued pension liabilities	17,855	25,726
Other liabilities and deferred credits	—	4,810
Deferred taxes	—	37,063
Long-term operating lease liabilities	38,228	—
Total liabilities	$3,792,617	$3,493,051

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019

			Fiscal Year Ended March 31,
			2019	2018
Revenue	$413,885	$663,047	$1,221,344	$1,241,223
Operating loss	(14,083)	45,505	(41,148)	(65,254)
Net loss	(166,698)	(193,867)	(347,056)	(322,752)

Bristow Helicopters Nigeria Ltd. — Bristow Helicopters Nigeria Ltd. (“BHNL”) is a joint venture in Nigeria in which Bristow Helicopters owns a 48% interest, a Nigerian company owned 100% by Nigerian employees owns a 50% interest and an employee trust fund owns the remaining 2% interest as of March 31, 2020 (Successor). BHNL provides industrial aviation services to customers in Nigeria.

In order to be able to bid competitively for services in the Nigerian market, the Company was required to identify local citizens to participate in the ownership of entities domiciled in the region. However, these owners do not have extensive knowledge of the aviation industry and have historically deferred to the Company’s expertise in the overall management and day-to-day operation of BHNL (including the establishment of operating and capital budgets and strategic decisions regarding the potential expansion of BHNL’s operations). The Company has also historically provided subordinated financial support to BHNL and will need to continue to do so unless and until BHNL acquires sufficient equity to permit itself to finance its activities without that additional support from the Company. As the Company has the power to direct the most significant activities affecting the economic performance and ongoing success of BHNL and hold a variable interest in the entity in the form of the Company’s equity investment and working capital infusions, the Company consolidates BHNL as the primary beneficiary. The employee-owned Nigerian entity referenced above purchased a 19% interest in BHNL in December 2013 with proceeds from a loan received from BGI Aviation Technical Services Nigeria Limited (“BATS”). In July 2014, the employee-owned Nigerian entity purchased an additional 29% interest with proceeds from a loan received from Bristow Helicopters (International) Limited (“BHIL”). In April 2015, Bristow Helicopters purchased an additional 8% interest in BHNL and the employee-owned Nigerian entity purchased an additional 2% interest with proceeds from a loan received from BHIL. Both BATS and BHIL are wholly-owned subsidiaries of Bristow Aviation. The employee-owned Nigerian entity is also a VIE that the Company consolidates as the primary beneficiary and the Company eliminates the loans discussed above in consolidation.

BHNL is an indirect subsidiary of Bristow Aviation; therefore, financial information for this entity is included within the amounts for Bristow Aviation and its subsidiaries presented above.

Pan African Airlines Nigeria Ltd. — Pan African Airlines Nigeria Ltd. (“PAAN”) is a joint venture in Nigeria with local partners in which the Company owns an interest of 50.17%. PAAN provides industrial aviation services to customers in Nigeria.

The activities that most significantly impact PAAN’s economic performance relate to the day-to-day operation of PAAN, setting the operating and capital budgets and strategic decisions regarding the potential expansion of PAAN’s operations. Throughout the history of PAAN, the Company’s representation on the board and secondment to PAAN of its managing director has enabled the Company to direct the key operational decisions of PAAN (without objection from the other board members). The Company has also historically provided subordinated financial support to PAAN. As the Company has the power to direct the most significant activities affecting the economic performance and ongoing success of PAAN and holds a variable interest in the form of the Company’s equity investment and working capital infusions, the Company consolidates PAAN as the primary beneficiary. However, as long as the Company owns a majority interest in PAAN, the separate presentation of financial information in a tabular format for PAAN is not required.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Significant Affiliates — Consolidated

In addition to the VIEs discussed above, the Company consolidates the entities described below, which were less than 100% owned during the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and/or fiscal year 2018 (Predecessor).

Airnorth — As of March 31, 2020 (Successor), Bristow Helicopters Australia Pty Ltd. (“Bristow Helicopters Australia”) had a 100% interest in Airnorth, a regional fixed wing operator based in Darwin, Northern Territory, Australia with both scheduled and charter services that focus primarily on the energy and mining industries in northern and western Australia as well as international service to Dili, Timor-Leste. Airnorth’s fleet consists of 13 aircraft and its customer base includes many energy companies to which Bristow Group provides helicopter transportation services. In January 2015 (Predecessor), Bristow Helicopters Australia acquired an 85% interest in Airnorth, for cash of A$30.3 million ($24.0 million). In November 2015 (Predecessor), the Company purchased the remaining 15% of the outstanding shares of Airnorth for A$7.3 million ($5.3 million) through the exercise of a call option resulting in a reduction of $5.5 million to redeemable noncontrolling interests and an increase of $2.6 million to additional paid-in capital on its consolidated balance sheet. The terms of the purchase agreement for Airnorth included a potential earn out consideration of up to A$17.0 million ($13.0 million) to be paid over four years based in part on the achievement of specified financial performance thresholds and continued employment by the selling shareholders. A portion of the first year earn-out payment of $1.5 million was paid during fiscal year 2016 (Predecessor) as Airnorth achieved agreed performance targets. Airnorth did not achieve the performance targets for the second year through fourth year earn-out payments.

Eastern Airways — As of March 31, 2019 (Predecessor), Bristow Helicopters had a 100% interest in Eastern Airways, a regional fixed wing operator based at Humberside Airport located in North Lincolnshire, England with both charter and scheduled services targeting U.K oil and gas industry transportation. In February 2014, Bristow Helicopters acquired a 60% interest in Eastern Airways. In January 2018 (Predecessor), Bristow Helicopters acquired the remaining 40% of the outstanding shares of Eastern Airways for nominal consideration. As part of the acquisition, Bristow Helicopters entered into agreements with the other shareholders of Eastern Airways that grant Bristow Helicopters the right to buy all of the Eastern Airways shares (and grant them the right after seven years to require Bristow Helicopters to buy all of their shares) and include transfer restrictions and other customary provisions.

The third-party noncontrolling interest holders, prior to the Company’s acquisition on the noncontrolling interest, held a written put option, which allowed them to sell their noncontrolling interest to Bristow Helicopters at any time after the end of the seventh year after acquisition. In addition to the written put option, Bristow Helicopters held a perpetual call option to acquire the noncontrolling interest at any time. Under each of these alternatives, the exercise price was based on a contractually defined multiple of cash flows formula (the “Eastern Redemption Value”), which is not a fair value measurement, and payable in cash. As the written put option was redeemable at the option of the noncontrolling interest holders, and not solely within Bristow Helicopters control, the noncontrolling interest in Eastern Airways was classified in redeemable noncontrolling interests between the stockholders’ investment and liabilities sections of the consolidated balance sheets. The initial carrying amount of the noncontrolling interest was the fair value of the noncontrolling interest as of the acquisition date.

The noncontrolling interest was adjusted each period for comprehensive income and dividends attributable to the noncontrolling interest and changes in Bristow Helicopters’ ownership interest in Eastern Airways, if any. An additional adjustment to the carrying value of the noncontrolling interest may have been required if the Eastern Redemption Value exceeded the current carrying value. Changes in the carrying value of the noncontrolling interest related to a change in the Eastern Redemption Value were recorded against permanent equity and did not affect net income. While there was no impact on net income, the redeemable noncontrolling interest impacted the Company’s calculation of earnings per share. Utilizing the two-class method, the Company adjusted the numerator of the earnings per share calculation to reflect the changes in the excess, if any, of the Eastern Redemption Value over the greater of (1) the noncontrolling interest carrying amount or (2) the fair value of the noncontrolling interest on a quarterly basis.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the balance for the redeemable noncontrolling interest related to Eastern Airways were as follows (in thousands):

Predecessor
Balance as of March 31, 2017	6,886
Noncontrolling interest expense	(4,093)
Currency translation	4,163
Acquisition of remaining 40% of Eastern Airways	(6,121)
Reclassification to noncontrolling interest	(835)
Balance as of March 31, 2018	$—

Prior to the Company’s acquisition of the remaining 40% outstanding shares in fiscal year 2018, Eastern Airways was consolidated based on the rights to manage the day-to-day operations of the company which were granted under a shareholders’ agreement and the Company’s ability to buy all of their Eastern Airways shares under a put/call agreement.

Bristow Helicopters, together with its legal and financial advisors, pursued various transactions to exit the Eastern Airways business, which made negative contributions to Bristow’s adjusted EBITDA in each of the last three fiscal years, including pursuing a sales process with several third parties over an extended period. On May 10, 2019, Bristow Helicopters completed the sale of all of the shares of Eastern Airways to OIHL, an entity affiliated with Mr. Richard Lake, pursuant to the EAIL Purchase Agreement. Pursuant to the EAIL Purchase Agreement and related agreements, Bristow Helicopters contributed approximately £17.1 million to Eastern Airways as working capital, OIHL acquired Eastern Airways, Bristow Helicopters retained its controlling ownership of the shares in Humberside International Airport Limited that it previously held through Eastern Airways and certain intercompany balances between Bristow Helicopters and Eastern Airways were written off. As a result of the transaction, OIHL now owns and operates Eastern Airways, which had previously operated as a separate unit within Bristow Group, and Bristow Helicopters maintains its controlling interest in Humberside Airport, from which Bristow Helicopters provides U.K. SAR services.

The EAIL Purchase Agreement contained customary representations and warranties. OIHL agreed to certain covenants with respect to non-solicitation of directors, officers or employees of Bristow Helicopters for a period of 12 months. Pursuant to the terms of the EAIL Purchase Agreement, Bristow Helicopters has the right to appoint an observer to the board of directors of Eastern Airways for an initial period of 12 months following the sale. Eastern Airways also agreed to provide certain transition services for a minimum of 12 months from the date of the completion of the transaction.

The loss on the sale of Eastern Airways for the seven months ended October 31, 2019 (Predecessor) of $46.9 million includes the write-off of net assets of $35.0 million and write-off of cumulative translation adjustment of $11.9 million.

Aviashelf — As of March 31, 2019 (Predecessor), Bristow Aviation had an indirect 48.5% interest in Aviashelf, a Russian helicopter company. Additionally, the Company owned 60% of two U.K. joint venture companies, BHLL and Sakhalin Bristow Air Services Ltd. These two U.K. companies lease aircraft to Aviashelf, which held the client contracts for the Company’s Russian operations. Aviashelf was consolidated based on the ability of certain consolidated subsidiaries of Bristow Aviation to control the vote on a majority of the shares of Aviashelf, rights to manage the day-to-day operations of the company, which were granted under a shareholders’ agreement, and the Company’s ability to acquire an additional 8.5% interest in Aviashelf under a put/call option agreement. In April 2019 (Predecessor), the Company sold its 60% ownership interest in BHLL for $1.4 million. In June 2019 (Predecessor), the Company sold its 48.5% ownership interest in Aviashelf for $2.6 million. In August 2019 (Predecessor), the Company exercised its call option to acquire an 8.5% interest in Aviashelf and subsequently sold that interest for $0.4 million.

The loss on the sale of Aviashelf and BHLL for the seven months ended October 31, 2019 (Predecessor) of $9.0 million includes the loss on sale of net assets of $1.8 million and write-off of cumulative translation adjustment of $7.2 million.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Significant Affiliates — Unconsolidated

The Company has investments in other significant unconsolidated affiliates as described below.

Cougar — The Company owns a 25% voting interest and a 40% economic interest in Cougar, the largest offshore energy and SAR helicopter service provider in Canada. Cougar’s operations are primarily focused on serving the offshore oil and gas industry off Canada’s Atlantic coast and in the Arctic. Cougar operates eight helicopters leased from Bristow on a long-term basis. The Company also leases maintenance and SAR facilities located in St. John’s, Newfoundland and Labrador and Halifax, Nova Scotia to Cougar on a long-term basis. The investment in Cougar is accounted for under the equity method. As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the investment in Cougar was $54.5 million and $58.0 million, respectively, and is included on the Company’s consolidated balance sheets in investment in unconsolidated affiliates. Due to timing differences in financial reporting requirements, the Company records its share of Cougar’s financial results in earnings from unconsolidated affiliates on a three-month delay.

In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted the investment in Cougar to its fair value of $54 million at the Effective Date. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

Líder — The Company owns an approximate 20% voting interest and a 41.9% economic interest in Líder, a provider of helicopter and executive aviation services in Brazil. Líder’s fleet has 39 helicopters and 20 fixed wing aircraft (including owned and managed aircraft). The investment in Líder is accounted for under the equity method. As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the investment in Líder was $22.0 million and $50.8 million, respectively, and is included in the Company’s consolidated balance sheets in investment in unconsolidated affiliates. As discussed in Note 1, the Company recorded a $9.6 million impairment to its investment in Líder in the five months ended March 31, 2020 (Successor) and an $85.7 million impairment to its investment in Líder in fiscal year 2018 (Predecessor).

In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted the investment in Líder to its fair value of $32.6 million at the Effective Date. Additionally as of the Effective Date, due to timing differences in financial reporting requirements, the Company elected to record its share of Líder’s financial results in earnings from unconsolidated affiliates on a three-month delay. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

PAS — The Company has a 25% interest in PAS, an Egyptian corporation that provides helicopter and fixed wing transportation to the offshore energy industry in Egypt. Additionally, spare fixed wing capacity is chartered to tourism operators. PAS owns 45 aircraft. PAS is accounted for under the cost method as the Company is unable to exert significant influence over PAS operations.

In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted the investment in PAS to its fair value of $33.0 million at the Effective Date. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

Other — Historically, in addition to the expansion of its business through purchases of new and used aircraft, the Company has also established new joint ventures with local partners or purchased significant ownership interests in companies with ongoing helicopter operations, particularly in countries where it has no operations or its operations are limited in scope, and it continues to evaluate similar opportunities which could enhance its operations. Where the Company believes that it is probable that an equity method investment will result, the costs associated with such investment evaluations are deferred and included in investment in unconsolidated affiliates on the consolidated balance sheets. For each investment evaluated, an impairment of deferred costs is recognized in the period in which the Company determines that it is no longer probable an equity method investment will result. As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the Company had no amounts in investment in unconsolidated affiliates in the process of being evaluated.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s percentage of economic ownership and investment balances for the unconsolidated affiliates are as follows (in thousands):

	Successor	Predecessor	Successor	Predecessor
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Cost Method:
PAS	25%	25%	$33,000	$6,286
Equity Method:
Cougar (1)	40%	40%	54,483	58,047
Líder (1)	41.9%	41.9%	22,000	50,784
Other			575	3,086
Total			$110,058	$118,203

(1)	The Company had a 25% voting interest in Cougar and an approximate 20% voting interest in Líder as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor).

Earnings from unconsolidated affiliates were as follows (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019

			Fiscal Year Ended March 31,
			2019	2018
Dividends from entities accounted for under the cost method:
PAS	$2,968	$—	$2,518	$2,518
Earnings, net of losses, from entities accounted for under the equity method:
Cougar	3,593	6,538	4,100	9,084
Líder	453	(438)	(2,059)	7,179
Other	248	489	(242)	(82)
	4,294	6,589	1,799	16,181
Total	$7,262	$6,589	$4,317	$18,699

The Company received zero, $0.2 million, $0.2 million and $0.4 million of dividends from its investments accounted for under the equity method during the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively.

A summary of combined financial information of unconsolidated affiliates accounted for under the equity method is set forth below (unaudited, in thousands):

	Successor	Predecessor
	March 31, 2020	March 31, 2019
Current assets	$144,603	$152,438
Non-current assets	254,807	274,401
Total assets	$399,410	$426,839
Current liabilities	$97,689	$106,658
Non-current liabilities	141,936	160,082
Equity	159,785	160,099
Total liabilities and equity	$399,410	$426,839

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,

			Fiscal Year Ended March 31,

	2020	2019	2019	2018
			(Unaudited)
Revenue	$37,303	$158,823	$254,617	$298,731
Gross profit	$8,153	$13,034	$47,894	$46,717
Net income	$2,989	$5,684	$(7,115)	$13,285

Note 7 — PROPERTY AND EQUIPMENT, ASSETS HELD FOR SALE AND OEM COST RECOVERIES

The Company made capital expenditures as follows:

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019

			Fiscal Year Ended March 31,
			2019	2018
Number of aircraft delivered:
Medium (1)	—	—	1	5
SAR aircraft	2	2	—	—
Total aircraft	2	2	1	5
Capital expenditures (in thousands):
Aircraft and related equipment (2)	$35,767	$38,386	$35,315	$32,418
Other	348	3,188	5,587	13,869
Total capital expenditures	$36,115	$41,574	$40,902	$46,287

(1)	During fiscal year 2019, the Company purchased an aircraft that was not on order that was previously leased.

(2)
During the seven months ended October 31, 2019 (Predecessor), the Company took delivery of two U.K. SAR configured AW189 and during the five months ended March 31, 2020 (Successor), the Company took delivery of an additional two U.K. SAR configured AW189. During fiscal year 2019, the Company did not make any progress payments for aircraft to be delivered in future periods. During fiscal year 2018 (Predecessor), the Company spent $2.3 million on progress payments for aircraft to be delivered in future periods.

As of March 31, 2018 (Predecessor), the Company revised the salvage values of certain aircraft to reflect its expectation of future sales values given the Company’s disposal plans for those aircraft. The Company recorded additional depreciation expense of $2.0 million during the period of April 1, 2019 through October 31, 2019 (Predecessor). No additional depreciation for these aircraft was recorded subsequent to October 31, 2019 due to fresh-start accounting.

As of the Effective Date, the Company revised the estimated useful lives and estimated salvage values of its aircraft used in determining depreciation. The Company’s revised policy generally utilizes a 30 year useful life from the date of manufacture of an aircraft for used aircraft and the in-service date for new aircraft and a residual value range of 5% to 25% of cost. For additional details on the revised policy, see “Summary of Significant Accounting Policies — Property and equipment—” in Note 1.

The Company evaluates its asset groups for impairment whenever facts or circumstances indicate the carrying value of an asset group may not be recoverable.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents details on the aircraft sold or disposed of and impairments on assets held for sale:

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019

			Fiscal Year Ended March 31,
			2019	2018
		(In thousands, except for number of aircraft)
Number of aircraft sold or disposed of	5	3	8	11
Proceeds from sale or disposal of assets	$13,845	$5,314	$13,813	$48,740
Deposits on assets held for sale	$4,500	$—	$—	$—
Loss from sale or disposal of assets (1)	$451	$3,768	$4,995	$1,742

Number of aircraft impaired	—	14	5	8
Impairment charges on aircraft held for sale (1) (2)	$—	$—	$8,149	$15,853
Impairment charges on property and equipment (3)	$—	$42,022	$104,939	$—
Contract termination costs (1) (4)	$—	$—	$14,699	$—
Fresh-start accounting adjustment (5)	$—	$768,630	$—	$—

(1)	Included in loss on disposal of assets on the consolidated statements of operations.

(2)	Includes a $6.5 million impairment of the Bristow Academy disposal group for fiscal year 2018 (Predecessor).

(3)
Includes $42.0 million impairment related to H225s for the seven months ended October 31, 2019 (Predecessor). Includes an $87.5 million impairment related to H225s and a $17.5 million impairment related to Eastern Airways assets for fiscal year 2019 (Predecessor), included in loss on impairment on the consolidated statements of operations. See “Impairment of Assets” in Note 1 for further details.

(4)
Includes $11.7 million of progress payments and $2.3 million of capitalized interest for an aircraft purchase contract that was terminated in fiscal year 2019 (Predecessor). Additionally, $0.5 million of progress payments and $0.2 million of capitalized interest for aircraft options were terminated in fiscal year 2019 (Predecessor). For further details, see Note 11.

(5)
In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted property and equipment by $768.6 million to its fair value of $931.7 million at the Effective Date. See Note 3 for further details on the impact of fresh-start accounting on the Company’s consolidated financial statements.

In addition to capital expenditures and sale or disposal of assets, the following items impacted property and equipment during fiscal year 2019 (Predecessor):

•
In connection with the $87.5 million impairment of H225 aircraft, the Company revised its salvage values for each H225 aircraft. In accordance with accounting standards, the Company recognized the change in depreciation due to the reduction in carrying value and revision of salvage values on a prospective basis over the remaining life of the aircraft. This resulted in an additional $3.0 million of depreciation expense during fiscal year 2019 (Predecessor) and resulted in an increase of depreciation expense of $2.9 million for the seven months ended October 31, 2019 (Predecessor).

•
The Company revised the salvage values of certain aircraft to reflect its expectation of future sales values given its disposal plans for those aircraft. The Company recorded additional depreciation expense of $1.4 million during fiscal year 2019 (Predecessor).

•
The Company transferred two aircraft and other properties to held for sale and reduced property and equipment by $1.5 million. In addition, the Company transferred three aircraft out of held for sale, as they were determined to no longer meet the criteria for held for sale classification, and increased property and equipment by $8.2 million.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition to capital expenditures and sale or disposal of assets, the following items impacted property and equipment during fiscal year 2018 (Predecessor):

•	The Company transferred four aircraft to held for sale and reduced property and equipment by $9.3 million.

During fiscal years 2020, 2019 and 2018, the Company saw a deterioration in market sales for aircraft resulting mostly from an increase in idle aircraft and reduced demand across the offshore energy market. While other markets exist for certain aircraft model types, including utility, firefighting, government, VIP transportation and tourism, the market for certain aircraft model types slowed. As a result of these market changes, changes in estimated salvage values of its fleet of operational aircraft and other changes in the timing of exiting certain aircraft from its operations, the Company recorded impairments and additional depreciation expense discussed above. For further details, see Note 1 for a discussion on impairments of property and equipment.

Assets Held for Sale

Assets held for sale are classified as current assets on the Company’s consolidated balance sheets and recorded at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the Company had 15 and 3 aircraft, for $32.4 million and $5.4 million, classified as held for sale, respectively, as well as various smaller assets of a less significant nature. As presented in the table above, the Company recorded impairment charges of zero, $8.1 million and $15.9 million to reduce the carrying value of 14, 5 and 8 aircraft held for sale during the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor). These impairment charges were included in loss on disposal of assets in the consolidated statements of operations.

The impairment charges recorded on held for sale aircraft related primarily to older aircraft model types the Company’s management decided to dispose of earlier than originally anticipated in addition to the impact of changes in expected sales prices in the aircraft aftermarket resulting from the oil and gas market downturn.

On November 1, 2017, the Company sold its 100% interest in Bristow Academy, including all of its aircraft, for a minimum of $1.5 million to be received over a maximum of four years with potential additional consideration based on Bristow Academy’s financial performance. The sale of this non-core business resulted in total charges recorded in the fiscal year 2018 of $7.2 million, which resulted from the combined loss on the sale and related impairment of assets included in loss on disposal of assets on the consolidated statement of operations. During fiscal year 2019, the Company received $1.2 million for full settlement of any potential consideration. Bristow Academy is included in Corporate and other in Note 16.

OEM Cost Recoveries

During fiscal year 2018 (Predecessor), the Company reached agreements with original equipment manufacturers (“OEM”) to recover approximately $136.0 million related to ongoing aircraft issues, of which $125.0 million was realized during fiscal year 2018 (Predecessor) and $11.0 million was recovered during the three months ended June 30, 2018 (Predecessor). To reflect the amount realized from these OEM cost recoveries during fiscal year 2018 (Predecessor), the Company recorded a $94.5 million decrease in the carrying value of certain aircraft in its fleet through a decrease in property and equipment – at cost, reduced rent expense by $16.6 million and recorded a deferred liability of $13.9 million, included in other accrued liabilities and other liabilities and deferred credits, related to a reduction in rent expense to be recorded in future periods, of which $7.9 million was recognized during fiscal year 2019 (Predecessor). The Company determined the realized portion of the cost recoveries related to a long-term performance issue with the aircraft, requiring a reduction of carrying value for owned aircraft and a reduction in rent expense for leased aircraft. During the seven months ended October 31, 2019 (Predecessor), the Company returned the remaining four leased aircraft and recognized all of the remaining deferred liability related to the leased aircraft of $6.0 million as a reduction in rent expense. For the owned aircraft, the Company allocated the $94.5 million as a reduction in carrying value by reducing the historical acquisition value of each affected aircraft on a pro-rata basis utilizing the historical acquisition value of the aircraft.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During fiscal year 2019 (Predecessor), the Company recovered the remaining $11.0 million in OEM cost recoveries by agreeing to net certain amounts previously accrued for aircraft leases and capital expenditures against those recoveries. During fiscal year 2019 (Predecessor), the Company recorded a $7.6 million increase in revenue and a $2.1 million decrease in direct cost. The Company realized the remaining $1.3 million recovery during fiscal year 2019 (Predecessor). The increase in revenue relates to compensation for lost revenue in prior periods from the late delivery of aircraft and the decreases in direct cost over fiscal year 2019 relate to costs the Company incurred.

There were no OEM cost recoveries during the five months ended March 31, 2020 (Successor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — DEBT

Debt consisted of the following (in thousands):

	Successor	Predecessor
	March 31, 2020	March 31, 2019
8.75% Senior Secured Notes (1)	$—	$347,400
4½% Convertible Senior Notes (1)	—	112,944
6¼% Senior Notes (1)	—	401,535
Term Loan	61,500	—
Lombard Debt (2)	136,180	183,450
Macquarie Debt (2)	148,165	171,028
PK Air Debt (2)	207,326	212,041
Airnorth Debt (2)	7,618	11,058
Humberside Debt	335	—
Other Debt	—	9,168
Unamortized debt issuance costs (3)	—	(21,771)
Total debt	561,124	1,426,853
Less short-term borrowings and current maturities of long-term debt	(45,739)	(1,418,630)
Total long-term debt	$515,385	$8,223

(1)	These notes were settled in accordance with the Plan. See Note 2 for further details.

(2)
In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted debt to its aggregate respective fair value at the Effective Date by a reduction of $57.7 million. The adjustments as of December 31, 2019 were as follows: $30.0 million for the Lombard Debt, $11.7 million for the Macquarie Debt, $13.3 million for the PK Air Debt and $0.7 million for the Airnorth Debt.

(3)	All unamortized debt issuance costs were written off as of October 31, 2019 (Predecessor).

Classification of Debt — As discussed in Note 1, on the Petition Date, the Debtors filed the Chapter 11 Cases in the Bankruptcy Court seeking relief under Chapter 11 of the Bankruptcy Code. The Debtors’ Chapter 11 Cases were jointly administered under the caption In re: Bristow Group Inc., et al., Main Case No. 19-32713. During the pendency of the Chapter 11 Cases, the Debtors continued to operate their businesses and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 Cases and other defaults under the Company’s debt agreements resulted in the debt being classified as current as of March 31, 2019 (Predecessor).

Waiver of Defaults — Prior to the Petition Date and during the Chapter 11 Cases, the Company entered into waiver letters with respect to certain of its debt agreements, including the PK Credit Agreement; the term loan credit agreement, dated as of February 1, 2017, among Bristow U.S. LLC, the several banks, other financial institutions and other lenders from time to time party thereto and Macquarie Bank Limited, as administrative agent and as security agent (as amended, the “Macquarie Credit Agreement”); the ABL Facility; the term loan credit agreement, dated as of November 11, 2016, among Bristow Aircraft Leasing Limited (“BALL”), as borrower, the lenders from time to time party thereto and Lombard North Central plc, as administrative agent and as security trustee (the “BALL Lombard Credit Agreement”); the term loan credit agreement, dated as of November 11, 2016, among Bristow U.S. Leasing LLC, as borrower, the lenders from time to time party thereto and Lombard North Central plc, as administrative agent and as security trustee (the “BULL Lombard Credit Agreement”); and certain other secured equipment financings and leases. Pursuant to such waiver letters, the Company received waivers of certain breaches, defaults, events of default or cross-defaults under such debt agreements. As discussed below under “— Events of Default,” the filing of the Chapter 11 Cases constituted an event of default under the PK Credit Agreement, the BULL Lombard Credit Agreement and the Macquarie Credit Agreement.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Events of Default — The filing of the Chapter 11 Cases constituted an event of default under the following instruments and agreements:

•
the Third Supplemental Indenture, dated as of October 12, 2012, to the Indenture, dated as of June 17, 2008 (the “Base Indenture”), among the Company, the guarantors named therein and Wilmington Trust, National Association, as successor trustee to U.S. Bank National Association (“U.S. Bank”), and the Company’s 6¼% Senior Notes issued thereunder;

•
the Sixth Supplemental Indenture to the Base Indenture, dated as of December 18, 2017, among the Company, the guarantors named therein and Delaware Trust Company, as successor trustee to U.S. Bank, and the Company’s 4½% Convertible Senior Notes issued thereunder;

•
the Indenture, dated as of March 6, 2018, among the Company, the guarantors named therein and U.S. Bank, as trustee and collateral agent (the “Secured Indenture”), and the Company’s 8.75% Senior Secured Notes issued thereunder;

•	the PK Credit Agreement;

•	the Macquarie Credit Agreement;

•	the BULL Lombard Credit Agreement; and

•	various aircraft operating leases and real estate leases.

The instruments and agreements described above provided that, as a result of the commencement of the Chapter 11 Cases, the financial obligations thereunder, including for the debt instruments any principal amount, together with accrued interest thereon, are immediately due and payable. However, any efforts to enforce payment of such financial obligations under such instruments and agreements were automatically stayed as a result of the filing of the Chapter 11 Cases and the holders’ rights of enforcement in respect of such financial obligations were subject to the applicable provisions of the Bankruptcy Code.

8.75% Senior Secured Notes due 2023— On March 6, 2018, the Company issued and sold $350 million of 8.75% Senior Secured Notes in a private offering to eligible purchasers pursuant to Rule 144A and Regulation S under the Securities Act for proceeds of $346.6 million. The 8.75% Senior Secured Notes were initially fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by certain of the Company’s U.S. subsidiaries (the “Guarantor Subsidiaries”) and were secured by first priority security interests on substantially all of the tangible and intangible personal property of Bristow Group Inc. and the Guarantor Subsidiaries (other than certain excluded assets) (the “Collateral”) as collateral security for their obligations under the 8.75% Senior Secured Notes, subject to certain permitted encumbrances and exceptions. Certain of the security interests were granted in connection with the execution and delivery of the Secured Indenture, while security interests covering approximately 77 aircraft were granted within the periods described in the Secured Indenture.

The 8.75% Senior Secured Notes bore interest at a rate of 8.75% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2018. The 8.75% Senior Secured Notes would have matured on March 1, 2023, subject to earlier mandatory redemption if more than $125 million principal amount of the 6¼% Senior Notes plus the principal amount of any indebtedness incurred to refinance the 6¼% Senior Notes that matures or is required to be repaid prior to June 1, 2023 remains outstanding as of June 30, 2022.

On August 12, 2019, the Company commenced a tender offer (the “Tender Offer”) to purchase for cash its outstanding 8.75% Senior Secured Notes, up to an aggregate principal amount that would not result in an aggregate purchase price (including accrued and unpaid interest to, but not including, the settlement date) that exceeded $75.0 million. On September 11, 2019, the Company completed the Tender Offer, purchasing $74.8 million aggregate principal amount of the 8.75% Senior Secured Notes for $74.8 million, plus accrued and unpaid interest of $0.2 million, using funds borrowed under the DIP Credit Agreement. Additionally, per the Plan, the holders of the 8.75% Senior Secured Notes claims received 97% of the outstanding balance in cash and the remaining 3% in rights to participate in the Rights Offering.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In accordance with the Plan, on the Effective Date, all outstanding obligations under the 8.75% Senior Secured Notes, including the Secured Indenture governing such obligations, were cancelled, except to the limited extent expressly set forth in the Plan. See Note 2 for further details.

4½% Convertible Senior Notes — On December 18, 2017, the Company issued and sold $143.8 million of 4½% Convertible Senior Notes. The 4½% Convertible Senior Notes were unsecured senior obligations and were jointly and severally guaranteed on a senior unsecured basis by the Guarantor Subsidiaries. The 4½% Convertible Senior Notes bore interest at a rate of 4.50% per year and interest was payable on June 1 and December 1 of each year, beginning on June 1, 2018. The 4½% Convertible Senior Notes would have matured on June 1, 2023 and could not be redeemed by the Company prior to maturity.

The 4½% Convertible Senior Notes were convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The Company had initially elected combination settlement. The initial conversion price of the 4½% Convertible Senior Notes was approximately $15.64 (subject to adjustment in certain circumstances), based on the initial conversion rate of 63.9488 common shares per $1,000 principal amount of 4½% Convertible Senior Notes. Prior to December 1, 2022, the 4½% Convertible Senior Notes would have been convertible only upon the occurrence of certain events and during certain periods, and thereafter, until the close of business on the second scheduled trading day immediately preceding the maturity date.

Accounting standards require that convertible debt which may be settled in cash upon conversion (including partial cash settlement) be accounted for with a liability component based on the fair value of similar nonconvertible debt and an equity component based on the excess of the initial proceeds from the convertible debt over the liability component. Such excess represents proceeds related to the conversion option and is recorded as additional paid-in capital. The liability was recorded at a discount, which was amortized as additional non-cash interest expense over the term of the 4½% Convertible Senior Notes. The balance of the debt and equity components of the Company’s 4½% Convertible Senior Notes prior to the settlement of the 4½% Convertible Senior Notes in accordance with the Plan were as follows (in thousands):

March 31, 2019

Equity component - net carrying value (1)	$36,778
Debt component:
Face amount due at maturity	$143,750
Unamortized discount	(30,806)
Debt component - net carrying value	$112,944

(1) Net of equity issuance costs of $1.0 million.

Prior to May 11, 2019, the remaining debt discount was amortized to interest expense over the term of the 4½% Convertible Senior Notes using the effective interest rate. The effective interest rate for April 1, 2019 to May 11, 2019 (Predecessor) was 11.0%. Interest expense related to the 4½% Convertible Senior Notes was as follows (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019
			Fiscal Year Ended March 31,
			2019	2018
Contractual coupon interest	$—	$715	$6,475	$1,851
Amortization of debt discount	—	648	5,547	1,454
Total interest expense	$—	$1,363	$12,022	$3,305

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of May 11, 2019, the Company determined that the 4½% Convertible Senior Notes were an allowed claim and therefore reclassified the balance to liabilities subject to compromise and discontinued accruing interest on these obligations. Contractual interest on the 4½% Convertible Senior Notes for the seven months ended October 31, 2019 (Predecessor) was $3.8 million, which is $3.1 million in excess of reported interest expense for the seven months ended October 31, 2019 (Predecessor). In connection with reclassifying the 4½% Convertible Senior Notes to liabilities subject to compromise, the Company wrote-off $30.2 million of unamortized discount and $2.3 million of deferred financing fees included in reorganization items, net on the consolidated statements of operations.

In accordance with the Plan, on the Effective Date, all outstanding obligations under the 4½% Convertible Senior Notes, including the indentures governing such obligations, were cancelled, except to the limited extent expressly set forth in the Plan. See Note 2 for further details.

Convertible Note Call Spread Overlay — Concurrent with the issuance of the 4½% Convertible Senior Notes, the Company entered into privately negotiated convertible note hedge transactions (the “Note Hedge Transactions”) and warrant transactions (the “Warrant Transactions”) with certain financial institutions (the “Option Counterparties”). These transactions represented a Call Spread Overlay, whereby the cost of the Note Hedge Transactions the Company purchased to cover the cash outlay upon conversion of the 4½% Convertible Senior Notes was reduced by the sales price of the Warrant Transactions. Each of these transactions is described below.

The Note Hedge Transactions cost an aggregate $40.4 million and were expected generally to reduce the potential dilution and/or offset the cash payments the Company was required to make in excess of the principal amount upon conversion of the 4½% Convertible Senior Notes in the event that the market price of the Company’s common stock was greater than the strike price of the Note Hedge Transactions, which was initially $15.64 (subject to adjustment), corresponding approximately to the initial conversion price of the 4½% Convertible Senior Notes. The Note Hedge Transactions were accounted for by recording the cost as a reduction to additional paid-in capital.

The Company received proceeds of $30.3 million for the Warrant Transactions, in which it sold net-share-settled warrants to the Option Counterparties in an amount equal to the number of shares of the Company’s common stock initially underlying the 4½% Convertible Senior Notes, subject to customary anti-dilution adjustments. The strike price of the warrants was $20.02 per share (subject to adjustment), which was 60% above the last reported sale price of the Company’s common stock on the New York Stock Exchange on December 13, 2017. The Warrant Transactions could have had a dilutive effect to the Company’s stockholders to the extent the market price per share of the Company’s common stock, as measured under the terms of the Warrant Transactions, exceeded the applicable strike price of the warrants. The Warrant Transactions were accounted for by recording the proceeds received as additional paid-in capital.

The Note Hedge Transactions and the Warrant Transactions were separate transactions, in each case entered into by the Company with the Option Counterparties, and were not part of the terms of the 4½% Convertible Senior Notes and would not affect any holder’s rights under the 4½% Convertible Senior Notes. The delisting of the Company’s common stock from the New York Stock Exchange constituted an “Extraordinary Event” under the Note Hedge Transactions and the Warrant Transactions. As a result, the Note Hedge Transactions and the Warrant Transactions were cancelled on May 14, 2019. The payment obligations under the Note Hedge Transactions and the Warrant Transactions in connection with such cancellation are subject to the Chapter 11 Cases.

6¼% Senior Notes — On October 12, 2012, the Company completed an offering of $450 million of the 6¼% Senior Notes. The 6¼% Senior Notes were senior unsecured obligations and were jointly and severally guaranteed on a senior unsecured basis by the Guarantor Subsidiaries. Interest on the 6¼% Senior Notes was payable on April 15 and October 15 of each year and the 6¼% Senior Notes would have matured on October 15, 2022.

As of May 11, 2019, the Company determined that the 6¼% Senior Notes were an allowed claim and therefore reclassified the balance to liabilities subject to compromise and discontinued accruing interest on these obligations. Contractual interest on the 6¼% Senior Notes for the seven months ended October 31, 2019 (Predecessor) was $14.6 million, which is $11.9 million in excess of reported interest expense for the seven months ended October 31, 2019 (Predecessor). In connection with reclassifying the 6¼% Senior Notes to liabilities subject to compromise, the Company wrote-off $2.4 million of deferred financing fees included in reorganization items, net on the consolidated statements of operations.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In accordance with the Plan, on the Effective Date, all outstanding obligations under the 6¼% Senior Notes, including the indentures governing such obligations, were cancelled, except to the limited extent expressly set forth in the Plan. See Note 2 for further details.

Term Loan Agreement — On May 10, 2019, the Company, (together with its subsidiary BHC III as co-borrower) entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) with a syndicate of institutional lenders and investors, certain subsidiaries of the Company as guarantors, and Ankura Trust Company, LLC, as administrative agent (the “Term Loan Agent”), for a senior secured term loan of $75 million (the “2019 Term Loan”).

Immediately upon entering into the Term Loan Agreement, and prior to the Petition Date, the Company and BHC III borrowed the full amount thereunder, the net proceeds of which were used for general corporate purposes, including to fund the working capital and liquidity requirements of the Company during the pendency of the Chapter 11 Cases. The full principal amount of the 2019 Term Loan is due May 10, 2022. At the Company’s election, borrowings under the 2019 Term Loan bear interest at either (x) the Eurodollar Rate (as defined in the Term Loan Agreement) or (y) the Base Rate (as defined in the Term Loan Agreement), in each case, plus an applicable margin. The Term Loan Agreement contains customary pre-payment requirements.

The Term Loan Agreement contains customary negative covenants that, among other things, restrict, subject to certain exceptions, the Company’s and its subsidiaries’ incurrence of additional indebtedness or liens, mergers, dispositions of assets, investments, restricted payments, modifications to material agreements, transactions with affiliates and fundamental changes. In addition, prior to the entry into the Fifth Term Loan Amendment (as defined herein), the Term Loan Agreement required that, on the delivery of each Variance Report (as defined in the Term Loan Agreement), total operating disbursements and total receipts of the Company and its subsidiaries for certain specified periods would not exceed (with respect to disbursements) or be less than (with respect to total receipts) the aggregate amount forecasted therefor for such period by more (with respect to disbursements) or less (with respect to total receipts) than a specified percentage of the forecasted amount. The Term Loan Agreement also contains customary affirmative covenants and customary representations and warranties.

The Term Loan Agreement specifies certain customary events of default, including, among others, failure to pay principal or interest on the 2019 Term Loan when due, the breach of representations or warranties in any material respect, non-performance of other covenants and obligations, judgments, the occurrence of certain ERISA events and certain change of control events.

In connection with the Plan, on the Effective Date, the Company entered into Amendment No. 5 to the Term Loan Agreement (the “Fifth Term Loan Amendment”), by and among the Company, BHC III, the guarantors party thereto, the lenders party thereto and the Term Loan Agent. The Fifth Term Loan Amendment amended the Term Loan Agreement in order to, among other things, (i) increase the applicable margin in respect of all outstanding term loans to 8.00% in the case of Eurodollar Rate loans and 7.00% for Base Rate loans (with increases to 9.00% and 8.00%, respectively, with respect to all such term loans outstanding after the six-month anniversary of the Effective Date), (ii) release Bristow Helicopter Group Limited from all guaranty and collateral obligations in respect of the 2019 Term Loan, (iii) modify certain negative covenants to, among other things, allow for future aircraft-related financings and related liens and investments and (iv) delete certain provisions relating to the Chapter 11 Cases, in light of the occurrence of the Effective Date of the Plan, including the deletion of the requirements to (x) deliver Variance Reports and (y) ensure that total operating disbursements and total receipts of the Company and its subsidiaries for certain specified periods did not exceed (with respect to disbursements) or were not less than (with respect to total receipts) the aggregate amount forecasted therefor for such period by more (with respect to disbursements) or less (with respect to total receipts) than a specified percentage of the forecasted amount. Following entry into the Fifth Term Loan Amendment on the Effective Date, the 2019 Term Loan is secured by substantially all assets, subject to certain exceptions, of the Company and the domestic guarantors, including substantially all aircraft, and certain specified collateral of BHC III and the foreign guarantors, including pledges of the equity interest of certain of the Company’s first tier foreign subsidiaries, BHC III and certain other specified foreign subsidiaries.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ABL Facility — On April 17, 2018, two of the Company’s subsidiaries entered into an asset-backed revolving credit facility (the “ABL Facility”), which provides for commitments in an aggregate amount of $75 million, with a portion allocated to each borrower subsidiary, subject to an availability block of $15 million and a borrowing base calculated by reference to eligible accounts receivable. The maximum amount of the ABL Facility could have been increased from time to time to a total of as much as $100 million, subject to the satisfaction of certain conditions, and any such increase would be allocated among the borrower subsidiaries. The ABL Facility had a maturity date of five years from the date of entry into the ABL Facility, subject to certain early maturity triggers related to maturity of other material debt or a change of control of the Company. Amounts borrowed under the ABL Facility are secured by certain accounts receivable owing to the borrower subsidiaries and the deposit accounts into which payments on such accounts receivable are deposited. As of March 31, 2020 (Successor), there were no outstanding borrowings under the ABL Facility nor had the borrowers thereunder made any draws during the five months ended March 31, 2020 (Successor) or the seven months ended October 31, 2019 (Predecessor). Letters of credit issued under the ABL Facility in the aggregate face amount of $16.2 million were outstanding on March 31, 2020 (Successor).

The Company amended the ABL Facility pursuant to a letter agreement, dated effective as of November 7, 2018 and made by it and agreed to by Barclays Bank PLC, on behalf of the finance parties under the ABL Facility (the “First ABL Amendment”). The First ABL Amendment amended the ABL Facility to, among other things, provide that certain of the provisions, including covenants and events of default contained therein, will exclude unrestricted subsidiaries (as designated under the Secured Indenture) from the requirements and defaults thereunder.

The Company also amended the ABL Facility pursuant to a letter agreement effective as of February 19, 2019 and made by it and agreed to by Barclays Bank PLC, on behalf of the finance parties under the ABL Facility (the “Second ABL Amendment”). Under the Second ABL Amendment, the Company received a waiver of any Default (as defined in the ABL Facility) that would otherwise exist or occur under the ABL Facility as a result of (i) the Company’s failure to provide its unaudited consolidated financial statements for the quarter ended December 31, 2018 within 45 days after the end of the quarter or (ii) certain representations and warranties not being correct when made due to the existence of any Default specified in the preceding clause (i); provided that the Company must provide such unaudited consolidated financial statements within 75 days after the end of the quarter. In addition, the Second ABL Amendment amended (i) the borrowing base determination provisions in the ABL Facility and (ii) the maturity date of the ABL Facility, which was previously five years from the date of the ABL Facility, to December 14, 2021 (in each case, subject to certain early maturity triggers related to maturity of other material debt or a change of control of us). The ABL Facility was further amended pursuant to a waiver letter on May 10, 2019 (the “First ABL Waiver”) and a waiver letter on September 30, 2019 (the “Second ABL Waiver”). The First ABL Waiver provided that the maturity date of December 14, 2021 shall be subject to certain early maturity triggers related to a Change of Control of the Company (as such definition was amended by the First ABL Waiver) or the date on which the Company or its subsidiaries enter into or modify debt agreements that would materially adversely impact the ability to perform obligations under the ABL Facility, any security that is not permitted security is granted over the share capital or assets of either borrower or the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code. The Second ABL Waiver further extended the delivery dates (i) for the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2019 until October 31, 2019 and (ii) for the Company’s unaudited consolidated financial statements for each of the fiscal quarters ended June 30, 2019 and September 30, 2019 until December 31, 2019.

On the Effective Date, the Company entered into an Amendment and Restatement, Confirmation and Waiver Agreement (the “ABL Amendment”) to the ABL Facility (together with the ABL Amendment, the “Amended ABL”), by and among the Company, as parent, Bristow Norway AS and Bristow Helicopters, as borrowers and guarantors, the financial institutions from time to time party thereto, as lenders, and Barclays Bank PLC, in its capacity as agent and security trustee. The ABL Amendment amended the ABL Facility in order to, among other things, (i) make permanent certain waivers of defaults or events of default that were previously provided during the pendency of the Chapter 11 Cases, (ii) confirm the existing maturity date of April 17, 2023, (iii) provide that the maximum amount of the Amended ABL may be increased, subject to satisfaction of certain conditions, from time to time to a total of as much as $115 million from its current aggregate maximum of $100 million, and (iv) provide for the accession at a later date of Bristow U.S. LLC as a co-borrower under the Amended ABL and the addition of certain of its receivables to the borrowing base and the collateral for the Amended ABL.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 23, 2020, in connection with the Merger Agreement, the Company and Barclays Bank PLC executed a commitment letter to amend or replace the Amended ABL in order to, among other things, increase the maximum amount of commitments thereunder to $112.5 million and to extend the maturity date thereof to five years from closing of the amendment or replacement, subject to certain early maturity triggers related to maturity of other material debt. Such amendment or replacement is conditional, among other things, on the consummation of the Merger and would provide for Era to replace the Company as the parent guarantor thereunder. The Company cannot provide assurance that commitments will be increased. The current commitment letter extends to July 23, 2020, at which time an extension would be required.

Lombard Debt — On November 11, 2016, certain of the Company’s subsidiaries entered into two, seven-year British pound sterling funded secured equipment term loans for an aggregate $200 million U.S. dollar equivalent with Lombard North Central Plc, a part of the Royal Bank of Scotland (the “Lombard Debt”). In December 2016, the first loan amount of $109.9 million (GBP 89.1 million) funded and the borrower prepaid scheduled principal payments of $4.5 million (GBP 3.7 million). The proceeds from this financing were used to finance the purchase by the borrower thereunder of three SAR aircraft utilized for the Company’s U.K. SAR contract from a subsidiary. In January 2017, the second loan amount of $90.1 million (GBP 72.4 million) funded. The proceeds from this financing were used to finance the purchase by the borrower thereunder of five SAR aircraft utilized for the Company’s U.K. SAR contract from a subsidiary. The borrowers’ respective obligations under the financings are guaranteed by the Company, and each financing is secured by the aircraft purchased by the applicable borrower with the proceeds of its loan. The credit agreements governing the Lombard Debt include covenants, including requirements to maintain, register and insure the respective SAR aircraft secured thereunder, and restrictions on the respective borrower thereunder to incur additional liens on or sell the respective SAR aircraft secured thereunder (except to the Company and its subsidiaries). Borrowings under the financings bear interest at an interest rate equal to the ICE Benchmark Administration Limited LIBOR (or the successor thereto) plus 2.25% per annum. The weighted-average interest rate was 2.85% and 3.10% as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), respectively. The financing which funded in December 2016 matures in December 2023 and the financing which funded in January 2017 matures in January 2024.

Repayment of the Lombard Debt can be accelerated upon the occurrence of an Event of Default and Event of Loss (each defined in their respective Lombard Debt credit agreements), or if it becomes unlawful for the lenders to maintain its term loan. The Lombard Debt can be repaid at any time at the option of the Company.

As discussed in Note 3, on the Effective Date, the Successor Company reinstated the Lombard Debt at its fair value of $145.3 million by recording a discount of $30.6 million (from $175.9 million par) to be amortized over the remaining life of the Lombard Debt using the effective interest method. Additionally, the Lombard Debt contained certain features that require bifurcation; however, the fair value of such bifurcated derivatives was determined to be immaterial to the financial statements. The Company will continue to measure and if material, present on the balance sheet the bifurcated derivatives at their fair values, with any change in fair value reflected in earnings.

Macquarie Debt — On February 1, 2017, one of the Company’s wholly-owned subsidiaries entered into the Macquarie Credit Agreement for a $200 million five-year secured equipment term loan with Macquarie Bank Limited (the “Macquarie Debt”). In conjunction with closing and funding under such term loan, the Company agreed to lease five helicopters for lease terms ranging from 60 to 63 months from Wells Fargo Bank Northwest, N.A., acting as owner trustee for Macquarie Aerospace Inc., an affiliate of Macquarie Bank Limited. The borrower’s obligations under the Macquarie Credit Agreement are guaranteed by the Company and secured by 20 oil and gas aircraft. The financing funded on March 7, 2017. Borrowings under the financing bear interest at an interest rate equal to the ICE Benchmark Administration Limited LIBOR (or the successor thereto) plus 5.35% per annum. The interest rate was 6.93% and 7.87% as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), respectively.

The Macquarie Credit Agreement governing the Macquarie Debt includes covenants, including requirements to maintain, register and insure the respective aircraft secured thereunder, and restrictions on the respective borrower thereunder to incur additional liens on or sell the respective aircraft secured thereunder (except to the Company and its subsidiaries). The Macquarie Debt originally matured in March 2022.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The parties entered into an amendment to the Macquarie Credit Agreement (the “Macquarie Amendment”) on the Effective Date. Among other things, the Macquarie Amendment (i) extended the maturity date of the loan made under the Macquarie Credit Agreement by 12 months to March 6, 2023, (ii) adjusted the loan amortization in accordance with the newly extended maturity date, (iii) confirmed that an event of default under four or more existing leases involving parties to the Macquarie Credit Agreement that remains unremedied after the applicable grace period for such an event of default will constitute an event of default under the Macquarie Credit Agreement and (iv) to the extent permitted by other debt instruments, provided for the collateralization of the obligations owed under such existing leases with the liens securing the Macquarie Credit Agreement. The Macquarie Debt can be accelerated upon an Event of Loss and Event of Default (each defined in the Macquarie Credit Agreement) or if it becomes unlawful for the lenders to maintain its term loan. The Macquarie Debt can be repaid at any time at the option of the Company.

As discussed in Note 3, on the Effective Date, the Successor Company reinstated the Macquarie Debt at its fair value of $151.5 million by recording a discount of $12.6 million (from $164.0 million par) to be amortized over the remaining life of the Macquarie Debt using the effective interest method. Additionally, the Macquarie Amendment contained features that would require bifurcation; however, the fair value of the derivative was determined to be immaterial to the financial statements. The Company will continue to measure and if material, present on the balance sheet the bifurcated derivatives at their fair values, with any changes in fair value reflected in earnings.

PK Air Debt — On July 17, 2017, a wholly-owned subsidiary Bristow Equipment Leasing Ltd., as borrower, entered into the PK Credit Agreement with PK AirFinance, as agent and security trustee, and PK Transportation Finance Ireland Limited (“PK Transportation”), as lender, and other lenders from time to time party thereto, which provided for commitments in an aggregate amount of up to $230 million to make up to 24 term loans (the “PK Air Debt”), each of which was made in respect of an aircraft pledged as collateral for all of the term loans. The term loans are also secured by a pledge of all shares of the borrower and any other assets of the borrower and are guaranteed by the Company. The financing funded in two tranches in September 2017.

Each term loan bears interest at an interest rate equal to, at the borrower’s option, a floating rate of one-month LIBOR plus a margin of 5% per annum (the “Margin”), subject to certain costs of funds adjustments, determined two business days before the borrowing date of each term loan, or a fixed rate based on a notional interest rate swap of 12 30-day months in respect of such term loan with a floating rate of interest based on one-month LIBOR, plus the Margin. The weighted-average interest rate was 5.84% as of March 31, 2020 (Successor).

The borrower is required to repay each term loan on an annuity basis, payable monthly in arrears starting on the seventh month following the date of the borrowing of such term loan, and prior to the Omnibus Effective Date (as defined herein) with a final payment of 53% of the initial amount of such term loan due on the 70th month following the date of the borrowing of such term loan.

The PK Air Debt can be accelerated upon the occurrence of Events of Default, Mandatory Prepayment Events, Final Disposition (each defined in the PK Credit Agreement) or if it becomes unlawful for the lenders to maintain its term loan. The PK Air Debt can also be repaid at the Company’s option at any time or upon the occurrence of a Market Disruption Event, a Restructuring Event, or Customer Contract Event (each defined in the PK Credit Agreement).

In connection with the PK Credit Agreement, the borrower guarantees certain of its direct parent’s obligations under existing aircraft operating leases up to a capped amount.

On October 3, 2019, the Company entered into an Omnibus Agreement (the “Omnibus Agreement”), dated the same date, among Bristow Equipment Leasing Ltd., as borrower, PK Transportation, as lender, PK AirFinance, as agent for the lender and as security trustee for the MAG Agent and the MAG Parties (each as defined in the PK Credit Agreement), PK AirFinance and PK Transportation. Through the Omnibus Agreement, the PK Air Debt was reinstated in accordance with the Plan. Pursuant to the Omnibus Agreement, effective upon satisfaction of the conditions precedent set forth in the Omnibus Agreement (the “Omnibus Effective Date”), the PK Credit Agreement was amended to, among other things, extend the maturity date of the 24 loans made under the PK Credit Agreement by 18 months to January 27, 2025 and increase the principal amount of the loans in an aggregate amount of approximately $17.3 million. The Omnibus Agreement also updated the amortization schedule as of October 3, 2019 to provide that, among other things, only interest will be payable on the loans for the six months following the Omnibus Effective Date, with a balloon amount of approximately $104.2 million due on the maturity date. Each loan is secured by an aircraft which has been pledged as collateral for the loans. The Omnibus Effective Date occurred on October 3, 2019.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Omnibus Agreement also provides that the Borrower Guarantee and Indemnity Cap (as defined in the PK Credit Agreement) will be reduced by the amount of increased principal when paid. In the Omnibus Agreement, PK Transportation also agreed to waive certain events of default arising from breaches of covenants in other agreements as a result of the Chapter 11 Cases and failure to provide its financial statements by their required due dates.

As mentioned in Note 3, on the Effective Date, the Successor Company reinstated the PK Air Debt to fair value of $206.1 million by recording a discount of $13.8 million (from $219.9 million par) to be amortized over the remaining life of the PK Air Debt using the effective interest method. Additionally, the PK Credit Agreement contains features that require bifurcation; however, the fair value of the derivatives was determined to be immaterial to the financial statements. The Company will continue to measure and if material, present on the balance sheet the bifurcated derivatives at their fair values, with any change in fair value reflected in earnings.

Debtor-in-Possession Credit Agreement — In connection with the Chapter 11 Cases, on August 26, 2019, the Company entered into the Super-priority Secured Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) among the Company, as lead borrower, BHC III, as co-borrower, the other Debtors and guarantors party thereto and other guarantors from time to time party thereto, the financial institutions or other entities from time to time party thereto, and Ankura Trust Company, LLC, as administrative agent and collateral agent. On August 27, 2019, the Company borrowed the full amount of the DIP Credit Agreement of $150 million at an 8.5% borrowing rate, with $37.5 million funded by holders of the 8.75% Senior Secured Notes and $112.5 million funded by holders of the Unsecured Notes, on the terms and subject to the conditions set forth in the DIP Credit Agreement. The Company borrowed the full amount, $75 million of which was used to pay down a portion of the 8.75% Senior Secured Notes discussed above and the remainder of which was to be used for general corporate purposes.

On the Effective Date, the Company repaid borrowings under the DIP Credit Agreement in exchange for New Stock, and the DIP Credit Agreement terminated pursuant to its terms. The DIP Facility included a contingent beneficial conversion feature which required measurement on October 31, 2019, the date the contingency was resolved upon emergence from Chapter 11. This resulted in the recognition of $56.9 million to the Predecessor Company’s additional paid in capital and interest expense.

Airnorth Debt — Airnorth’s outstanding debt includes an interest bearing term loan (the “Airnorth Debt”) of $7.6 million as of March 31, 2020 (Successor). The term loan primarily relates to the purchase of aircraft, matures in April 2023 and bears interest at LIBOR plus a margin of 2.85%. The term loan has customary covenants, including certain financial covenants, and varying principal payments.

Humberside Debt — Humberside Airport was approved for a business loan fund by the Hull City Council for £600k. In June 2019, Humberside Airport drew down £300k to help finance the enhancement of the Humberside Airport security system. Interest is paid at a rate of 1.94% and £15,000 capital repayment is due on a quarterly basis until December 31, 2024.

Other Debt — As of March 31, 2019 (Predecessor), other debt included amounts related to the deferral of certain aircraft lease payments with monthly payments of $0.4 million beginning in June 2019 (Predecessor) and final payment due May 2021. These amounts were included in the Omnibus Agreement described above.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Matters — Aggregate annual maturities (which excludes unamortized discount of $50.7 million) for all debt for the next five fiscal years and thereafter are as follows (in thousands) and does not reflect the impact of Chapter 11 Cases or the characterization of debt as current:

Successor
Fiscal year ending March 31
2021	$45,739
2022	47,206
2023	240,693
2024	153,294
2025	124,852
$611,784

Interest paid was $20.9 million, $41.4 million, $100.6 million and $78.1 million for the five months ended March 31, 2020 (Successor), seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively. Capitalized interest was zero, $0.2 million, $2.4 million and $3.4 million for the five months ended March 31, 2020 (Successor), seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 — FAIR VALUE DISCLOSURES

Assets and liabilities subject to fair value measurement are categorized into one of three different levels depending on the observability of the inputs employed in the measurement, as follows:

•	Level 1 – observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 – inputs that reflect quoted prices for identical assets or liabilities in markets which are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3 – unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Recurring Fair Value Measurements

The following table summarizes the financial instruments the Company had as of March 31, 2020 (Successor), valued at fair value on a recurring basis (in thousands):

	Successor
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance of March 31, 2020	Balance Sheet Classification
Derivative financial instrument	$—	$2,747	$—	$2,747	Prepaid expenses and other current assets
Rabbi Trust investments	2,327	—	—	2,327	Other assets
Total assets	$2,327	$2,747	$—	$5,074

The following table summarizes the financial instruments the Company had as of March 31, 2019 (Predecessor), valued at fair value on a recurring basis (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at March 31, 2019	Balance Sheet Classification
Derivative financial instrument	$—	$1,845	$—	$1,845	Prepaid expenses and other current assets
Rabbi Trust investments	2,544	—	—	2,544	Other assets
Total assets	$2,544	$1,845	$—	$4,389

Rabbi Trust Investments

The rabbi trust investments consist of cash and mutual funds whose fair value are based on quoted prices in active markets for identical assets and are designated as Level 1 within the valuation hierarchy. The rabbi trust holds investments related to the Company’s non-qualified deferred compensation plan for the Company’s senior executives. The derivative financial instruments consist of foreign currency put option contracts whose fair value is determined by quoted market prices of the same or similar instruments, adjusted for counterparty risk. See Note 10 for a discussion of the Company’s derivative financial instruments.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Preferred Stock Embedded Derivative

The following table provides a rollforward of the preferred stock embedded derivative Level 3 fair value measurements for the five months ended March 31, 2020 (Successor):

Significant Unobservable Inputs (Level 3)
Derivative financial instruments:
Balance October 31, 2019	$470,322
Change in fair value	(184,140)
Balance March 31, 2020	$286,182

The fair value of the New Preferred Stock embedded derivative relies on the income approach, which was derived from Level 3, unobservable inputs that require significant estimates, judgments and assumptions relating to the Company’s equity volatility, capitalization tables, term to exit and equity value. See Notes 10 and 15 for further explanation of the compound embedded derivatives and New Preferred Stock.

The New Preferred Stock embedded derivative considers settlement scenarios that are further defined in Note 15. A number of the settlement scenarios requires a settlement premium. The specified premium depends on the timing of the liquidity event, ranging from a minimum of (a) 17% Internal Rate of Return (the “IRR”) (b) 2.1x Multiple of Invested Capital (the “MOIC”) and (c) 14% IRR if the liquidity event is prior to 3 years, to (y) a 2.1x MOIC and (z) 17% IRR if the liquidity event is in 5 years or more. At emergence, the fair value for the embedded derivative was determined using a “with” and “without” approach, first determining the fair value of the New Preferred Stock (inclusive of all bifurcated features) with the features and comparing it with the fair value of an instrument with identical terms of the New Preferred Stock without any of the bifurcated features (i.e., the preferred stock host).

The fair value of the New Preferred Stock was estimated using an option pricing method (“OPM”) allocating the total equity value to the various classes of equity. As of March 31, 2020 (Successor), the Company assumed a term to exit of 3 years, a risk-free rate of 1.61%, volatility of 45%, a 10% weighting on a three-year exit scenario and a 90% weight on a nearer-term exit scenario. Without the redemption or conversion features, the holders of the New Preferred Stock would have the right to perpetual preferred with 10% paid-in-kind (“PIK”) dividends, or the right to any upside value from conversion into common stock if the value exceeds the minimum return provided for under the Certificate of Designations (as defined herein). The Company will necessarily repay the Liquidation Preference (as defined in the Certificate of Designations) in cash upon an act of bankruptcy. Since the host is an instrument that accrues PIK dividends in perpetuity and includes no cash flows, the value of the right within the host to the Liquidation Preference plus accrued PIK dividends obligation is de minimis. The value of converting to common stock on the upside would be measured as the residual upon a liquidity event. Therefore, the fair value of the host was estimated as the value of the upside conversion into common shares, which was also estimated using the OPM.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-recurring Fair Value Measurements

The majority of the Company’s non-financial assets, which include inventories, property and equipment, assets held for sale, goodwill and other intangible assets, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur such that a non-financial asset is required to be evaluated for impairment and deemed to be impaired, the impaired non-financial asset is recorded as its fair value.

There were no assets as of March 31, 2020 (Successor) valued at fair value on a non-recurring basis.

The following table summarizes the assets as of March 31, 2019 (Predecessor), valued at fair value on a non-recurring basis (in thousands):

	Predecessor
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2019	Total Loss for Fiscal Year 2019
Inventories (1)	$—	$—	$7,697	$7,697	$9,276
Assets held for sale (2)	—	—	5,350	5,350	8,149
Aircraft and equipment (1)	—	—	136,338	136,338	104,939
Other intangible assets (1)	—	—	—	—	3,005
Total assets	$—	$—	$149,385	$149,385	$125,369

(1)	Fair value as of September 30, 2018.

(2)	Fair value as of March 31, 2019.

The fair value of inventories using Level 3 inputs is determined by evaluating the current economic conditions for sale and disposal of spare parts, which includes estimates as to the recoverability of the carrying value of the parts based on historical experience with sales and disposal of similar spare parts, the expected time frame of sales or disposals, the location of the spare parts to be sold and the condition of the spare parts to be sold or otherwise disposed of. See Note 1 for further discussion of the impairment of inventories.

The fair value of aircraft and equipment, using Level 3 inputs, is determined using a market approach. The market approach consisted of a thorough review of recent market activity, available transaction data involving the subject aircraft, current demand and availability on the market. The Company also took into account the age, specifications, accrued hours and cycles, and the maintenance status of each subject aircraft.

The fair value of other intangible assets, using Level 3 inputs, is estimated using the income approach. The estimate of fair value includes unobservable inputs, including assumptions related to future performance, such as projected demand for services, rates, and levels of expenditures. For further details on other intangible assets and goodwill, see Note 1.

The fair value of assets held for sale using Level 3 inputs is determined through evaluation of expected sales proceeds for aircraft. This analysis includes estimates based on historical experience with sales, recent transactions involving similar assets, quoted market prices for similar assets and condition and location of aircraft to be sold or otherwise disposed of. See Note 7 for details on assets held for sale.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Debt

The fair value of the Company’s debt has been estimated in accordance with the accounting standard regarding fair value. The fair value of the Company’s long-term debt as of March 31, 2020 (Successor) is estimated based on consideration of future cash flows of the instruments based on the contractual interest rates and then discounted, based on the implied market yield and the Company’s credit rating. The fair value of the Company’s fixed rate long-term debt as of March 31, 2019 (Predecessor) was estimated based on quoted market prices and was not updated for any possible acceleration provisions in the Company’s debt instruments.

In connection with the Company’s emergence from bankruptcy and in accordance with ASC 852, the Company applied the provisions of fresh-start accounting to its consolidated financial statements on the Effective Date. As a result, the Company adjusted its debt to its respective fair value at the Effective Date by $57.7 million. See Note 3 for further details. The carrying and fair value of the Company’s debt, excluding unamortized debt issuance costs, are as follows (in thousands):

	Successor		Predecessor
	March 31, 2020		March 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
8.75% Senior Secured Notes (1)(2)	$—	$—	$347,400	$252,000
4½% Convertible Senior Notes (1)(3)	—	—	112,944	28,923
6¼% Senior Notes (1)	—	—	401,535	75,288
Term Loan	61,500	56,894	—	—
Lombard Debt (4)	136,180	122,165	183,450	183,450
Macquarie Debt (4)	148,165	138,133	171,028	171,028
PK Air Debt (4)	207,326	180,290	212,041	212,041
Airnorth Debt (4)	7,618	7,221	11,058	11,058
Humberside Debt	335	335	—	—
Other Debt	—	—	9,168	9,168
	$561,124	$505,038	$1,448,624	$942,956

(1)	These debt instruments were settled in accordance with the Plan. See Note 8 for further details.

(2)	The carrying value is net of unamortized discount of $2.6 million as of March 31, 2019 (Predecessor).

(3)	The carrying value is net of unamortized discount of $30.8 million as of March 31, 2019 (Predecessor).

(4)
In connection with the Company’s emergence from bankruptcy and the application of ASC 852, the Company adjusted debt to its respective fair value at the Effective Date by a reduction of $57.7 million. The unamortized discounts as of March 31, 2020 (Successor) were as follows: $26.4 million for the Lombard Debt, $11.1 million for the Macquarie Debt, $12.6 million for the PK Air Debt and $0.6 million for the Airnorth Debt.

Other

The fair values of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate their carrying value due to the short-term nature of these items.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 — DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Embedded Derivatives

The Company has determined that the contingent redemption features upon a liquidation or deemed liquidation event, holder optional redemption, and fundamental transaction make-whole redemption features are required to be accounted for separately from the New Preferred Stock as derivative liabilities. The economic characteristics of the New Preferred Stock are considered more akin to a debt instrument because the shares are redeemable at the holder’s option and the redemption value is significantly greater than the original issue price, the shares carry a fixed mandatory dividend (paid in kind), and specified rate of return. Such factors indicate the New Preferred Stock’s most likely method of settlement is the exercise of a redemption feature rather than through conversion; therefore, the embedded features were analyzed against a debt-like host when determining if such features should require bifurcation. The Company determined that each of the redemption features described above must be bifurcated and accounted for separately from the New Preferred Stock because exercise of each feature would result in substantial premiums to the holder. See Note 15 for description of the New Preferred Stock.

ASC 815, Derivatives and Hedging does not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be combined and fair valued as a single compound embedded derivative. Accordingly, the Company recorded a compound derivative liability representing the combined fair value of redemption options described above. The Preferred Stock embedded derivative liability will be remeasured each period with changes in fair value recognized in earnings.

The following tables summarize the fair value of the compound derivative linked to the New Preferred Stock:

Derivatives not designated as hedging instruments	Successor Five Months Ended March 31, 2020 Fair Value
Preferred stock embedded derivative	$286,182
Total derivatives not designated as hedging instruments	$286,182

Successor Five Months Ended March 31, 2020
Total amounts of income and expense line items presented in the statement of financial performance in which the effects of fair value are recorded	Change in fair value of preferred stock derivative liability
Gain or (loss) on derivatives not designated as hedging instruments:
Preferred stock embedded derivative	$184,140

Changes in the fair value of the New Preferred Stock derivative liability, carried at fair value, are reported as change in fair value of the Preferred Stock derivative liability in the consolidated statements of operations. For the five months ended March 31, 2020 (Successor), the Company recognized non-cash benefit of $184.1 million due to a decrease in the Preferred Stock derivative liability related to the embedded derivative in the New Preferred Stock.

The Company uses a binomial option pricing method to value the compound derivative. The option pricing method requires the development and use of assumptions. These assumptions include estimated volatility of the value of the Company’s common stock, assumptions regarding possible conversion or early redemption dates, an appropriate risk-free interest rate, risky bond rate, and dividend yields. For further details on fair value, see Note 9.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives Designated as Hedging Instruments

From time to time, the Company enters into forward exchange contracts as a hedge against foreign currency asset and liability commitments and anticipated transaction exposures, including intercompany purchases. All derivatives are recognized as assets or liabilities and measured at fair value. The Company does not use financial instruments for trading or speculative purposes.

During fiscal year 2019 (Predecessor), the seven months ended October 31, 2019 (Predecessor) and the five months ended March 31, 2020 (Successor), the Company entered into foreign currency put option contracts of £5 million per month through February 2021 to mitigate a portion of the Company’s foreign currency exposure. Upon emergence from bankruptcy, these derivatives were re-designated as cash flow hedges.

The designation of a derivative instrument as a hedge and its ability to meet relevant hedge accounting criteria determines how the change in fair value of the derivative instrument will be reflected in the consolidated financial statements. A derivative qualifies for hedge accounting if, at inception of the hedging relationship, the derivative is expected to be highly effective in offsetting the hedged item’s underlying cash flows or fair value and the documentation requirements of the accounting standard for derivative instruments and hedging activities are fulfilled at the time the Company entered into the derivative contract. A hedge is designated as a cash flow hedge, fair value hedge, or a net investment in foreign operations hedge based on the exposure being hedged. The asset or liability value of the derivative will change in tandem with its fair value. For derivatives designated as cash flow hedges, the changes in fair value are recorded in accumulated other comprehensive income (loss). The derivative’s gain or loss is released from accumulated other comprehensive income (loss) to match the timing of the effect on earnings of the hedged item’s underlying cash flows.

The Company reviews the effectiveness of hedging instruments on a quarterly basis. The Company discontinues hedge accounting for any hedge that the Company no longer considers to be highly effective. Changes in fair value for derivatives not designated as hedges or those not qualifying for hedge accounting are recognized in current period earnings.

None of the Company’s derivative instruments contain credit-risk-related contingent features. Counterparties to the Company’s derivative contracts are high credit quality financial institutions.

The following table presents the balance sheet location and fair value of the portions of the Company’s derivative instruments that were designated as hedging instruments as of March 31, 2020 (Successor) (in thousands):

	Derivatives designated as hedging instruments under ASC 815	Derivatives not designated as hedging instruments under ASC 815	Gross amounts of recognized assets and liabilities	Gross amounts offset in the Balance Sheet	Net amounts of assets and liabilities presented in the Balance Sheet
Prepaid expenses and other current assets	$2,747	$—	$2,747	$—	$2,747
Net	$2,747	$—	$2,747	$—	$2,747

The following table presents the balance sheet location and fair value of the portions of the Company’s derivative instruments that were designated as hedging instruments as of March 31, 2019 (Predecessor) (in thousands):

	Derivatives designated as hedging instruments under ASC 815	Derivatives not designated as hedging instruments under ASC 815	Gross amounts of recognized assets and liabilities	Gross amounts offset in the Balance Sheet	Net amounts of assets and liabilities presented in the Balance Sheet
Prepaid expenses and other current assets	$1,845	$—	$1,845	$—	$1,845
Net	$1,845	$—	$1,845	$—	$1,845

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the impact that derivative instruments, designated as cash flow hedges, had on accumulated other comprehensive loss (net of tax) and consolidated statements of operations (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019	Financial statement location
Amount of income (loss) recognized in accumulated other comprehensive loss	$—	$(1,828)	Accumulated other comprehensive loss

Amount of income (loss) reclassified from accumulated other comprehensive loss into earnings	$—	$(1,146)	Statements of operations

The following table presents the impact that derivative instruments, designated as cash flow hedges, had on accumulated other comprehensive loss (net of tax) and consolidated statements of operations for fiscal year 2019 (Predecessor) (in thousands):

		Financial statement location
Amount of loss recognized in accumulated other comprehensive loss	$(506)	Accumulated other comprehensive loss
Amount of loss reclassified from accumulated other comprehensive loss into earnings	$(464)	Statement of operations

The Company estimates that $1.4 million of net losses in accumulated other comprehensive loss associated with its derivative instruments is expected to be reclassified into earnings within the next twelve months.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 — COMMITMENTS AND CONTINGENCIES

Aircraft Purchase Contracts — As of March 31, 2020 (Successor), the Company had no aircraft on order and no options to acquire additional aircraft. The following chart presents a rollforward of the Company’s aircraft orders and options:

	Successor				Predecessor
	Five Months Ended March 31,		Seven Months Ended October 31,		Fiscal Year Ended March 31,
	2020		2019		2019		2018
	Orders	Options	Orders	Options	Orders	Options	Orders	Options
Beginning of period	2	—	26	—	27	4	32	4

Aircraft delivered (1)	(2)	—	(2)	—	—	—	(5)	—
Aircraft rejected (2)	—	—	(22)	—	—	—	—	—
Cancelled order (3)	—	—	—	—	(1)	—	—	—
Expired options	—	—	—	—	—	(4)	—	—
End of period	—	—	2	—	26	—	27	4

(1)
On July 25, 2019 (Predecessor), the Company entered into an amendment to its agreement for the purchase of four AW189 U.K. SAR configuration helicopters. Pursuant to the amendment, the parties mutually agreed to postpone the delivery dates for three helicopters to the second half of fiscal year 2020 and the first quarter of fiscal year 2021. The postponement in deliveries resulted in deferral of approximately $14.4 million in capital expenditures scheduled for fiscal years 2020 into fiscal year 2021. One of the four AW189s was purchased in August 2019, one was purchased in October 2019 and two were purchased ahead of schedule in December 2019.

(2)	In October 2019 (Predecessor), the Bankruptcy Court approved the Company’s agreement with Airbus to reject its aircraft purchase contract for 22 large aircraft.

(3)
In December 2018 (Predecessor), a large aircraft order was terminated and the Company recorded contract termination costs of $14.0 million included in loss on disposal of assets on its consolidated statements of operations for amounts previously included in construction in progress on its consolidated balance sheets.

The Company periodically purchases aircraft for which it has no orders. During fiscal years 2020 and 2018, the Company did not purchase any aircraft for which it did not have an order. During fiscal year 2019, the Company purchased one aircraft that was not on order.

Employee Agreements — Approximately 69% of the Company’s employees are represented by collective bargaining agreements and/or unions with 87% of these employees being represented by collective bargaining agreements and/or unions that have expired or will expire in one year. These agreements generally include annual escalations of up to 4.5%. Periodically, certain groups of employees who are not covered by a collective bargaining agreement consider entering into such an agreement.

Environmental Contingencies — The U.S. Environmental Protection Agency (the “EPA”) has in the past notified the Company that it is a potential responsible party, or PRP, at three former waste disposal facilities that are on the National Priorities List of contaminated sites. Under the federal Comprehensive Environmental Response, Compensation and Liability Act, also known as the Superfund law, persons who are identified as PRPs may be subject to strict, joint and several liability for the costs of cleaning up environmental contamination resulting from releases of hazardous substances at National Priorities List sites. Although the Company has not yet obtained a formal release of liability from the EPA with respect to any of the sites, the Company believes that its potential liability in connection with the sites is not likely to have a material adverse effect on its business, financial condition or results of operations.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Purchase Obligations — As of March 31, 2020 (Successor), the Company had $39.8 million of other purchase obligations representing unfilled purchase orders for aircraft parts and non-cancelable PBH maintenance commitments. For further details on the non-cancelable PBH maintenance commitments, see Note 1.

Sikorsky Lawsuit — On January 8, 2019 (Predecessor), the Company filed suit in the District Court of Harris County, Texas against Sikorsky Aircraft Corporation (“Sikorsky”) for breach of contract, unjust enrichment and conversion as a result of Sikorsky terminating a sales agreement after the Company sought to delay delivery of a helicopter and retaining the Company’s $11.7 million deposit as liquidated damages. The Company is seeking a ruling that Sikorsky be required to return the deposit and provide an accurate calculation of its damages under the sales agreement. Bristow removed the claim to the Southern District of Texas bankruptcy court based on Sikorsky’s decision to file a claim in bankruptcy related to this case. The Company filed an amended complaint on January 21, 2020, and defendants filed an answer on February 12, 2020. The Company expects a resolution in the next six to nine months.

Other Matters — Although infrequent, aircraft accidents have occurred in the past, and the related losses and liability claims have been covered by insurance subject to deductible, self-insured retention and loss sensitive factors.

On November 6, 2017, the Huntington National Bank (“Huntington”) filed suit against the Company and Bristow U.S. LLC in the U.S. District Court for the Southern District of New York (the “Southern District of New York Court”). Huntington alleges violation of an addendum of a lease agreement for failure to arrange for the enrollment of the aircraft engines in a maintenance agreement and seeks approximately $2.5 million in damages. The Company submitted a counterclaim for approximately $100,000 of costs related to storage, maintenance and insurance of the aircraft following the expiration of the lease. On March 1, 2019, the Southern District of New York Court denied Huntington’s motion for summary judgment. The Company initiated discovery; however, on May 16, 2019, the proceedings were stayed as a result of the Chapter 11 Cases. Huntington filed a claim in the bankruptcy proceedings for the damages alleged in its initial lawsuit and for damages allegedly incurred as a result of Bristow returning a second leased aircraft. The Company, Bristow U.S. LLC, and Huntington entered into a Settlement Agreement on October 17, 2019 that provides a framework for resolution of Huntington’s claims with respect to both leased aircraft. The Bankruptcy Court approved the settlement on October 23, 2019. The parties continue to work on finalizing the settlement. A pre-trial conference before the Southern District of New York Court is scheduled for July 29, 2020, if the settlement has not been consummated by then.

Two purported class action complaints, Kokareva v. Bristow Group Inc., Case No. 4:19-cv-0509 and Lilienfield v. Bristow Group Inc., Case No. 4:19-cv-1064, were filed in the U.S. District Court for the Southern District of Texas (the “Southern District of Texas Court”) on February 14, 2019 and March 21, 2019, respectively. The complaints, which also named Jonathan E. Baliff and L. Don Miller as defendants, alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 arising out of the Company’s disclosures and alleged failure to make timely disclosure of inadequate monitoring control processes related to non-financial covenants within certain of its secured financing and lease agreements. On May 17, 2019, the Southern District of Texas Court appointed BRS Investor Group as Lead Plaintiff and consolidated both actions under Kokareva v. Bristow Group Inc., Case No. 4:19-cv-0509. When the Company filed the Chapter 11 Cases on May 11, 2019, the litigation against the Company was automatically stayed. When the Company emerged from bankruptcy, all the claims against the Company were released, but the case is still proceeding against the individual defendants. Plaintiffs filed a Consolidated Amended Complaint on November 4, 2019, and the defendants filed a motion to dismiss on January 3, 2020. The Southern District of Texas Court had a hearing on the defendant’s motion to dismiss on May 22, 2020 and the Southern District of Texas Court denied the motion to dismiss the same day. The case is now proceeding into discovery and the defendants intend to litigate vigorously against them.

On June 7, 2019, Marilyn DeVault filed a Stockholder Derivative Complaint against Thomas N. Amonett, Gaurdie Banister Jr., Ian A. Godden, Lori A. Gobillot, A. William Higgins, Thomas C. Knudson, Biggs C. Porter, Jonathan E. Baliff, Stephen A. King, Matthew Masters, David C. Gompert, Bruce H. Stover, L. Don Miller, and Brian J. Allman (the “Derivative Defendants”) in the United States District Court for the District of Delaware. The complaint alleges breaches of fiduciary duties and violations of Section 10(b) of the Securities Exchange Act of 1934 arising out of Company disclosures and failing to have adequate monitoring control processes related to non-financial covenants within certain of the Company’s secured financing and lease agreements. The complaint also alleges waste of corporate assets, gross mismanagement, and unjust enrichment. On July 19, 2019, the parties submitted a Joint Stipulation to stay the case pending the resolution of any motion to dismiss filed in the actions in the Southern District of Texas Court. Because the Southern District of Texas Court denied the motion to dismiss on May 22, 2020, the stay is now lifted, and the parties plan to contact the Southern District of Texas Court shortly regarding their next steps. Defendants intend to litigate vigorously against them.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company operates in jurisdictions internationally where it is subject to risks that include government action to obtain additional tax revenue. In a number of these jurisdictions, political unrest, the lack of well-developed legal systems and legislation that is not clear enough in its wording to determine the ultimate application, can make it difficult to determine whether legislation may impact the Company’s earnings until such time as a clear court or other ruling exists. The Company operates in jurisdictions currently where amounts may be due to governmental bodies that the Company is not currently recording liabilities for as it is unclear how broad or narrow legislation may ultimately be interpreted. The Company believes that payment of amounts in these instances is not probable at this time, but is reasonably possible.

The Company is a defendant in certain claims and litigation arising out of operations in the normal course of business. In the opinion of management, uninsured losses, if any, will not be material to the Company’s financial position, results of operations or cash flows.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 — LEASES

As discussed in Note 1, the Company adopted ASC 842 on a prospective basis on April 1, 2019 and used the effective date as the date of initial application. Therefore, prior period financial information has not been adjusted and continues to be reflected in accordance with the Company’s historical accounting policies. The lease standard establishes a ROU model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months.

The Company elected to adopt the “package of practical expedients,” which allows the Company to carry forward historical assessments of whether existing agreements contain a lease, classification of existing lease agreements and treatment of initial direct lease costs. The Company also elected to account for non-lease and lease components as a single lease component for all asset classes and exclude short-term leases (those with terms of 12 months or less) from balance sheet presentation.

The effects related to the adoption of this accounting standard are specified in Note 1.

Accounting Policy for Leases

The Company determines if an arrangement is a lease at inception. All of the Company’s leases are operating leases and are recorded in ROU assets, accounts payable and operating lease liabilities in its consolidated balance sheet as of March 31, 2020 (Successor).

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligations to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date of a lease based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease. The lease term includes options to extend when the Company is reasonably certain to exercise the option. The Company is not, however, reasonably certain that the Company will exercise any option(s) to extend at commencement of a lease as each extension would be based on the relevant facts and circumstances at the time of the decision to exercise or not exercise an extension option, and as such, they have not been included in the remaining lease terms. The Company will evaluate the impact of lease extensions, if and when the exercise of an extension option is probable.

Overview

The Company has non-cancelable operating leases in connection with the lease of certain equipment, including leases for aircraft, and land and facilities used in its operations. The related lease agreements, which range from non-cancelable and month-to-month terms, generally provide for fixed monthly rentals, and can also include renewal options. The Company generally pays all insurance, taxes and maintenance expenses associated with these leases, and these costs are not included in the lease liability and are recognized in the period in which they are incurred.

The aircraft leases range from base terms of up to 180 months with renewal options of up to 60 months in some cases, include purchase options upon expiration and some include early purchase options. The leases contain terms customary in transactions of this type, including provisions that allow the lessor to repossess the aircraft and requires the Company to pay a stipulated amount if the Company defaults on its obligations under the agreements. The following is a summary of the terms related to aircraft leased under operating leases with original terms in excess of one year as of March 31, 2020 (Successor).

Successor
End of Lease Term	Number of Aircraft
Fiscal year 2021 to fiscal year 2022	17
Fiscal year 2023 to fiscal year 2026	29
46

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rent expense incurred is as follows (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019	Fiscal Year Ended March 31,
			2019	2018
Rent expense under all operating leases	$50,061	$101,543	$192,316	208,691
Rent expense under operating leases for aircraft	$43,044	$88,599	$168,299	181,318

Operating leases as of March 31, 2020 (Successor) were as follows (in thousands, except years and percentages):

Successor
Operating lease right-of-use assets	$305,962
Current portion of operating lease liabilities	81,484
Operating lease liabilities	224,595
Total operating lease liabilities	$306,079

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019
Cash paid for operating leases	$48,967	$95,601
ROU assets obtained in exchange for lease obligations	$338,257	$256,242
Weighted average remaining lease term	4 years	5 years
Weighted average discount rate	6.27%	7.14%

As of March 31, 2020 (Successor), aggregate future payments under all non-cancelable operating leases that have initial terms in excess of one year, including leases for 46 aircraft, are as follows (in thousands):

		Successor
	Aircraft	Other	Total
Fiscal year ending March 31,
2021	$89,736	$7,680	$97,416
2022	77,229	6,435	83,664
2023	58,583	6,468	65,051
2024	46,005	6,086	52,091
2025	28,370	5,005	33,375
Thereafter	2,170	16,382	18,552
	$302,093	$48,056	$350,149

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2019 (Predecessor), aggregate future payments under all non-cancelable operating leases that have initial terms in excess of one year, including leases for 75 aircraft, are as follows (in thousands):

		Predecessor
	Aircraft	Other	Total
Fiscal year ending March 31,
2020	$121,516	$11,367	$132,883
2021	59,999	9,814	69,813
2022	39,035	8,797	47,832
2023	16,605	8,396	25,001
2024	5,086	8,513	13,599
Thereafter	—	29,256	29,256
	$242,241	$76,143	$318,384

The Company leases six S-92 model aircraft and one AW139 model aircraft from VIH Aviation Group Ltd., which is a related party due to common ownership of Cougar and paid lease fees of $5.5 million, $8.6 million, $16.1 million and $19.3 million during the five months ended March 31, 2020 (Successor), seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively. The Company leases a facility in Galliano, Louisiana from VIH Helicopters USA, Inc., another related party due to common ownership of Cougar, and paid lease fees of $0.1 million, $0.1 million, $0.2 million and $0.2 million in lease fees during the five months ended March 31, 2020 (Successor), seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively.

In April and May 2019 (Predecessor), the Company returned its remaining four H225 leased aircraft and paid $4.3 million in lease return costs. As of June 30, 2019 (Predecessor), the Company accrued an additional $2.8 million in lease return costs, $9.7 million in future rent and $9.4 million in deferred rent related to these four H225 lease returns. Also, the Company reduced its ROU assets by $11.9 million and operating lease liabilities by $12.4 million in connection with these lease returns during the three months ended June 30, 2019 (Predecessor). For further information regarding the Omnibus Agreement, see Note 8.

In June 2019 (Predecessor), the Company rejected ten aircraft leases, including nine S-76C+s and one S-76D, and recorded $26.0 million of lease termination costs, net. In September 2019 (Predecessor), the Company recorded an additional $4.2 million of lease termination costs to adjust its liabilities subject to compromise to the allowed claim. Also, in connection with these ten aircraft lease returns, the Company reduced its ROU assets by $18.6 million and operating lease liabilities by $20.2 million in the Predecessor period. On October 31, 2019 (Predecessor), as part of the Plan, the Company settled and paid these liabilities in full for $3.9 million.

In September 2019 (Predecessor), the Company rejected the lease for its corporate headquarters in Houston, Texas. As of September 30, 2019 (Predecessor), the Company recorded an allowed claim of $5.3 million, which was settled and paid in full for $0.6 million on October 31, 2019 (Predecessor), as part of the Plan. Also, in connection with the corporate lease rejection, as of September 30, 2019 (Predecessor), the Company reduced its ROU assets by $13.2 million and operating lease liabilities by $18.9 million.

In connection with the adoption of fresh-start accounting, the Company made the accounting policy election in accordance with ASC 805 to not recognize lease assets or liabilities upon emergence for any leases that have a remaining lease term of 12 months or less as of the Effective Date. Any ROU asset or lease liability that meets the criteria was written off by offsetting each other with any resulting gain or loss recognized as a fresh-start adjustment on the Predecessor’s consolidated statements of operations. Any future lease expenses will be expensed on a straight-line basis over the lease term or for variable lease payments in the period in which the obligation for those payments is incurred. Further, the ROU asset was reduced on a net basis by $2.6 million for changes in fair value related to favorable or unfavorable lease terms with the offset recorded as reorganization expense, net in the Predecessor’s consolidated statement of operations.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — TAXES

The components of deferred tax assets and liabilities are as follows (in thousands):

	Successor	Predecessor
	March 31, 2020	March 31, 2019
Deferred tax assets:
Foreign tax credits	$39,554	$39,554
State net operating losses	9,140	12,448
Net operating losses	68,919	102,074
Accrued pension liability	2,869	4,254
Accrued equity compensation	440	9,115
Interest expense limitation	33,567	17,852
Deferred revenue	375	511
Employee award programs	86	387
Employee payroll accruals	1,656	3,476
Inventories	6,853	1,263
Investment in unconsolidated affiliates	—	30,783
Convertible note	—	2,013
Capital loss carryover	—	4,200
Accrued expenses not currently deductible	9,000	6,339
Lease liabilities	22,369	—
Other	8,992	7,005
Valuation allowance - foreign tax credits	(39,554)	(39,554)
Valuation allowance - state	(9,140)	(12,448)
Valuation allowance - interest expense limitation	(11,603)	—
Valuation allowance	(58,264)	(76,212)
Total deferred tax assets	$85,259	$113,060
Deferred tax liabilities:
Property and equipment	$(38,299)	$(136,175)
Inventories	(987)	(1,754)
Investment in unconsolidated affiliates	(23,112)	(27,595)
ROU asset	(21,552)	—
Intangibles	(18,539)	—
Deferred gain	—	(1,872)
Other	(5,545)	(4,872)
Total deferred tax liabilities	$(108,034)	$(172,268)
Net deferred tax liabilities	$(22,775)	$(59,208)

Companies may use foreign tax credits to offset the U.S. income taxes due on income earned from foreign sources. However, the credit that may be claimed for a particular taxable year is limited by the total income tax on the U.S. income tax return as well as by the ratio of foreign source net income in each statutory category to total net income. The amount of creditable foreign taxes available for the taxable year that exceeds the limitation (i.e., “excess foreign tax credits”) may be carried back one year and forward ten years. The Company has $39.6 million of excess foreign tax credits as of March 31, 2020 (Successor), of which $6.6 million will expire in fiscal year 2021, $4.0 million will expire in fiscal year 2022, $0.2 million will expire in fiscal year 2023, $15.6 million will expire in fiscal year 2024 and $13.2 million will expire in fiscal year 2025. As of March 31, 2020 (Successor), the Company has $0.5 million of net operating losses in the U.S., all of which will expire in fiscal year 2038. In addition, the Company has net operating losses in certain states totaling $147.8 million which will begin to expire in fiscal year 2022. The valuation adjustments related to the Company’s equity method investments discussed in Note 3 resulted in the write-off of the related deferred tax asset on October 31, 2019 (Predecessor) for such investments. As part of the Chapter 11 Cases, indebtedness related to the 4½% Convertible Senior Notes was cancelled, therefore the deferred tax asset was reduced to zero as of October 31, 2019 (Predecessor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain limitations on the deductibility of interest expense pursuant to the Tax Cuts and Jobs Act (the “Act”) became effective for Bristow on April 1, 2018. As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the Company had $159.8 million and $85.0 million gross disallowed U.S. interest expense carryforward, respectively. The disallowed interest expense can be carried forward indefinitely. As of March 31, 2020 (Successor), a valuation allowance has been recorded for a portion of the deferred tax asset related to interest expense limitations.

The realization of deferred income tax assets is dependent upon the generation of sufficient taxable income during future periods in which the temporary differences are expected to reverse. The valuation allowance is reviewed on a quarterly basis and if the assessment of the “more likely than not” criteria changes, the valuation allowance is adjusted accordingly. The valuation allowance continues to be applied against certain deferred income tax assets where the Company has assessed that the realization of such assets does not meet the “more likely than not” criteria. As of March 31, 2020 (Successor), valuation allowances were $58.0 million for foreign operating loss carryforwards, $9.1 million for state operating loss carryforwards, $11.6 million for interest expense limitation carryforwards, $0.2 million for charitable contribution carryforwards and $39.6 million for foreign tax credits.

The following table is a rollforward of the valuation allowance against the Company’s deferred tax assets (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019	Fiscal Year Ended March 31,

			2019	2018
Balance – beginning of fiscal year	$(124,700)	$(128,214)	$(71,987)	$(74,727)
Additional allowances	(19,434)	(5,381)	(59,493)	(20,259)
Reversals and other changes	25,573	8,895	3,266	22,999
Balance – end of fiscal year	$(118,561)	$(124,700)	$(128,214)	$(71,987)

The components of loss before benefit (provision) for income taxes are as follows (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019	Fiscal Year Ended March 31,
			2019	2018
Domestic	$163,866	$(568,781)	$(263,377)	$(91,002)
Foreign	(24,308)	(318,603)	(72,922)	(136,998)
Total	$139,558	$(887,384)	$(336,299)	$(228,000)

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision (benefit) for income taxes consisted of the following (in thousands):

	Successor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
Current:	2020	2019	2019	2018
Domestic	$(1,542)	$2,516	$1,337	$1,247
Foreign	6,572	9,178	15,313	13,607
	$5,030	$11,694	$16,650	$14,854
Deferred:
Domestic	$(5,072)	$(49,634)	$(16,523)	$(39,079)
Foreign	524	(13,238)	(288)	(6,666)
	$(4,548)	$(62,872)	$(16,811)	$(45,745)
Total	$482	$(51,178)	$(161)	$(30,891)

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of the U.S. Federal statutory tax rate to the effective income tax rate for the (provision) benefit for income taxes is shown below:

	Successor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018

Statutory rate	21.0%	21.0%	21.0%	31.6%
Effect of U.S. tax reform	—%	—%	(3.5)%	9.9%
Net foreign tax on non-U.S. earnings	(4.2)%	(0.7)%	(0.3)%	0.8%
Benefit of foreign tax deduction in the U.S.	(0.2)%	—%	—%	—%
Foreign earnings indefinitely reinvested abroad	2.2%	(5.9)%	(4.4)%	(8.1)%
Change in valuation allowance	(0.4)%	(0.6)%	(15.2)%	1.1%
Foreign earnings that are currently taxed in the U.S.	0.8%	—%	(0.7)%	(33.0)%
Sales of subsidiaries	—%	(1.1)%	—%	—%
Effect of change in foreign statutory corporate income tax rates	—%	—%	0.4%	—%
Preferred stock embedded derivative	(27.7)%	—%	—%	—%
Contingent beneficial conversion feature	—%	(1.0)%	—%	—%
Impairment of foreign investments	1.4%	(0.6)%	—%	11.9%
Fresh start accounting and reorganization	6.7%	(3.6)%	—%	—%
Professional fees to be capitalized for tax	1.3%	(1.3)%	—%	—%
Changes in tax reserves	0.1%	—%	0.7%	(2.3)%
Other, net	(0.7)%	(0.4)%	2.0%	1.6%
Effective tax rate	0.3%	5.8%	—%	13.5%

In the five months ended March 31, 2020 (Successor), the Company’s effective tax rate is 0.3% and includes (a) $11.1 million of tax expense for fresh start accounting and reorganization related expenses, (b) $38.7 million of tax benefit from the preferred stock embedded derivative and (c) $2.0 million of tax expense for impairment of its investment in unconsolidated affiliates.

In the seven months ended October 31, 2019 (Predecessor), the Company’s effective tax rate is 5.8% and includes (a) $43.4 million of tax expense for fresh start accounting and reorganization related expenses, (b) $8.9 million of tax expense related to the contingent beneficial conversion feature, (c) $9.8 million of tax expense from the sale of foreign subsidiaries, (d) $5.3 million of tax expense for impairments and write-offs of certain investments and (d) $5.4 million of tax expense for an increase in valuation allowances.

In fiscal year 2019 (Predecessor), the Company’s effective tax rate is 0.0% and includes (a) $51.0 million of tax expense for an increase in valuation allowances and (b) a reduction to its previously-recorded U.S. statutory tax rate reduction adjustment of $19.0 million offset by a one-time non-cash transition tax expense of $30.6 million.

On December 22, 2017, the president of the United States signed into law the Act. The Act includes numerous changes in existing U.S. tax law, including a permanent reduction in the U.S. federal corporate income tax rate from 35% to 21%. The rate reduction took effect on January 1, 2018. Further, the Act provided for a one-time “deemed repatriation” of accumulated foreign earnings of certain foreign corporations. Under GAAP, the Company’s net deferred tax liabilities are required to be revalued during the period in which the new tax legislation is enacted. The Company completed its analysis of the income tax implications of the Act during the third quarter of fiscal year 2019. Pursuant to the issuance of additional guidance by the U.S. Internal Revenue Service related to the calculation of the one-time deemed repatriation tax, the Company adjusted its previously reported provisional amounts by recording an additional tax expense of $11.6 million related to remeasurement of deferred taxes offset by one-time mandatory deemed repatriation.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain provisions under the Act became applicable to the Company on April 1, 2018 and the Company’s tax provision for fiscal year 2019 includes the tax implications of these provisions. These provisions include Global Intangible Low-Taxed Income, Base Erosions and Anti-Avoidance Tax, Foreign Derived Intangible Income and certain limitations on the deduction of interest expense and utilization of net operating losses.

In fiscal year 2018 (Predecessor), the Company’s effective tax rate was 13.5% and includes: (i) tax benefit of $27.0 million related to the impairment of its investment in unconsolidated affiliates; (ii) tax impact of one-time transition tax on unrepatriated earnings of foreign subsidiaries under the Act of $52.9 million, which is partially offset by the utilization of foreign tax credits of $22.6 million; (iii) tax benefit of $53.0 million as a result of the revaluation of its net deferred tax liabilities; and (iv) tax benefit due to release of $22.8 million of foreign tax credit valuation allowances.

A portion of the Company’s aircraft fleet is owned directly or indirectly by its wholly owned Cayman Island subsidiaries. The Company’s foreign operations combined with its leasing structure provided a material benefit to the effective tax rates for fiscal years 2020, 2019 and 2018. Also, the Company’s effective tax rates for fiscal years 2020, 2019 and 2018 benefited from the permanent investment outside the U.S. of foreign earnings, upon which no U.S. tax had been provided until the one-time transition tax on unrepatriated earnings of foreign subsidiaries under the Act.

The Company’s operations are subject to the jurisdiction of multiple tax authorities, which impose various types of taxes on the Company, including income, value added, sales and payroll taxes. Determination of taxes owed in any jurisdiction requires the interpretation of related tax laws, regulations, judicial decisions and administrative interpretations of the local tax authority. As a result, the Company is subject to tax assessments in such jurisdictions including the re-determination of taxable amounts by tax authorities that may not agree with its interpretations and positions taken. The following table summarizes the years open by jurisdiction as of March 31, 2020 (Successor):

Jurisdiction	Years Open
U.S.	Fiscal year 2018 to present
U.K.	Fiscal year 2017 to present
Guyana	Fiscal year 2013 to present
Nigeria	Fiscal year 2012 to present
Trinidad	Fiscal year 2010 to present
Australia	Fiscal year 2016 to present
Norway	Fiscal year 2016 to present

The effects of a tax position are recognized in the period in which the Company determines that it is more-likely-than-not (defined as a more than 50% likelihood) that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that is greater than 50% likely of being recognized upon ultimate settlement.

The Company has analyzed filing positions in the federal, state and foreign jurisdictions where it is required to file income tax returns for all open tax years. The Company believes that the settlement of any tax contingencies would not have a significant impact on its consolidated financial position, results of operations or liquidity. In the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), the Company had a net (benefit) provision of $0.2 million, $(0.2) million, $(2.3) million and $5.4 million, respectively, of reserves for tax contingencies primarily related to non-U.S. income tax on foreign leasing operations. The Company’s policy is to accrue interest and penalties associated with uncertain tax positions in its provision for income taxes. In the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), $0.2 million, $0.2 million, $0.0 million and $0.1 million, respectively, in interest and penalties were accrued in connection with uncertain tax positions.

As of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the Company had $4.3 million and $4.3 million, respectively, of unrecognized tax benefits, all of which would have an impact on its effective tax rate, if recognized.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company believes that it is reasonably possible that a decrease of up to $0.4 million in unrecognized tax benefits may be necessary within the coming year. In addition, the Company believes that it is reasonably possible that approximately $3.8 million of current other remaining unrecognized tax benefits may be recognized by the end of fiscal year 2023 as a result of a lapse of the statute of limitations.

The activity associated with unrecognized tax benefit is as follows (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019	Fiscal year ended March 31, 2019
Unrecognized tax benefits – beginning of period	$4,060	$4,337	$6,682
Increases for tax positions taken in prior periods	213	170	100
Decreases for tax positions taken in prior periods	—	(442)	(2,445)
Decrease related to statute of limitation expirations	(21)	(5)	—
Unrecognized tax benefits – end of period	$4,252	$4,060	$4,337

As of March 31, 2020 (Successor), the Company has aggregated approximately $102.1 million in unremitted earnings generated by foreign subsidiaries. The Company expects to indefinitely reinvest these earnings. Accordingly, the Company has not provided deferred taxes on these unremitted earnings. If the Company’s expectations were to change, withholding and other applicable taxes incurred upon repatriation, if any, are not expected to have a material impact on its results of operations. Pursuant to the Act, the Company subjected a significant portion of its accumulated foreign earnings from certain foreign corporations to the one-time “deemed repatriation” tax. Any additional taxes due with respect to such earnings or the excess of the amount for financial reporting over the tax basis of our foreign investments would generally be limited to foreign and state taxes.

Income taxes paid were $7.6 million, $9.5 million, $19.4 million and $26.7 million during the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively.

As described in Note 2, elements of the Plan provided that certain secured and unsecured debt that the Company held was exchanged for New Common Stock and New Preferred Stock. Absent an exception, a debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a Chapter 11 bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is determined based on the fair market value of the consideration received by the creditors in settlement of outstanding indebtedness. As a result of the market value of equity upon emergence from the Chapter 11 Cases, the estimated amount of CODI is approximately $487.7 million, which reduced most of the value of the Company’s net operating loss carryover, the entire capital loss carryover and partially reduced the tax basis in the Company’s other assets. The actual reduction in tax attributes does not occur until the first day of the Company’s tax year subsequent to the date of emergence, or April 1, 2020. The Company previously reported $93.8 million deferred tax expense for the seven months ended October 31, 2019 (Predecessor) related to the reduction of net operating losses, tax basis in fixed assets and other assets. The Company has updated its estimate during the fourth quarter and reported a $4.2 million deferred tax benefit for the five months ended March 31, 2020 (Successor) for total deferred tax expense of $89.6 million. Due to the uncertainty of the amounts and allocations of the reduction in tax attributes there may be changes in the amount of deferred taxes that should be recorded. The Company has estimated its attributes subject to reduction based on current results from operations and gains and losses from sale of assets. Although the Company believes the income tax estimates are reasonable, any changes in the anticipated results may have a material effect on the Company's results of operations.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

IRC Section 382 provides an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future taxable income in the event of a change in ownership. Emergence from the Chapter 11 Cases resulted in a change in ownership for purposes of IRC Section 382. As part of the attribute reduction the Company reduced all but $0.5 million of its net operating losses, however certain future tax deductions available after the reduction for CODI are expected to be subject to an annual limitation under IRC Section 382.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14 — EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Bristow Group Inc. Employee Savings and Retirement Plan (the “Bristow Plan”) covers certain of the Company’s U.S. employees. Under the Bristow Plan, the Company matches each participant’s contributions up to 3% of the employee’s compensation. In addition, under the Bristow Plan, the Company contributes an additional 3% of the employee’s compensation after the end of each calendar year.

Bristow Helicopters and Bristow International Aviation (Guernsey) Limited (“BIAGL”) each have a defined contribution plan. These defined contribution plans replaced the defined benefit pension plans described below for future accruals.

The Company’s contributions to its defined contribution plans were $8.5 million, $13.6 million, $22.2 million and $22.0 million for the five months ended March 31, 2020 (Successor), seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively.

Defined Benefit Plans

The defined benefit pension plans of Bristow Helicopters and BIAGL replaced by the defined contribution plans described above covered all full-time employees of Bristow Aviation and BIAGL employed on or before December 31, 1997. Both plans were closed to future accrual as of February 1, 2004. The defined benefits for employee members were based on the employee’s annualized average last three years’ pensionable salaries up to February 1, 2004, increasing thereafter in line with retail price inflation (prior to 2011) and consumer price inflation (from 2011 onwards), and subject to maximum increases of 5% per year over the period to retirement. Any valuation deficits are funded by contributions by Bristow Helicopters and BIAGL. Plan assets are held in separate funds administered by the plans’ trustee (the “Plan Trustee”), which are primarily invested in equities and debt securities. For members of the two closed defined benefit pension plans, since January 2005, Bristow Helicopters contributes a maximum of 7% of a participant’s non-variable salary, and since April 2006, the maximum employer contribution into the plan has been 7.35% for pilots. Each member is required to contribute a minimum of 5% of non-variable salary for Bristow Helicopters to match the contribution. In addition, there are three defined contribution plans for staff who were not members of the original defined benefit plans, two of which are closed to new members.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables provide a rollforward of the projected benefit obligation and the fair value of plan assets, set forth the defined benefit retirement plans’ funded status and provide detail of the components of net periodic pension cost calculated for the U.K. pension plans. The measurement date adopted is March 31. For the purposes of amortizing gains and losses, the 10% corridor approach has been adopted and assets are taken at fair market value. Any such gains or losses are amortized over the average remaining life expectancy of the plan members.

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019	Fiscal Year Ended March 31, 2019
Change in benefit obligation:		(In thousands)
Projected benefit obligation (PBO) at beginning of period	$528,858	$504,076	$545,128
Service cost	594	29	655
Interest cost	4,109	6,705	12,984
Actuarial loss (gain)	(5,545)	34,618	9,702
Benefit payments and expenses	(11,394)	(13,882)	(28,593)
Plan amendments	—	—	3,020
Effect of exchange rate changes	(21,630)	(2,688)	(38,820)
Projected benefit obligation (PBO) at end of period	$494,992	$528,858	$504,076
Change in plan assets:
Market value of assets at beginning of period	$495,343	$478,350	$508,375
Actual return on assets	6,827	24,633	18,121
Employer contributions	7,144	9,032	16,644
Benefit payments and expenses	(11,394)	(13,882)	(28,593)
Effect of exchange rate changes	(20,783)	(2,790)	(36,197)
Market value of assets at end of period	$477,137	$495,343	$478,350
Reconciliation of funded status:
Accumulated benefit obligation (ABO)	$494,992	$528,858	$504,076
Projected benefit obligation (PBO)	$494,992	$528,858	$504,076
Fair value of assets	(477,137)	(495,343)	(478,350)
Net recognized pension liability	$17,855	$33,515	$25,726
Amounts recognized in accumulated other comprehensive loss	$(6,389)	$—	$219,232

	Successor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018
			(In thousands)
Components of net periodic pension cost:
Service cost for benefits earned during the period	$594	$29	$655	$856
Interest cost on PBO	4,109	6,705	12,984	12,914
Expected return on assets	(5,735)	(5,610)	(17,118)	(21,184)
Amortization of unrecognized losses	—	—	8,001	8,151
Net periodic pension cost	$(1,032)	$1,124	$4,522	$737

Service cost component is reported in the Company’s statement of operations in direct cost. All other components of net periodic pension cost are reported in the other expenses, net.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amount in accumulated other comprehensive loss as of March 31, 2020 (Successor) expected to be recognized as a component of net periodic pension cost in fiscal year 2021 is zero, net of tax, and represents amortization of the net actuarial losses.

In October 2018, the U.K. High Court ruled that the U.K. defined pension schemes will be required to equalize for the effect of unequal guaranteed minimum pensions (“GMPs”) accrued between 1990 and 1997 by adjusting other non-GMP benefits. The Company recorded additional pension liability of $2.9 million as of December 31, 2018 (Predecessor) related to this ruling that will be recorded as additional service cost over the future service period of approximately 20 years.

Actuarial assumptions used to develop the components of the U.K. plans were as follows:

	Successor		Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019
			Fiscal Year Ended March 31,
			2019	2018
Discount rate	1.90%	1.90%	2.60%	2.40%
Expected long-term rate of return on assets	2.80%	2.80%	3.62%	4.41%
Pension increase rate .	2.80%	2.80%	2.90%	3.00%

The Company utilizes a British pound sterling denominated AA corporate bond index as a basis for determining the discount rate for its U.K. plans. The expected rate of return assumptions have been determined following consultation with the Company’s actuarial advisors. In the case of bond investments, the rates assumed have been directly based on market redemption yields at the measurement date, and those on other asset classes represent forward-looking rates that have typically been based on other independent research by investment specialists.

Under U.K. and Guernsey legislation, it is the Plan Trustee who is responsible for the investment strategy of the plans, although day-to-day management of the assets is delegated to a team of regulated investment fund managers. The Plan Trustee of the Bristow Staff Pension Scheme (the “Scheme”) has the following three stated primary objectives when determining investment strategy:

(i)
“funding objective” — to ensure that the Scheme is fully funded using assumptions that contain a modest margin for prudence. Where an actuarial valuation reveals a deficit, a recovery plan will be put in place which will take into account the financial covenant to the employer;

(ii)	“stability objective” — to have due regard to the likely level and volatility of required contributions when setting the Scheme’s investment strategy; and

(iii)
“security objective” — to ensure that the solvency position of the Scheme (as assessed on a gilt basis) is expected to improve. The Plan Trustee will take into account the strength of the employer’s covenant when determining the expected improvement in the solvency position of the Scheme.

The types of investments are held, and the relative allocation of assets to investments is selected, in light of the liability profile of the Scheme, its cash flow requirements, the funding level and the Plan Trustee’s stated objectives. In addition, in order to avoid an undue concentration of risk, assets are diversified within and across asset classes.

In determining the overall investment strategy for the plans, the Plan Trustee undertakes regular asset and liability modeling (the “ALM”) with the assistance of their U.K. actuary. The ALM looks at a number of different investment scenarios and projects both a range and a best estimate of likely return from each one. Based on these analyses, and following consultation with the Company, the Trustee determines the benchmark allocation for the plans’ assets.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The market value of the plan’s assets as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor) was allocated between asset classes as follows. Details of target allocation percentages under the Plan Trustee’s investment strategies as of the same dates are also included.

	Successor	Predecessor	Successor	Predecessor
Asset Category	Target Allocation as of March 31, 2020	Target Allocation as of March 31, 2019	Actual Allocation as of March 31, 2020	Actual Allocation as of March 31, 2019
Equity securities	25.3%	25.4%	23.0%	24.1%
Debt securities	25.0%	34.8%	27.1%	44.5%
Property	7.4%	7.4%	6.5%	6.1%
Other assets	42.3%	32.4%	43.4%	25.3%
Total	100.0%	100.0%	100.0%	100.0%

The following table summarizes, by level within the fair value hierarchy, the plan assets as of March 31, 2020 (Successor), which are valued at fair value (in thousands):

		Successor
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2020
Cash and cash equivalents	$8,680	$—	$—	$8,680
Cash plus	—	10,788	—	10,788
Equity investments - U.K.	992	—	—	992
Equity investments - Non-U.K.	1,488	—	—	1,488
Insurance Linked Securities	—	24,303	—	24,303
Illiquid credit	—	—	28,271	28,271
Diversified growth (absolute return) funds	868	40,919	—	41,787
Government debt securities	248	86,549	—	86,797
Corporate debt securities	1,612	—	—	1,612
Alternatives	—	41,167	—	41,167
Property debt	—	—	31,247	31,247
Multi asset credit	—	40,918	—	40,918
Insurance policies	—	—	159,087	159,087
Total investments	$13,888	$244,644	$218,605	$477,137

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes, by level within the fair value hierarchy, the plan assets as of March 31, 2019 (Predecessor), which are valued at fair value (in thousands):

		Predecessor
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2019

Cash and cash equivalents	$26,191	$—	$—	$26,191
Cash plus	—	84,438	—	84,438
Equity investments - U.K.	—	2,476	—	2,476
Equity investments - Non-U.K.	—	1,303	—	1,303
Insurance Linked Securities	—	—	25,279	25,279
Illiquid credit	—	—	40,004	40,004
Diversified growth (absolute return) funds	—	86,001	—	86,001
Government debt securities	—	138,384	—	138,384
Corporate debt securities	—	74,274	—	74,274
Total investments	$26,191	$386,876	$65,283	$478,350

The investments’ fair value measurement level within the fair value hierarchy is classified in its entirety based on the lowest level of input that is significant to the measurement. The fair value of assets using Level 2 inputs is determined based on the fair value of the underlying investment using quoted prices in active markets or other significant inputs that are deemed observable.

Estimated future benefit payments over each of the next five fiscal years from March 31, 2020 (Successor) and in the aggregate for the following five fiscal years after fiscal year 2025 are as follows (in thousands):

Successor
Projected Benefit Payments by the Plans for Fiscal Years Ending March 31,	Payments
2021	$21,451
2022	21,823
2023	22,567
2024	22,815
2025	23,187
Aggregate 2026 - 2030	119,408

The Company expects to fund these payments with cash contributions to the plans, plan assets and earnings on plan assets. The current estimates of cash contributions for the Company’s pension plans required for fiscal year 2021 (Successor) are expected to be $16.4 million.

Incentive Compensation

Prior to May 11, 2019, stock-based awards were made under the Bristow Group Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”). A maximum of 10,646,729 shares of common stock were reserved. Awards granted under the 2007 Plan were in the form of stock options, stock appreciation rights, shares of restricted stock, other stock-based awards (payable in cash or common stock) or performance awards, or any combination thereof, and were made to outside directors, employees or consultants.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2018 and 2017, the Compensation Committee of the Company’s prior board of directors authorized the grant of stock options, time vested restricted stock and long-term performance cash awards to participating employees. Each of the stock options had a ten-year term and an exercise price equal to the fair market value (as defined in the 2007 Plan) of common stock on the grant date. The options would vest in annual installments of one-third each, beginning on the first anniversary of the grant date. Restricted stock grants vested at the end of three years. Performance cash awards granted in June 2017 and 2018 had two components. One half of each performance cash award would vest and pay out in cash three years after the date of grant at varying levels depending on the Company’s performance in total shareholder return against a peer group of companies. The other half of each performance cash award would be earned based on absolute performance in respect of improved average adjusted earnings per share for the Company over the three-year performance period beginning on April 1, 2017 and 2018. The value of the performance cash awards was calculated on a quarterly basis by comparing the performance of the Company’s common stock, including any dividends paid since the award date, against the peer group. The total value of the awards was recognized as compensation expense over a three-year vesting period with the recognition amount being adjusted quarterly. Compensation (benefit) expense related to the performance cash awards during the seven months ended October 31, 2019 (Successor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor) was $(0.2) million, $(2.0) million and $1.5 million, respectively. Performance cash compensation (benefit) expense has been allocated to the Company’s various regions.

Total share-based compensation expense related to the 2007 Plan, which includes stock options and restricted stock, was $1.9 million, $6.4 million and $10.4 million for the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively. Stock-based compensation expense is included in general and administrative expense in the consolidated statements of operations and has been allocated to the Company’s various regions.

No stock-based compensation was awarded in fiscal year 2020 under the 2007 Plan. The 2007 Plan and all awards thereunder were cancelled effective upon emergence from bankruptcy on October 31, 2019 (Predecessor).

	Weighted Average Exercise Prices	Number of Shares

Outstanding at March 31, 2019 (Predecessor)	$26.49	3,217,723
Expired or forfeited	25.74	(130,023)
Cancelled	26.54	(3,087,700)
Outstanding at October 31, 2019 (Predecessor)	—	—

Stock options granted to employees under the 2004 and 2007 Plans vested ratably over three years on each anniversary from the date of grant and expired ten years from the date of grant.

The Company used a Black-Scholes option pricing model to estimate the fair value of share-based awards. The Black-Scholes option pricing model incorporates various assumptions, including the risk-free interest rate, volatility, dividend yield and the expected term of the options.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatilities are based on the historical volatility of shares of the Company’s common stock, which had not been adjusted for any expectation of future volatility given uncertainty related to the future performance of its common stock at this time. The Company also uses historical data to estimate the expected term of the options within the option pricing model and groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options represents the period of time that the options granted are expected to be outstanding. Additionally, the Company recorded forfeitures based on actual forfeitures.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the assumptions used to compute the stock-based compensation expense for stock option grants issued during fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor).

	Predecessor
	Fiscal Year Ended March 31,
	2019	2018
Risk free interest rate	2.76%	1.78%
Expected life (years)	5	5
Volatility	62.8%	56.1%
Dividend yield	—%	3.98%
Weighted average grant-date fair value of options granted	$6.71	$2.53

No options vested during the seven months ended October 31, 2019 (Predecessor). The total fair value of options vested during fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor) was approximately $2.9 million and $4.7 million, respectively.

No options were exercised during the seven months ended October 31, 2019 (Predecessor). The total intrinsic value, determined as of the date of exercise, of options exercised during fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor) was $0.3 million and zero, respectively. The total tax benefit attributable to options exercised during fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor) was $0.1 million and zero, respectively.

The Company had restricted stock awards that cliff vest on the third anniversary from the date of grant provided the grantee was still employed by the Company, subject to its retirement policy. Restricted stock granted to non-employee directors under the 2003 Non-qualified Stock Option Plan for Non-employee Directors vested after six months.

The Company recorded compensation expense for restricted stock awards based on an estimate of the service period related to the awards, which was tied to the future performance of its stock over certain time periods under the terms of the award agreements. The estimated service period was reassessed quarterly. Changes in this estimate may cause the timing of expense recognized in future periods to accelerate. Compensation expense related to awards of restricted stock for the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor) was $1.0 million, $4.0 million and $6.7 million, respectively.

The following is a summary of non-vested restricted stock:

	Units	Weighted Average Grant Date Fair Value per Unit
Non-vested as of March 31, 2019 (Predecessor)	860,362	$9.43
Forfeited	(18,788)	9.39
Cancelled	(841,574)	9.43
Non-vested as of October 31, 2019 (Predecessor)	—	—

During June 2017 and 2018, the Company awarded certain members of management phantom restricted stock, which would have paid out in cash after three years. The Company accounted for these awards as liability awards. As of March 31, 2019 (Predecessor), the Company had $0.2 million in other liabilities and deferred credits on its consolidated balance sheet. The Company recognized a benefit of $0.2 million for the seven months ended October 31, 2019 (Predecessor), $0.5 million in fiscal year 2019 (Predecessor) and an expense of $1.1 million in fiscal year 2018 (Predecessor) in general and administrative expense on its consolidated statement of operations related to these awards.

The Annual Incentive Compensation Plan provides for an annual award of cash bonuses to key employees based primarily on pre-established objective measures of performance. The accrued bonuses related to this plan were $3.9 million and $10.1 million during fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively. See “Key Employee Incentive Plans” below for further details on the cash bonuses for the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, the Company has a non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”). Under the terms of the Deferred Compensation Plan, participants can elect to defer a portion of their compensation for distribution at a later date. Prior to December 31, 2018, the Company had the discretion to make annual tax deferred contributions to the Deferred Compensation Plan on the participants’ behalf. The Company contributed $0.3 million and $0.1 million to the Deferred Compensation Plan for fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), respectively. Effective as of December 31, 2018, the Deferred Compensation Plan was amended to eliminate the Company’s mandatory annual contributions to each participant’s Employer Contribution Account (as such term is defined in the Deferred Compensation Plan), other than the Company’s contributions allocated in calendar year 2018 but settled in calendar year 2019. The Company did not make any contributions to the Deferred Compensation Plan for the five months ended March 31, 2020 (Successor) or the seven months ended October 31, 2019 (Predecessor). The assets of the plan are held in a rabbi trust and are subject to the Company’s general creditors. As of March 31, 2020 (Successor), the amount held in trust was $2.3 million.

Separation Agreements — In prior years, the Company offered voluntary separation programs (“VSPs”) to certain employees as part of its ongoing efforts to improve efficiencies and reduce costs. Additionally, beginning in March 2015, the Company initiated involuntary separation programs (“ISPs”) in certain regions. The expense related to the VSPs and ISPs is follows (in thousands):

	Successor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
VSP:	2020	2019	2019	2018
Direct cost	$—	$—	$—	$105
General and administrative		—	—	1,017
Total	$—	$—	$—	$1,122
ISP:
Direct cost	$104	$4,376	$7,125	$11,538
General and administrative	123	163	2,110	9,676
Total	$227	$4,539	$9,235	$21,214

Key Employee Incentive Plans

In connection with the Chapter 11 Cases, the Compensation Committee of the Board adopted on behalf of the Company an Executive Key Employee Incentive Plan (the “Executive KEIP”) and a Non-Executive Key Employee Incentive Plan (“Non-Executive KEIP”), each approved by the Bankruptcy Court on August 22, 2019. The Executive KEIP is designed to incentivize ten of the Company’s senior executives by providing a total potential cash award pool of approximately $3.1 million at threshold, $6.1 million at target and up to $12.3 million for exceeding target, and was contingent upon achievement of certain financial targets and safety metrics, and the timing of confirmation of the Plan by the Bankruptcy Court. The Non-Executive KEIP is designed to enhance retention of up to 183 other non-insider employees and provides a total potential cash award pool of approximately $7.7 million at threshold, $10.3 million at target and up to $15.4 million for exceeding target, with 50 percent of the payment contingent upon achievement of certain financial targets and safety metrics, and 50 percent of the payment being based on continued employment with the Company. The payments for the Executive KEIP are made on a quarterly basis with the first payment made in October 2019. The payments for the Non-Executive KEIP will be made quarterly with the first payment made in October 2019.

In addition to the key employee incentive plans approved by the Bankruptcy Court, the Company made retention payments in April and October 2019 (Predecessor) totaling $3.2 million to non-executives and retention payments in April 2019 (Predecessor) totaling $3.1 million to executives. The Company made payments for the management incentive plan of $3.5 million in May 2019 (Predecessor) for the first quarter of fiscal year 2020, $9.2 million in October 2019 (Predecessor) for the second quarter of fiscal year and $6.7 million in January 2020 (Successor) for the third quarter of fiscal year 2020 and accrued $8.4 million for the fourth quarter of fiscal year 2020 (Successor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management Incentive Plan

As of the Effective Date, the Compensation Committee of the Board adopted the 2019 Management Incentive Plan (the “MIP”). The MIP is an equity-based compensation plan for directors, officers and participating employees and other service providers of the Company and its affiliates, pursuant to which the Company may issue awards covering shares of the New Common Stock and New Preferred Stock. As adopted, the share reserve of the MIP was initially comprised of 473,218 shares of New Common Stock and 284,358 shares of New Preferred Stock, representing in the aggregate 4.0% of the Company’s outstanding New Stock on a fully diluted basis. On December 6, 2019, the Board approved an increase to the share reserve of the MIP, bringing the total share reserve to 699,890 shares of New Common Stock and 323,664 shares of New Preferred Stock, which represents in the aggregate 5.0% of the Company’s outstanding New Stock on a fully diluted basis.

During the five months ended March 31, 2020 (Successor), the Company awarded 313,681 shares of restricted common stock at an average grant date fair value of $25.50 and 188,869 shares of restricted preferred stock at an average grant date fair value of $89.99 under the MIP. Also, during the five months ended March 31, 2020 (Successor), 267,771 common stock options and 113,081 preferred stock options were granted under the MIP. Total stock-based compensation expense related to the MIP was $2.4 million for the five months ended March 31, 2020 (Successor). The following table shows the assumptions used to compute the stock-based compensation expense for stock options granted during the five months ended March 31, 2020 (Successor):

	Common Stock Options	Preferred Stock Options
Risk free interest rate	1.61% to 1.91%	1.61% to 1.66%
Expected life (years)	3 to 10 years	3 to 4 years
Volatility	44% – 45%	45% – 47%
Dividend yield	—%	—%
Weighted average exercise price of options granted	$36.37 per option	$36.37 per option
Weighted average grant-date fair value of options granted	$13.00 per option	$59.52 per option

Compensation expense related to the restricted common stock awards and common stock options was $0.8 million and $0.4 million, respectively, for the five months ended March 31, 2020 (Successor). Unrecognized stock-based compensation expense related to non-vested restricted common stock awards was approximately $7.1 million as of March 31, 2020 (Successor), relating to a total of 313,681 shares of unvested restricted common stock awards. Unrecognized stock-based compensation expense related to non-vested common stock options was approximately $3.8 million as of March 31, 2020 (Successor), relating to a total of 267,771 units of unvested common stock options. The Company expects to recognize this stock-based compensation expense over a weighted average period of approximately four years.

The restricted preferred stock awards and preferred stock options are accounted for as liability awards. The total value of the awards is recognized as compensation expense over a four-year vesting period with the recognition amount being adjusted quarterly. Compensation expense related to the restricted preferred stock awards and preferred stock options was $0.9 million and $0.3 million, respectively, for the five months ended March 31, 2020 (Successor).

No common stock options or preferred stock options were exercised, expired or forfeited during the five months ended March 31, 2020 (Successor). As of March 31, 2020 (Successor), 2,592 common stock options were exercisable at a price of $15.43 and no preferred stock options were exercisable. Restricted common stock awards and restricted preferred stock awards totaling 19,693 and 52,649, respectively, vested during the five months ended March 31, 2020 (Successor). No common stock awards and restricted stock awards were forfeited or expired during the five months ended March 31, 2020 (Successor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Severance Plan and Participation Agreements

As of the Effective Date, the Company adopted the Amended and Restated 2019 Management Severance Benefits Plan for U.S. Employees (the “Severance Plan”), which provides severance benefits to certain key employees, which are categorized into five “tiers” based on job title or job grade level, including L. Don Miller (President and Chief Executive Officer), who is a Tier 1 participant, and each of Brian J. Allman (Senior Vice President and Chief Financial Officer), Robert Phillips (Senior Vice President, Americas), Alan Corbett (Senior Vice President, EAMEA) and Victoria Lazar (Senior Vice President, General Counsel and Corporate Secretary), all of whom are Tier 2 participants (collectively, the “Specified Officers”) and those with a title of Vice President being Tier 3 participants. Each of the Tier 1, Tier 2 and Tier 3 participants will also be required to enter into a separate participation agreement to the Severance Plan (a “Participation Agreement”), which provides for certain enhanced benefits and imposes additional requirements in addition to the terms of the Severance Plan.

The Severance Plan provides participants with severance benefits in the event of a termination by the Company without Cause (as defined therein) or, in the case of Tier 1 through 3 participants, by the participant for Good Reason (as defined therein) (each, a “Qualifying Termination”), with such severance benefits consisting of the following for the Specified Officers:
(i) cash severance in the form of continued base salary payments for 24 months (Tier 1 participant) or 12 months (Tier 2 participant) post-termination; (ii) subsidized COBRA coverage for 18 months post-termination (both Tier 1 and 2 participants); (iii) outplacement services for 12 months post-termination (both Tier 1 and 2 participants); and (iv) if the Qualifying Termination occurs after fiscal year 2020, a pro-rata annual bonus for the year of termination based on actual performance (both Tier 1 and 2 participants).

For Tier 1 and 2 participants (i.e., all of the Specified Officers), the Severance Plan and Participation Agreements provide for enhanced severance benefits in the event that the Qualifying Termination occurs within the two-year period following a Change in Control (as defined therein), with such enhanced severance benefits consisting of the same severance benefits as described in the preceding paragraph, subject to the following enhancements: (i) the cash severance consists of an amount equal to 2.0x (Tier 1 participant) or 1.5x (Tier 2 participants) the sum of the participant’s (x) base salary and (y) target bonus (initially 110% of base salary (Tier 1 participant) and 65% of base salary (Tier 2 participants, other than Mr. Allman, whose target bonus is initially 75% of base salary)), payable in installments over the 24-month (Tier 1 participant) or 18-month (Tier 2 participants) post-termination period; and (ii) the pro-rata annual bonus is based on target (as opposed to actual) performance. If the Qualifying Termination occurs after the date that the Compensation Committee of the Board determines annual compensation for fiscal year 2021, then the amount in clause (i)(y) above will equal to the greatest of (x) the Specified Officer’s initial target bonus amount described above, (y) 100% of the Specified Officer’s target bonus for the fiscal year in which the Qualifying Termination occurs and (z) 100% of the Specified Officer’s target bonus for the prior fiscal year (excluding fiscal year 2020 and all prior years).

The Participation Agreements also subject Tier 1 through Tier 3 participants, including the Specified Officers, to restrictive covenants as a condition of participating therein, with such covenants consisting of the following: (i) 12-month (or, if longer, the length of the base salary continuation period) post-termination non-compete; (ii) 24-month post-termination non-solicitation/non-hire; (iii) assignment of inventions; and (iv) perpetual confidentiality and non-disparagement. The Participation Agreements also provide that the Severance Plan may not be amended in an adverse manner to the Tier 1 through Tier 3 participants during the three-year period following the Effective Date.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 — STOCKHOLDERS’ INVESTMENT, EARNINGS PER SHARE AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Stockholders’ Investment, Common Stock and Preferred Stock

Pursuant to the Plan, upon the Effective Date, all existing equity interests in the Company (Predecessor) were cancelled and discharged, including the options and restricted stock awards.

On the Effective Date, the Predecessor Common Stock, including options, warrants, rights, restricted stock units or other securities or agreements to acquire such Predecessor Common Stock, was cancelled pursuant to the Plan, and the Company (Successor) issued the following in accordance with the Plan:

•	Approximately 1,300,000 shares of New Common Stock to holders of the 8.75% Senior Secured Notes;

•	Approximately 9,900,000 shares of New Common Stock to holders of the Unsecured Notes and holders of General Unsecured Claims;

•	Approximately 900,000 shares of New Preferred Stock to holders of the 8.75% Senior Secured Notes; and

•	Approximately 5,900,000 shares of New Preferred Stock to holders of the Unsecured Notes.

The New Stock was issued under the Plan pursuant to exemptions from the registration requirements of the Securities Act under Section 1145 of the Bankruptcy Code and Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

On the Effective Date, the Company executed the Certificate of Designation of 13,000,000 shares of New Preferred Stock designated as “10.000% Series A Convertible Preferred Stock”, by filing the certificate of designations relating to the New Preferred Stock (the “Certificate of Designations”).

As of March 31, 2020 (Successor), there were 11,235,566 shares of New Common Stock and 6,824,582 shares of New Preferred Stock issued and outstanding.

At any time and from time to time following the Effective Date, each holder of shares of the New Preferred Stock shall have the right to convert all or any portion of such holder’s shares of New Preferred Stock, at such holder’s sole discretion, into a whole number of fully-paid and non-assessable shares of New Common Stock equal to (i) the Initial Liquidation Preference of $48.51 (as defined in the Certificate of Designations) divided by (ii) the conversion price of $36.37 (such amount, the “Conversion Return”) and then multiplied by (iii) the number of shares of New Preferred Stock being converted (the “Converted Shares”).

In addition, from time to time following the Effective Date, holders of a majority of the then-outstanding shares of New Preferred Stock, voting as a separate class, shall have the right to (i) convert all of the shares of New Preferred Stock into a number of shares of New Common Stock equal to (a) the Conversion Return multiplied by (b) the Converted Shares, or (ii) convert all of the shares of New Preferred Stock into substantially equivalent securities of one or more of the Company’s domestic subsidiaries.

Dividends with respect to each share of New Preferred Stock accrue together with any previously declared but unpaid dividends in respect of the New Preferred Stock, and accumulate annually at ten percent (10.0%) for each year that such share is outstanding, to and including the dividend payment date with respect to such year. In the event of a breach by the Company, including, but not limited to, the failure by the Company to timely pay the holders any PIK Dividend (as defined below), the holders shall be entitled to an increase in the dividend rate by an increment of two percent (2.0%) per annum.

Holders shall be entitled to receive prior to any distributions made in respect of any junior stock in respect of the same year the amount that would have been payable if such dividend had been paid in cash (the “PIK Dividend Amount”) to be paid by delivering to the holders a number of PIK shares equal to the quotient of (x) the applicable PIK Dividend Amount divided by (y) the New Preferred Stock purchase price (such dividend, a “PIK Dividend”).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Base Return Amount means, at the applicable date of determination, an amount equal to: (i) prior to the third anniversary of the Issue Date, an amount per share of the Initially Issued New Preferred Stock necessary to achieve, with respect to each such share of Initially Issued New Preferred Stock, the greater of (a) an IRR of 14% and (b) a 1.5x MOIC; (ii) on or after the third anniversary of the Issue Date, but prior to the fourth anniversary, an amount per share of the Initially Issued New Preferred Stock necessary, with respect to each such share to achieve the greater of (a) an IRR of 15% and (b) a 1.7x MOIC; (iii) on or after the fourth anniversary of the Issue Date, but prior to the fifth anniversary, an amount per share of Initially Issued New Preferred Stock necessary, with respect of each such share to achieve the greater of (a) an IRR of 16% and (b) 1.9x MOIC; or (iv) on or after the fifth anniversary of the Issue Date, an amount per share of Initially Issued New Preferred Stock equal to the greater of (a) an IRR of 17% and (b) a 2.1x MOIC.

In lieu of receiving the Liquidation Preference in cash (if applicable), each holder may elect to convert his or her shares of New Preferred Stock into shares of New Common Stock immediately prior to (and subject to the consummation of) a liquidation event or deemed liquidation event and share in the proceeds and other consideration with such conversion being sufficient to result in each holder receiving a number of shares of New Common Stock that would be economically equivalent to such holder receiving the Liquidation Preference in cash.

The New Preferred Stock will become redeemable at the holder’s option on or after the fifth anniversary of the issuance date, at a price equal to the Liquidation Preference. Prior to the fifth anniversary of the issuance date, New Preferred Stock will become redeemable at the holder’s option upon the occurrence of a breach of the Certificate of Designations but only during the continuation thereof or on or immediately prior to the consummation of any liquidation event or deemed liquidation event.

Upon a fundamental transaction, the Company shall have a call right to convert all of the then-outstanding shares of Preferred Stock (including any accrued and unpaid PIK Dividends thereon) into shares of New Common Stock immediately prior to and subject to the consummation of such fundamental transaction so that the holders share in the proceeds and other consideration of the fundamental transaction as holders of New Common Stock, with such conversion being sufficient to result in each holder receiving a number of shares of New Common Stock that would be economically equivalent to such holder receiving, as determined in good faith by the Board, (i) the Liquidation Preference, multiplied by the applicable make-whole redemption percentage plus (ii) if positive, the present value as of the call date of the expected amount of all remaining dividends that would accrue had the Company not exercised the call right between (inclusive of such dates) the call date and 5th anniversary of the issue date multiplied by the applicable make-whole redemption percentage.

Holders of New Preferred Stock are entitled to vote on an as-converted basis, giving hypothetical effect to the Conversion Return in the hypothetical conversion of New Preferred Stock to New Common Stock. The affirmative consent of the holders of a majority of the then-outstanding shares of New Preferred Stock, voting as a separate class, is required for certain matters related to New Preferred Stock.

As of March 31, 2020 (Successor), the New Preferred Stock had accumulated PIK Dividends of $3.78 per share and $25.8 million in the aggregate.

Because the New Preferred Stock may be redeemed in certain circumstances outside of the sole control of the Company (including at the option of the holder), but it is not mandatorily redeemable, the New Preferred Stock has been classified as mezzanine equity and initially recognized at fair value of $618.9 million as of October 31, 2019 (Successor). This amount has been reduced by the fair value of the bifurcated derivative liability as of October 31, 2019 (Successor) of $470.3 million, resulting in an initial value of $148.6 million.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Redeemable equity securities that are not currently redeemable, but are probable of becoming redeemable should be accreted to their redemption values. The Company assessed whether the New Preferred Stock is probable of becoming cash redeemable. An event outside the holder’s control may prevent an instrument from becoming otherwise redeemable, and in such circumstances, the probability that an intervening event will occur should be considered in determining whether an instrument is probable of becoming redeemable (and thus whether subsequent measurement is required). The Company determined that it is not probable that the New Preferred Stock will become cash redeemable as the Company expects that (1) settlement events outside of the holder’s control are more probable than not of occurring prior to a potential cash redemption date, and (2) upon occurrence of these events, the Company controls the ability to settle the New Preferred Stock using shares of New Common Stock, and (3) it is probable that the Company will have sufficient authorized, unissued shares of New Common Stock (in other words, it is not probable that the Company would be unable to settle in shares upon the occurrence of a triggering event). The Company continues to monitor the likelihood of any circumstance that would require the Company to settle the New Preferred Stock using cash. If it becomes probable that the New Preferred Stock will become cash redeemable, the Company will accrete to redemption value using an appropriate method.

The Company entered into an agreement to repurchase 142,721 shares of its New Common Stock and 98,784 shares of its New Preferred Stock at an aggregate purchase price of approximately $4.8 million in privately negotiated transactions (collectively, the “Repurchases”). The closing of the Repurchases is expected to occur immediately prior to the completion of the contemplated Merger and repurchased shares will be canceled.

The following is a summary of changes in outstanding shares of common stock:

	Shares	Weighted Average Price Per Share
Outstanding as of March 31, 2018 (Predecessor)	35,526,625
Exercise of stock options	174,578	$16.21
Issuance of restricted stock	217,713	$6.93
Outstanding as of March 31, 2019 (Predecessor)	35,918,916
Cancellation and discharged	(35,918,916)
Outstanding as of October 31, 2019 (Predecessor)	—
Issuance of Successor Common Stock	11,235,535
Outstanding as of October 31, 2019 (Successor)	11,235,535
Issuance of Successor Common Stock	31	$19.25
Outstanding as of March 31, 2020 (Successor)	11,235,566

Dividends — In August 2017 (Predecessor), the Company suspended its quarterly dividend as part of a broader plan of reducing costs and improving liquidity. Prior to that, the Company paid quarterly dividends of $0.07 per share during the first quarter of fiscal year 2018 (Predecessor). For fiscal year 2018 (Predecessor), the Company paid dividends totaling $2.5 million to its stockholders. The declaration of future dividends is at the discretion of the Board and subject to the Company’s results of operations, financial condition, cash requirements and other factors and restrictions under applicable law and its debt instruments. No dividends were paid out in the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor) and fiscal year 2019 (Predecessor).

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings per Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. The New Preferred Stock is not included on an if-converted basis under diluted earnings per common share because the conversion of the shares would be anti-dilutive. Diluted earnings per common share excludes options to purchase shares and restricted stock awards, which were outstanding during the period but were anti-dilutive, as follows:

		Predecessor
	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2019	2019	2018
Options:
Outstanding	3,175,849	2,490,483	2,890,140
Weighted average exercise price	$26.58	$34.20	$38.77
Restricted stock awards:
Outstanding	646,714	581,677	547,927
Weighted average price	$8.51	$9.33	$21.00

The following table sets forth the computation of basic and diluted earnings per share:

		Predecessor
	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2019	2019	2018
Loss (in thousands):
Loss available to common stockholders – basic	$(836,414)	$(336,847)	$(194,684)
Interest expense on assumed conversion of 4½% Convertible Senior Notes, net of tax (1)	—	—	—
Loss available to common stockholders	$(836,414)	$(336,847)	$(194,684)
Shares:
Weighted average number of common shares outstanding – basic	35,918,916	35,740,933	35,288,579
Assumed conversion of 4½% Convertible Senior Notes outstanding during period (1)	—	—	—
Net effect of dilutive stock options, restricted stock units and restricted stock awards based on the treasury stock method	—	—	—
Weighted average number of common shares outstanding – diluted (2)	35,918,916	35,740,933	35,288,579
Basic loss per common share	$(23.29)	$(9.42)	$(5.52)
Diluted loss per common share	$(23.29)	$(9.42)	$(5.52)

(1)
Potentially dilutive shares issuable pursuant to the Warrant Transactions were not included in the computation of diluted income per share for the seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor) because to do so would have been anti-dilutive.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Successor
Five Months Ended March 31, 2020
Net income (in thousands):
Net income attributable to Bristow Group	$139,228
Less: PIK dividends (1)	(25,788)
Income available to common stockholders – basic	$113,440
Add: PIK dividends	25,788
Less: Change in fair value of preferred stock derivative liability	$(184,140)
Loss available to common stockholders – diluted	$(44,912)
Shares:
Weighted average number of common shares outstanding – basic	11,235,541
Net effect of dilutive stock options and restricted stock awards (2)	—
Preferred shares as converted basis	9,292,207
Weighted average number of common shares outstanding – diluted	20,527,748

Basic earnings per common share	$10.10
Diluted loss per common share	$(2.19)

(1)	See “Stockholders’ Investment, Common Stock and Preferred Stock” above for further details on PIK Dividends.

(2)	Potentially dilutive shares were not included in the calculation because to do so would have been anti-dilutive. See Note 14 for further details on stock options and restricted stock awards.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income (Loss)

The following table sets forth the changes in the balances of each component of accumulated other comprehensive income:

	Currency Translation Adjustments	Pension Liability Adjustments (1)	Unrealized loss on cash flow hedges (2)	Total
Balance as of March 31, 2017 (Predecessor)	$(149,721)	$(178,556)	$—	$(328,277)
Other comprehensive income (loss) before reclassification	30,196	3,713	(414)	33,495
Reclassified from accumulated other comprehensive loss .	—	8,620	68	8,688
Net current period other comprehensive income (loss)	30,196	12,333	(346)	42,183
Foreign currency exchange rate impact	40,459	(40,459)	—	—
Balance as of March 31, 2018 (Predecessor)	(79,066)	(206,682)	(346)	(286,094)
Other comprehensive loss before reclassification	(36,562)	(13,175)	(506)	(50,243)
Reclassified from accumulated other comprehensive loss	—	7,884	464	8,348
Net current period other comprehensive loss	(36,562)	(5,291)	(42)	(41,895)
Foreign currency exchange rate impact	(22,239)	22,239	—	—
Balance as of March 31, 2019 (Predecessor)	(137,867)	(189,734)	(388)	(327,989)
Other comprehensive income (loss) before reclassification	23,004	—	(1,828)	21,176
Reclassified from accumulated other comprehensive loss .	—	—	1,146	1,146
Net current period other comprehensive income (loss)	23,004	—	(682)	22,322
Foreign currency exchange rate impact	(1,551)	1,551	—	—
Balance as of October 31, 2019 (Predecessor) .	(116,414)	(188,183)	(1,070)	(305,667)
Fair value fresh-start adjustment	116,414	188,183	1,070	305,667
Balance as of October 31, 2019 (Predecessor)	$—	$—	$—	$—
Balance as of October 31, 2019 (Successor)	$—	$—	$—	$—
Net current period other comprehensive income (loss)	(16,440)	6,389	1,410	(8,641)
Balance as of March 31, 2020 (Successor)	$(16,440)	$6,389	$1,410	$(8,641)

(1)
Reclassification of amounts related to pension liability adjustments were included as a component of net periodic pension cost. For further details on additional pension liability recorded during fiscal year 2019, see Note 14.

(2)	Reclassification of amounts related to cash flow hedges were included as direct costs.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16 — SEGMENT INFORMATION

The Company conducts its business in one segment: industrial aviation services. The industrial aviation services global operations are conducted primarily through two hubs that include four regions as follows: Europe Caspian, Africa, Americas and Asia Pacific. The Europe Caspian region comprises all of the Company’s operations and affiliates in Europe and Central Asia, including Norway, the U.K. and Turkmenistan. The Africa region comprises all of the Company’s operations and affiliates on the African continent, including Nigeria and Egypt. The Americas region comprises all of the Company’s operations and affiliates in North America and South America, including Brazil, Canada, Guyana, Trinidad and the U.S. Gulf of Mexico. The Asia Pacific region comprises all of the Company’s operations and affiliates in Australia and Southeast Asia. Prior to the sale of BHLL and Aviashelf during the seven months ended October 31, 2019 (Predecessor), the Company had operations in Sakhalin, Russia, which is included in the Asia Pacific region. Prior to the sale of Eastern Airways on May 10, 2019 (Predecessor), the Company had fixed wing operations in the Europe Caspian region.

The following tables show region information reconciled to consolidated totals, and prepared on the same basis as the Company’s consolidated financial statements (in thousands):

	Successor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018

Region gross revenue from external customers:
Europe Caspian	$284,844	$428,660	$791,204	$793,630
Africa	70,305	111,896	164,835	195,681
Americas	99,634	140,551	218,278	217,671
Asia Pacific	30,605	75,722	193,510	222,500
Corporate and other	375	394	1,835	4,493
Total region gross revenue	$485,763	$757,223	$1,369,662	$1,433,975
Intra-region gross revenue:
Europe Caspian	$599	$1,719	$7,577	$5,655
Africa	—	122	—	—
Americas	2,038	1,911	5,100	8,995
Asia Pacific	1	73	58	—
Corporate and other	—	—	2	27
Total intra-region gross revenue	$2,638	$3,825	$12,737	$14,677
Consolidated gross revenue reconciliation:
Europe Caspian	$285,443	$430,379	$798,781	$799,285
Africa	70,305	112,018	164,835	195,681
Americas	101,672	142,462	223,378	226,666
Asia Pacific	30,606	75,795	193,568	222,500
Corporate and other	375	394	1,837	4,520
Intra-region eliminations	(2,638)	(3,825)	(12,737)	(14,677)
Total consolidated gross revenue	$485,763	$757,223	$1,369,662	$1,433,975

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1) The above table represents disaggregated revenue from contracts with customers except for the following (in thousands):

	Successor	Predecessor
	Five Months Ended March 31, 2020	Seven Months Ended October 31, 2019	Fiscal Year Ended March 31, 2019
Region revenue from external customers:
Europe Caspian	$535	$726	$20,037
Africa	—	—	—
Americas	14,971	18,627	30,799
Asia Pacific	20	191	274
Corporate and other	70	—	—
Total region revenue	$15,596	$19,544	$51,110

	Successor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31,
	2020	2019	2019	2018
Earnings from unconsolidated affiliates, net of losses – equity method investments:
Europe Caspian	$248	$168	$161	$191
Americas	4,046	6,100	2,041	16,263
Corporate and other	—	321	(403)	(273)
Total earnings from unconsolidated affiliates, net of losses – equity method investments	$4,294	$6,589	$1,799	$16,181
Consolidated operating income (loss) reconciliation:
Europe Caspian	$19,334	$26,143	$12,874	$22,624
Africa	10,154	17,255	13,499	32,326
Americas (1)	9,762	13,391	3,530	(72,083)
Asia Pacific	(6,921)	(33,653)	(23,645)	(24,290)
Corporate and other	(36,970)	(101,559)	(195,740)	(88,965)
Loss on disposal of assets	(451)	(3,768)	(27,843)	(17,595)
Total consolidated operating income (loss) (2)	$(5,092)	$(82,191)	$(217,325)	$(147,983)
Capital expenditures:
Europe Caspian	$30,888	$34,670	$11,957	$24,797
Africa	508	609	777	3,769
Americas	864	1,281	13,777	2,523
Asia Pacific	1,363	1,593	7,957	6,795
Corporate and other (3)	2,492	3,421	6,434	8,403
Total capital expenditures	$36,115	$41,574	$40,902	$46,287
Depreciation and amortization:
Europe Caspian	$14,898	$28,155	$50,737	$48,854
Africa	2,274	10,829	16,113	13,705
Americas	4,168	16,654	28,300	27,468
Asia Pacific	3,836	7,463	16,735	19,695
Corporate and other	3,062	7,763	13,014	14,320
Total depreciation and amortization	$28,238	$70,864	$124,899	$124,042

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor
	March 31, 2020	March 31, 2019
Identifiable assets:
Europe Caspian	$1,096,022	$1,070,863
Africa	235,165	325,502
Americas	319,015	661,266
Asia Pacific	166,229	255,136
Corporate and other (4)	128,830	339,832
Total identifiable assets	$1,945,261	$2,652,599

	Successor	Predecessor
	March 31, 2020	March 31, 2019
Investments in unconsolidated affiliates – equity method investments:
Europe Caspian	$575	$375
Americas	76,483	108,831
Corporate and other	—	2,711
Total investments in unconsolidated affiliates – equity method investments	$77,058	$111,917

(1)
Includes an impairment of the Company’s investment in Líder of $9.6 million for the five months ended March 31, 2020 (Successor) and $85.7 million for fiscal year 2018 (Predecessor). For further details, see Note 1.

(2)
Results for fiscal year 2019 (Predecessor) were positively impacted by a reduction to rent expense of $7.9 million (included in direct costs) impacting the Europe Caspian and Asia Pacific regions by $4.9 million and $3.0 million, respectively, related to OEM cost recoveries for ongoing aircraft issues. For further details, see Note 7.

(3)
Includes $2.3 million of construction in progress payments that were not allocated to business units in fiscal year 2018 (Predecessor). There were no construction in progress payments made in the five months ended March 31, 2020 (Successor), the seven months ended October 31, 2019 (Predecessor) and fiscal year 2019 (Predecessor).

(4)
Includes $7.8 million and $51.7 million of construction in progress within property and equipment on the Company’s consolidated balance sheets as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor). The balance as of March 31, 2020 (Successor) primarily represents aircraft modifications and other miscellaneous equipment, tooling and building improvements currently in progress. The balance as of March 31, 2019 (Predecessor) primarily represents progress payments on aircraft to be delivered in future periods. During the seven months ended October 31, 2019 (Predecessor), the Company rejected its aircraft purchase agreement with Airbus and wrote-off $30.6 million of construction in progress.

The Company attributes revenue to various countries based on the location where services are actually performed. Long-lived assets consist primarily of helicopters and fixed wing aircraft and are attributed to various countries based on the physical location of the asset at a given fiscal year-end. Information by geographic area is as follows (in thousands):

	Successor		Predecessor
	Five Months Ended March 31,	Seven Months Ended October 31,	Fiscal Year Ended March 31
	2020	2019	2019	2018
Gross revenue:
United Kingdom	$178,702	$265,189	$515,854	$530,948
Norway	104,073	160,695	272,547	258,878
Nigeria	68,425	111,896	164,835	195,681
United States	43,901	60,440	105,243	103,047
Australia	30,606	70,144	170,461	199,264
Trinidad	18,563	32,896	52,463	53,144
Canada	21,139	27,479	43,970	50,714
Other countries	20,354	28,484	44,289	42,299
	$485,763	$757,223	$1,369,662	$1,433,975

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor
	March 31, 2020	March 31, 2019
Long-lived assets:
United Kingdom	$394,394	$600,714
Nigeria	114,219	255,989
United States	106,046	255,439
Norway	77,836	206,597
Australia	95,110	162,681
Canada	50,068	155,594
Trinidad	16,676	126,892
Other countries	14,622	18,560
Construction in progress	7,783	51,714
	$876,754	$1,834,180

During the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor), the Company conducted operations in over 10 countries. Due to the nature of the Company’s principal assets, aircraft are regularly and routinely moved between operating areas (both domestic and foreign) to meet changes in market and operating conditions. During the five months ended March 31, 2020 (Successor), seven months ended October 31, 2019 (Predecessor), fiscal year 2019 (Predecessor) and fiscal year 2018 (Predecessor), one client accounted for 10% or more of the Company’s consolidated gross revenue. During the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor), the Company’s top ten customers accounted for 62% of consolidated gross revenue.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17 — QUARTERLY FINANCIAL INFORMATION (Unaudited)

	Predecessor			Successor
	Three Months Ended June 30(1)	Three Months Ended September 30(3)	One Month Ended October 31(5)	Two Months Ended December 31(5)	Three Months Ended March 31(7)
Fiscal year 2020		(In thousands, except per share amounts)
Gross revenue	$333,176	$318,220	$105,827	$200,924	$284,839
Operating income (loss) (9)	(21,742)	(62,096)	1,647	(1,885)	(3,207)
Net income (loss) attributable to Bristow Group (9)	(169,246)	(162,974)	(504,194)	(152,512)	291,740
Earnings (loss) per share:
Basic	$(4.71)	$(4.54)	$(14.04)	$(14.49)	$24.59
Diluted	$(4.71)	$(4.54)	$(14.04)	$(14.49)	$(1.26)

	Predecessor
		Fiscal Quarter Ended
	Three Months Ended June 30(2)	Three Months Ended September 30(4)	Three Months Ended December 31(6)	Three Months Ended March 31(8)
	(In thousands, except per share amounts)
Fiscal year 2019
Gross revenue	$366,668	$349,343	$329,858	$323,793
Operating loss (9)	(3,555)	(129,448)	(30,919)	(53,403)
Net loss attributable to Bristow Group (9)	(31,865)	(143,947)	(85,699)	(75,336)
Loss per share:
Basic	$(0.89)	$(4.02)	$(2.39)	$(2.10)
Diluted	$(0.89)	$(4.02)	$(2.39)	$(2.10)

(1)
Operating loss, net loss and diluted loss per share for the fiscal quarter ended June 30, 2019 (Predecessor) included: (a) a negative impact of $91.4 million, $78.7 million and $2.19, respectively, from organizational restructuring costs resulting professional fees related to the Chapter 11 Cases, lease termination costs resulting from the rejection of ten aircraft leases, debt related expenses from write-offs of discounts and financing fees and separation programs across the Company’s global organization designed to increase efficiency and reduce costs, (b) a negative impact of $56.3 million, $56.3 million and $1.57, respectively, on loss on sale of subsidiaries resulting from the sale of Eastern Airways, BHLL and Aviashelf and (c) negative impact of $10.8 million, $10.8 million and $0.30, respectively, from cost associated with the lease return costs of H225 aircrafts. Net loss and diluted loss per share for the fiscal quarter ended June 30, 2019 included: (a) a negative impact of $2.1 million and $0.06, respectively, related to the DIP Credit Agreement and (b) a negative impact of $0.7 million and $0.02, respectively, due to tax valuation allowances on deferred tax assets.

(2)
Operating loss, net loss and diluted loss per share for the fiscal quarter ended June 30, 2018 (Predecessor) included: (a) a negative impact of $1.7 million, $1.7 million and $0.05, respectively, from organizational restructuring costs resulting from separation programs across the Company’s global organization designed to increase efficiency and reduce costs.

(3)
Operating loss, net loss and diluted loss per share for the fiscal quarter ended September 30, 2019 (Predecessor) included: (a) a negative impact of $96.5 million, $83.8 million and $2.33, respectively, resulting from organizational restructuring costs related to professional fees related to the Chapter 11 Cases, H175 settlement charges from the rejection of the Company’s aircraft purchase contract for the 22 H175 helicopters, Backstop Commitment Agreement estimated fees, lease termination costs resulting from the rejection of ten aircraft leases, debt related expenses related to its DIP Credit Agreement, separation programs across its global organization designed to increase efficiency and reduce costs, corporate lease termination cost offset by a termination credit from the rejection of four H225 aircraft and (b) a negative impact of $62.1 million, $53.3 million and $1.48, respectively, from the impairments of $42.0 million of the H225 aircrafts, $17.5 million of Airnorth goodwill and $2.6 million of its investment in Sky Future Partners, (c) offset by a positive impact of $0.4 million, $0.4 million and $0.01, respectively, resulting from the cash received from the sale of Aviashelf. Net loss and diluted loss per share for the fiscal quarter ended September 30, 2019 included: (a) a negative impact of $1.5 million and $0.04, respectively, from the write-off of a portion of the deferred financing fees and discount related to a portion of its 8.75% Senior Secured Notes and (b) a negative impact of $2.6 million and $0.07, respectively, due to tax valuation allowances on deferred tax assets.

BRISTOW GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)
Operating loss, net loss and diluted loss per share for the fiscal quarter ended September 30, 2018 (Predecessor) included: (a) a negative impact of $2.7 million, $2.4 million and $0.07, respectively, from organizational restructuring costs resulting from separation programs across the Company’s global organization designed to increase efficiency and reduce costs, (b) a negative impact of $1.2 million, $1.0 million and $0.03, respectively, due to transaction cost resulting from announced agreement to acquire Columbia and (c) a negative impact of $117.2 million, $101.1 million and $2.83, respectively, due to loss on impairment ($87.5 million on H225 aircraft, $8.9 million impairment of H225 inventory and $20.8 million of Eastern Airways asset). Net loss and diluted loss per share for the fiscal quarter ended September 30, 2018 included a negative impact of $10.3 million and $0.29, respectively, due to tax valuation allowances on deferred tax assets.

(5)
Operating loss and net loss for the combined one month ended October 31, 2019 (Predecessor) and two months ended December 31, 2019 (Successor) included: (a) a negative impact of $448.1 million and $430.8 million, respectively, resulting from organizational restructuring costs relating to fresh-start accounting adjustments loss, professional fees related to emergence from Chapter 11, debt related expenses from write-offs of discounts and financing fees as well as fees incurred relating to the DIP Credit Agreement and the ABL Facility, write-off of corporate lease leasehold improvements offset by the gain on settlement of liabilities subject to compromise and the reversal of the Backstop Commitment Agreement, (b) a negative impact of $133.3 million and $133.3 million, respectively, from the fair value of preferred stock derivative liability, (c) a negative impact of $56.9 million and $56.9 million, respectively, resulting from conversion features in the DIP Facility triggered upon emergence from Chapter 11, (d) a negative impact of $15.0 million and $5.0 million, respectively, resulting from the DIP claims liability expense, (e) a negative impact of $10.0 million and $9.8 million, respectively, resulting from the non-cash amortization of PBH contract intangible assets, (f) a negative impact of $0.3 million and $0.3 million, respectively, resulting from transaction costs incurred as a result of the pending Merger with Era. Net loss for the combined one month ended October 31, 2019 (Predecessor) and two months ended December 31, 2019 (Successor) included: (a) a negative impact of $5.4 million due to tax valuation allowances on deferred tax assets.

(6)
Operating loss, net loss and diluted loss per share for the fiscal quarter ended December 31, 2018 (Predecessor) included: (a) a negative impact of $2.4 million, $2.4 million and $0.07, respectively, from organizational restructuring costs resulting from separation programs across the Company’s global organization designed to increase efficiency and reduce costs and (b) a negative impact of $7.2 million, $5.7 million and $0.16, respectively, due to transaction cost resulting from announced agreement to acquire Columbia. Net loss and diluted loss per share for the fiscal quarter ended December 31, 2018 included a negative impact of $45.2 million and $1.26, respectively, due to tax valuation allowances and the Act.

(7)
Operating income and net income for the fiscal quarter ended March 31, 2020 (Successor) included: (a) a negative impact of $7.2 million and $5.7 million, respectively, resulting from professional fees related to post bankruptcy professional fees and organizational restructuring costs, (b) a negative impact of $6.0 million and $4.7 million, respectively, resulting from transaction costs incurred as a result of the pending Merger with Era, and (c) a negative impact of $5.5 million and $5.1 million, respectively, resulting from the non-cash amortization of PBH contract intangible assets. Net income for the fiscal quarter ended March 31, 2020 (Successor) included: (a) a positive impact of $317.5 million from the fair value of preferred stock derivative liability and (b) a negative impact of $0.1 million due to tax valuation allowances on deferred tax assets.

(8)
Operating loss, net loss and diluted loss per share for the fiscal quarter ended March 31, 2019 (Predecessor) included: (a) a negative impact of $5.0 million, $4.5 million and $0.13, respectively, from organizational restructuring costs resulting from separation programs across the Company’s global organization designed to increase efficiency and reduce costs, (b) a negative impact of $24.4 million, $19.3 million and $0.54, respectively, due to transaction cost resulting from announced agreement to acquire Columbia and (c) a negative impact of $1.0 million, $0.8 million and $0.02, respectively, due to CEO succession cost. Net loss and diluted loss per share for the fiscal quarter ended March 31, 2019 included a negative impact of $7.2 million and $0.20, respectively, due to tax valuation allowances and the Act.

(9)
The fiscal quarters ended June 30, 2019 (Predecessor), September 30, 2019 (Predecessor), combined one month ended October 31, 2019 (Predecessor) and two months ended December 31, 2019 (Successor) and March 31, 2020 (Successor) included $(3.8) million, $(0.2) million, $0.1 million and $(0.3) million, respectively, in gain (loss) on disposal of assets included in operating income (loss), which impacted net income (loss) by $(3.7) million, $(0.2) million, $1.3 million and $(1.5) million, respectively. The loss on disposal of assets included the fiscal quarters ended June 30, 2019 (Predecessor) and September 30, 2019 (Predecessor) increased diluted loss per share by $0.10 and $0.00, respectively. The fiscal quarters ended June 30, 2018 (Predecessor), September 30 2018 (Predecessor), December 31, 2018 (Predecessor) and March 31, 2019 (Predecessor) included $1.7 million, $1.3 million, $16.0 million and $8.9 million, respectively, in loss on disposal of assets included in operating loss, which also increased net loss by $1.3 million, $1.4 million, $12.5 million and $7.3 million, respectively, and diluted loss per share by $0.04, $0.04, $0.35 and $0.20, respectively.